Exhibit 10.10

EXECUTION

FOURTEENTH AMENDMENT TO CREDIT AGREEMENT

This FOURTEENTH AMENDMENT TO CREDIT AGREEMENT dated as of October 27, 2021 (this “Fourteenth Amendment”) by and among (i) Rue Gilt Groupe, Inc. (formerly known as RueLaLa, Inc.), a Delaware corporation (the “Lead Borrower”), (ii) the Borrowers party hereto, (iii) the Guarantors party hereto, (iv) the Lenders party hereto and (v) Wells Fargo Bank, National Association, as Administrative Agent and Collateral Agent (in such capacities, the “Agent”).

W I T N E S S E T H:

WHEREAS, the Borrowers, the Guarantors, the Agent and the Lenders are party to that certain Credit Agreement dated as of June 24, 2013 (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Credit Agreement”), pursuant to which the Lenders agreed, subject to the terms and conditions contained therein, to extend credit to the Borrowers;

WHEREAS, the Loan Parties have informed the Agent and the Lenders that certain of the Loan Parties intend to enter into the (A) AliPay Contract, which is solely comprised of the (i) AliPay Services Agreement attached hereto as Annex II-A and (ii) AliPay Terms and Conditions attached hereto as Annex II-B and (B) Stripe Contract, which is solely comprised of the (i) Stripe Services Agreement attached hereto as Annex III-A, (ii) Stripe Commercial Card Program Agreement attached hereto as Annex III-B and (iii) Stripe Spend Card Program Agreement attached hereto as Annex III-C;

WHEREAS, the Loan Parties have requested that the Agent and the Lenders effect certain amendments to the Credit Agreement in connection with the AliPay Contract and the Stripe Contract, as more specifically set forth herein, and the Lenders and the Agent are willing to effect such amendments to the Credit Agreement on the terms and conditions as set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties signatory hereto agree as follows:

1.	Defined Terms. Except as otherwise defined in this Fourteenth Amendment, terms defined in the Credit Agreement (as amended hereby) are used herein as defined therein.

2.

Representations and Warranties. Each Loan Party hereby represents and warrants that (a) the information included in each Beneficial Ownership Certification executed and delivered to the Agent and Lenders for each Loan Party on or before the date hereof, as updated from time to time in accordance with the Credit Agreement, is accurate, complete, and correct in all material respects as of the date hereof and as of the date any such update is delivered, and the Loan Parties acknowledge and agree that each Beneficial Ownership Certification is a Loan Document; (b) no Default or Event of Default has occurred and is continuing; and (c) after giving effect to this Fourteenth Amendment, all representations and warranties contained in the Credit Agreement and each other Loan Document are true and correct in all material respects on and as of the date hereof, except (i) to the extent that such representations and warranties refer to an earlier date, in which case they shall be true and correct as of such earlier date, and (ii) in the case of any representation and warranty qualified by materiality, in which case they shall be true and correct in all respects.

3.

Amendments to Credit Agreement. Subject to the satisfaction of the conditions precedent specified in Section 4 below, the Credit Agreement is hereby amended in its entirety to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the changed pages to the conformed Credit Agreement attached as Annex I hereto.

4.	Conditions to Effectiveness. This Fourteenth Amendment shall not be effective until each of the following conditions precedent have been fulfilled to the satisfaction of the Agent:

(a)	this Fourteenth Amendment shall be duly executed by all parties hereto and delivered to the Agent in form and substance satisfactory to the Agent, and shall be in full force and effect;

(b)	after giving effect to this Fourteenth Amendment, no Default or Event of Default shall have occurred and be continuing;

(c)

all orders, permissions, consents, approvals, licenses, authorizations and validations of, and filings, recordings and registrations with, and exemptions by, any Governmental Authority, or any other Person required to authorize or otherwise required in connection with the execution, delivery and performance by each Loan Party of this Fourteenth Amendment and the transactions contemplated herein, shall have been obtained and shall be in full force and effect; and

(d)	the Loan Parties shall have paid in full all invoiced Credit Party Expenses.

5.

Post-Closing. Within 21 days (or such longer period agreed to in writing by the Agent in its sole discretion) after the Fourteenth Amendment Effective Date, the Agent shall have received satisfactory evidence of the opening of the Stripe Blocked Account and simultaneously with the opening of such account, a Blocked Account Agreement with respect to the Stripe Blocked Account shall be duly executed by all parties thereto and delivered to the Agent, and shall be in full force and effect. Notwithstanding anything to the contrary contained in the Loan Documents, the Loan Parties acknowledge and agree that the failure to comply with the foregoing shall constitute an Event of Default under Section 8.01(b) of the Credit Agreement.

6.

Effect on Loan Documents. The Credit Agreement and the other Loan Documents, after giving effect to the Fourteenth Amendment, shall be and remain in full force and effect in accordance with their terms and hereby are ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Fourteenth Amendment shall not operate as a waiver of any right, power, or remedy of the Agent or any other Credit Party under the Credit Agreement or any other Loan Document, as in effect prior to the date hereof. Each Loan Party hereby ratifies and confirms in all respects all of its obligations under the Loan Documents to which it is a party and each Loan Party hereby ratifies and confirms in all respects any prior grant of a security interest under the Loan Documents to which it is party.

7.

No Novation; Entire Agreement. This Fourteenth Amendment evidences solely the amendment of certain specified terms and obligations of the Loan Parties under the Credit Agreement and is not a novation or discharge of any of the other obligations of the Loan Parties under the Credit Agreement. There are no other understandings, express or implied, among the Loan Parties, the Agent and the Lenders regarding the subject matter hereof or thereof.

2

8.

Choice of Law. The validity of this Fourteenth Amendment, its construction, interpretation and enforcement, and the rights of the parties hereunder, shall be determined under, governed by, and construed in accordance with the laws of The Commonwealth of Massachusetts without giving effect to the conflicts of laws principles thereof.

9.

Counterparts; Facsimile Execution. This Fourteenth Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Fourteenth Amendment by facsimile (or other electronic transmission) shall be as effective as delivery of a manually executed counterpart of this Fourteenth Amendment. Any party delivering an executed counterpart of this Fourteenth Amendment by facsimile (or other electronic transmission) also shall deliver a manually executed counterpart of this Fourteenth Amendment but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Fourteenth Amendment.

10.

Construction. This Fourteenth Amendment is a Loan Document. This Fourteenth Amendment and the Credit Agreement shall be construed collectively and in the event that any term, provision or condition of any of such documents is inconsistent with or contradictory to any term, provision or condition of any other such document, the terms, provisions and conditions of this Fourteenth Amendment shall supersede and control the terms, provisions and conditions of the Credit Agreement.

11.	Miscellaneous. The terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

[Signature Pages Follow]

3

IN WITNESS WHEREOF, this Fourteenth Amendment has been duly executed and delivered by each of the parties hereto as a sealed instrument as of the date first above written.

BORROWERS:

RUE GILT GROUPE, INC. , formerly known as RueLaLa, Inc.

By:	/s/ Mark Weinberg
Name:	Mark Weinberg
Title:	Chief Financial Officer and Treasurer

RGG SERVICES, INC. , formerly known as SmartBargains, Inc.

By:	/s/ Mark Weinberg
Name:	Mark Weinberg
Title:	Chief Financial Officer and Treasurer

RETAIL CONVERGENCE.COM, LP
By: SB.com, Inc., its general partner

By:	/s/ Mark Weinberg
Name:	Mark Weinberg
Title:	Chief Financial Officer and Treasurer

GILT GROUPE, LP
By: SB.com, Inc., its general partner

By:	/s/ Mark Weinberg
Name:	Mark Weinberg
Title:	Chief Financial Officer and Treasurer

SHOP PO, LLC

By:	/s/ Mark Weinberg
Name: Mark Weinberg
Title: Chief Financial Officer and Treasurer

[Signature Page to Fourteenth Amendment]

GUARANTORS:

SB.COM, INC.

By:	/s/ Mark Weinberg
Name:	Mark Weinberg
Title:	Chief Financial Officer and Treasurer

SMARTBARGAINS SECURITY CORPORATION

By:	/s/ Mark Weinberg
Name:	Mark Weinberg
Title:	Chief Financial Officer and Treasurer

RUE GILT GROUPE CANADA, ULC

By:	/s/ Mark Weinberg
Name:	Mark Weinberg
Title:	Chief Financial Officer and Treasurer

[Signature Page to Fourteenth Amendment]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Collateral Agent

By:	/s/ Chanda Ruff
Name:	Chanda Ruff
Title:	Assistant Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Chanda Ruff
Name:	Chanda Ruff
Title:	Assistant Vice President

[Signature Page to Fourteenth Amendment]

ANNEX I

Conformed Copy of Credit Agreement

See attached.

CONFORMED THROUGH FOURTEENTH AMENDMENT

CREDIT AGREEMENT

Dated as of June 24, 2013

among

RUE GILT GROUPE, INC.

(f/k/a RUELALA, INC.),

as the Lead Borrower

For

The Borrowers Named Herein

The Guarantors Named Herein

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Administrative Agent, Collateral Agent, Swing Line Lender,

and

The Other Lenders Party Hereto

WELLS FARGO CAPITAL FINANCE, LLC,

as

Sole Arranger and Sole Bookrunner

i

v

SCHEDULES

1.01	Borrowers
1.02	Guarantors
2.01	Commitments and Applicable Percentages
5.01	Loan Parties Organizational Information
5.08(b)(1)	Owned Real Estate
5.08(b)(2)	Leased Real Estate
5.09	Environmental Matters
5.10	Insurance
5.13	Subsidiaries; Other Equity Investments; Equity Interests in the Borrower
5.17	Intellectual Property Matters
5.18	Collective Bargaining Agreements
5.21(a)	DDAs
5.21(b)	Credit Card Arrangements
5.24	Material Contracts
6.02	Financial and Collateral Reporting
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
7.09	Affiliate Transactions
10.02	Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	LIBO Rate Loan Notice
B	Swing Line Loan Notice
C-1	Tranche A Note
C-2	Tranche A-1 Note
C-3	Swing Line Note
D	Compliance Certificate
E	Assignment and Assumption
F	Borrowing Base Certificate
G	Credit Card Notification
H	DDA Notification

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of June 24, 2013, among

RUE GILT GROUPE, INC. (f/k/a RUELALA, INC.), a Delaware corporation (the “Lead Borrower”),

the Persons named on Schedule 1.01 hereto (collectively, with the Lead Borrower, the “Borrowers”),

the Persons named on Schedule 1.02 hereto (collectively, the “Guarantors”),

each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Collateral Agent, and Swing Line Lender.

The Borrowers have requested that the Lenders provide a revolving credit facility, and the Lenders have indicated their willingness to lend and the L/C Issuer has indicated its willingness to issue Letters of Credit, in each case on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Document of Title” means, with respect to any Inventory, a tangible, negotiable bill of lading or other Document (as defined in the UCC) that (a) is issued by a common carrier which is not an Affiliate of the Approved Foreign Vendor or any Loan Party which is in actual possession of such Inventory, (b) is issued to the order of a Loan Party or, if so requested by the Agent, to the order of the Agent, (c) names the Agent as a notify party and bears a conspicuous notation on its face of the Agent’s security interest therein, (d) is not subject to any Lien (other than in favor of the Agent), and (e) is on terms otherwise reasonably acceptable to the Agent.

“Accommodation Payment” as defined in Section 10.22(d).

“Account” means “accounts” as defined in the UCC or the PPSA, as applicable, and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a policy of insurance issued or to be issued, (d) for a secondary obligation incurred or to be incurred, (e) for energy provided or to be provided, (f) for the use or hire of a vessel under a charter or other contract, (g) arising out of the use of a credit or charge card or information contained on or for use with the card, or (h) as winnings in a lottery or other game of chance operated or sponsored by a state, governmental unit of a state or another Governmental Authority, or person licensed or authorized to operate the game by a state or governmental unit of a state or another Governmental Authority. The term “Account” includes health-care-insurance receivables.

“Account Party” has the meaning specified therefor in Section 2.03(i) of this Agreement.

“ACH” means automated clearing house transfers.

“Acquisition” means, with respect to any Person (a) an investment in, or a purchase of, a Controlling interest in the Equity Interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of, another Person or of any business unit of another Person, (c) any merger, amalgamation or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a Controlling interest in the Equity Interests, of any Person, or (d) any acquisition of any Store locations of any Person, in each case in any transaction or group of transactions which are part of a common plan.

“Act” shall have the meaning provided in Section 10.17.

“Additional Commitment Lender” has the meaning specified in Section 2.15(v)(a).

“Adidas” shall mean, collectively, Adidas America, Inc. and Reebok International Ltd.

“Adidas Agreement” shall mean those certain General Terms and Conditions of Sale, by and between Adidas and the Lead Borrower, in the form provided to the Agent prior to, and as in effect on, the Seventh Amendment Effective Date.

“Adidas Lien” shall mean that certain Lien in favor of Adidas on inventory and equipment that the Lead Borrower has purchased from Adidas and certain identifiable proceeds thereof, pursuant to the “Security Agreement” section of the Adidas Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution, or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, (i) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, (ii) any director, officer, managing member, partner, trustee, or beneficiary of that Person, (iii) any other Person directly or indirectly holding 10% or more of any class of the Equity Interests of that Person, and (iv) any other Person 10% or more of any class of whose Equity Interests is held directly or indirectly by that Person.

“Agent” means Wells Fargo in its capacity as Administrative Agent and Collateral Agent under any of the Loan Documents, or any successor thereto.

“Agent Parties” shall have the meaning specified in Section 10.02(c).

“Agent’s Office” means the Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Agent may from time to time notify the Lead Borrower and the Lenders.

“Aggregate Commitments” means the sum of the Aggregate Tranche A Commitments and the Aggregate Tranche A-1 Commitments.

“Aggregate Tranche A Commitments” means the Tranche A Commitments of all the Tranche A Lenders. As of the Tenth Amendment Effective Date, the Aggregate Tranche A Commitments are $60,500,000.1

“Aggregate Tranche A-1 Commitments” means the Tranche A-1 Commitments of all the Tranche A-1 Lenders. As of the Eighth Amendment Effective Date, the Aggregate Tranche A-1 Commitments are $4,500,000 which “Aggregate Tranche A-1 Commitments” may be increased to $7,000,000, in the aggregate, during the Seasonal Increase Period, if any, and which will decrease in the aggregate amount of $4,500,000 on the day after the last day of the Seasonal Increase Period.

“Agreement” means this Credit Agreement.

“AliPay” means AliPay US, Inc.

“AliPay Contract” means, collectively, (i) the AliPay Services Agreement and (ii) the AliPay Terms and Conditions.

“AliPay Merchant Account” has the meaning specified in the AliPay Terms and Conditions.

“AliPay Services Agreement” means the AliPay Services Agreement, by and between AliPay and Shop PO, LLC, in the form provided to the Agent prior to, and as in effect on, the Fourteenth Amendment Effective Date, a copy of which is attached as Annex II-A to the Fourteenth Amendment.

“AliPay Terms and Conditions” means the AliPay Merchant Services Terms and Conditions, by and between AliPay and Shop PO, LLC, in the form provided to the Agent prior to, and as in effect on, the Fourteenth Amendment Effective Date, a copy of which is attached as Annex II-B to the Fourteenth Amendment.

“Allocable Amount” has the meaning specified in Section 10.22(d).

“Announcements” has the meaning specified in Section 3.03.

“Anti-Corruption Laws” means the FCPA, the Corruption of Foreign Public Officials Act (Canada), as amended, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery, money laundering or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.

“Anti-Money Laundering Laws” means the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto, including, without limitation, the Canadian Anti-Money Laundering & Anti-Terrorism Legislation.

“Applicable Lenders” means the Required Lenders, all affected Lenders, or all Lenders, as the context may require.

[1]	Effective on Simon Group Closing Date.

“Applicable Margin” means the applicable percentage based on the following grid:

	LIBOR Margin	Base Rate Margin	Commercial Letter of Credit Fee	Standby Letter of Credit Fee
Tranche A Loans	2.00%	1.00%	1.50%	2.00%
Tranche A-1 Loans	4.50%	3.50%	N/A	N/A

“Applicable Percentage” means, in each case as the context requires, (a) with respect to each Credit Extension under the Tranche A Commitments, the Tranche A Applicable Percentage, (b) with respect to each Credit Extension under the Tranche A-1 Commitments, the Tranche A-1 Applicable Percentage, and (c) with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, in each case as the context provides. If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Appraisal Percentage” means 87.5%.

“Appraised Value” means with respect to Eligible Inventory, the appraised orderly liquidation value, net of costs and expenses to be incurred in connection with any such liquidation, which value is expressed as a percentage of Cost of Eligible Inventory as set forth in the inventory stock ledger of the Lead Borrower, which value shall be determined from time to time by the most recent appraisal undertaken by an independent appraiser engaged by the Agent.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, (c) an entity or an Affiliate of an entity that administers or manages a Lender or (d) the same investment advisor or an advisor under common control with such Lender, Affiliate or advisor, as applicable.

“Approved Foreign Vendor” means a Foreign Vendor which (a) is located in any country acceptable to the Agent in its discretion, (b) has received timely payment or performance of all obligations owed to it by the Loan Parties and (c) has not asserted and has no right to assert any reclamation, repossession, diversion, stoppage in transit, Lien or title retention rights in respect of such Inventory.

“Arranger” means Wells Fargo Capital Finance, LLC, in its capacity as sole lead arranger and sole book manager.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Agent, in substantially the form of Exhibit E or any other form approved by the Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease, agreement or instrument were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Lead Borrower and its Subsidiaries for the Fiscal Year ended December 29, 2012, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year of the Lead Borrower and its Subsidiaries, including the notes thereto.

“Available Tenor” has the meaning set forth in Section 1.08(g).

“Availability” means, as of any date of determination thereof by the Agent, the result, if a positive number, of:

(a)	the Tranche A Loan Cap

Minus

(b)	the Total Tranche A Outstandings.

In calculating Availability at any time and for any purpose under this Agreement, the Lead Borrower shall certify to the Agent that all accounts payable and Taxes are being paid on a timely basis.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Availability Reserves” means, without duplication of any other Reserves or items to the extent such items are otherwise addressed or excluded through eligibility criteria, such reserves as the Agent from time to time determines in its Permitted Discretion as being appropriate (a) to reflect the impediments to the Agent’s ability to realize upon the Collateral, (b) to reflect claims and liabilities that the Agent determines will need to be satisfied in connection with the realization upon the Collateral, (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, or the assets, business, financial performance or financial condition of any Loan Party, or (d) to reflect that a Default or an Event of Default then exists. Without limiting the generality of the foregoing, Availability Reserves may include, in the Agent’s discretion, (but are not limited to) reserves based on: (i) rent; (ii) customs duties, and other costs to release Inventory which is being imported into the United States; (iii) outstanding Taxes and other governmental charges, including, without limitation, ad valorem, real estate, personal property, sales, claims of the PBGC and other Taxes which may have priority over the interests of the Agent in the Collateral; (iv) salaries, wages and benefits due to employees of any Borrower, (v) Customer Credit Liabilities, (vi) Customer Deposits, (vii) reserves for reasonably anticipated changes in the Appraised Value of Eligible Inventory between appraisals, (viii) warehousemen’s or bailee’s charges and other Permitted Encumbrances which may have priority over the interests of the Agent in the Collateral, (ix) amounts due to vendors on account of consigned goods, (x) Cash Management Reserves, (xi) Bank Products Reserves, (xii) royalties payable in respect of licensed merchandise, and (xiii) returns reserves.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Products” means any services or facilities provided to any Loan Party by the Agent or any of its Affiliates (but excluding Cash Management Services) including, without limitation, on account of (a) Swap Contracts, (b) merchant services constituting a line of credit, (c) leasing, (d) Factored Receivables, and (e) supply chain finance services including, without limitation, trade payable services and supplier accounts receivable purchases.

“Bank Product Reserves” means such reserves as the Agent from time to time determines in its discretion as being appropriate to reflect the liabilities and obligations of the Loan Parties with respect to Bank Products then provided or outstanding.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%), (b) the LIBO Rate plus one percent (1.00%), or (c) the rate of interest announced from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate (and, if any such announced rate is below 0.50%, then the rate determined pursuant to this clause (c) shall be deemed to be 0.50%). Any change in such rate announced by Wells Fargo shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Benchmark” has the meaning set forth in Section 1.08(g).

“Benchmark Replacement” has the meaning set forth in Section 1.08(g).

“Benchmark Replacement Adjustment” has the meaning set forth in Section 1.08(g).

“Benchmark Replacement Conforming Changes” has the meaning set forth in Section 1.08(g).

“Benchmark Replacement Date” has the meaning set forth in Section 1.08(g).

“Benchmark Transition Event” has the meaning set forth in Section 1.08(g).

“Benchmark Unavailability Period” has the meaning set forth in Section 1.08(g).

“Beneficial Owner” means, with respect to any U.S. Federal withholding Tax, the beneficial owner, for U.S. Federal income tax purposes, to whom such Tax relates.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Blocked Account” has the meaning provided in Section 6.13(a)(ii).

“Blocked Account Agreement” means with respect to an account established by a Loan Party, an agreement, in form and substance satisfactory to the Agent, establishing control (as defined in the UCC or the PPSA, as applicable) of such account by the Agent and/or as regards a Canadian Guarantor, better evidencing the Agent’s Lien on such account, and whereby the bank maintaining such account agrees, upon the occurrence and during the continuance of a Cash Dominion Event, to comply only with the instructions originated by the Agent without the further consent of any Loan Party.2

“Blocked Account Bank” means each bank with whom deposit accounts are maintained in which any funds of any of the Loan Parties from one or more DDAs are concentrated and with whom a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowers” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

“Borrowing Base” means the Tranche A Borrowing Base plus the Tranche A-1 Borrowing Base.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit F hereto (with such changes therein as may be required by the Agent to reflect the components of and reserves against the Borrowing Base as provided for hereunder from time to time), executed and certified as accurate and complete by a Responsible Officer of the Lead Borrower which shall include appropriate exhibits, schedules, supporting documentation, and additional reports as reasonably requested by the Agent.

“Business” means (i) the offering, retail sale, and marketing of, goods (typically of better name brands), experiences (including travel) and, so long as substantially consistent with practices in effect on the Closing Date, vouchers or services, in each case, usually at a discount, and (ii) from and after the Fifth Amendment Effective Date, shall also include the wholesale distribution of retail goods, via drop-ship method, to certain e-commerce sites and/or their customers.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Agent’s Office is located and, if such day relates to any LIBO Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

[2]	Effective on Simon Group Closing Date.

“Canadian Anti-Money Laundering & Anti-Terrorism Legislation” means the Criminal Code, R.S.C. 1985, c. C-46, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act, S.C. 2000, c. 17 and the United Nations Act, R.S.C. 1985, c.U-2 or any similar Canadian legislation, together with all rules, regulations and interpretations thereunder or related thereto including, without limitation, the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism and the United Nations Al-Qaida and Taliban Regulations promulgated under the United Nations Act.

“Canadian Defined Benefit Plan” means any Canadian Pension Plan which contains a “defined benefit provision” as defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Canadian Dollars” means lawful money of Canada.

“Canadian Guarantor” means Rue Canada and each other Guarantor organized under the laws of Canada, or any province or territory thereof.

“Canadian Pension Plan” means each “registered pension plan” (as such term is defined in the Income Tax Act (Canada)) and any pension plan that is subject to federal or provincial pension standards legislation in Canada that is established, maintained or contributed to by any Loan Party for its Canadian employees or former employees, but shall not include the Canada Pension Plan (CPP) as maintained by the Government of Canada or the Quebec Pension Plan (QPP) as maintained by the government of Quebec.

“Canadian Pension Termination Event” means (a) the voluntary full or partial wind up of a Canadian Defined Benefit Plan by any Loan Party or any Affiliate thereof or initiation of any action or filing to do so; (b) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer any Canadian Defined Benefit Plan; or (c) any other event or condition which would reasonably be expected to result in the termination of, winding up or partial termination of, or the appointment of trustee to administer, any Canadian Defined Benefit Plan.

“Canadian Security Agreement” means, collectively, (a) a security agreement stated to be governed by the laws of British Columbia, dated as of the Ninth Amendment Effective Date, and (b) a deed of hypothec stated to be governed by the laws of Quebec, dated as of on or about the Ninth Amendment Effective Date, in each case executed and delivered by Rue Canada to Agent.

“Capital Expenditures” means, with respect to any Person for any period, (a) all expenditures made (whether made in the form of cash or other property) or costs incurred for the acquisition or improvement of fixed or capital assets of such Person (excluding normal replacements and maintenance which are properly charged to current operations), in each case that are (or should be) set forth as capital expenditures in a Consolidated statement of cash flows of such Person for such period, in each case prepared in accordance with GAAP, and (b) Capital Lease Obligations incurred by a Person during such period.

“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as liabilities on a balance sheet of such Person under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral Account” means a non-interest bearing account established by one or more of the Loan Parties with Wells Fargo, and in the name of, the Agent (or as the Agent shall otherwise direct) and under the sole and exclusive dominion and control of the Agent, in which deposits are required to be made in accordance with Section 2.03(k) or 8.02(c).

“Cash Collateralize” has the meaning specified in Section 2.03(k). Derivatives of such term have corresponding meanings.

“Cash Dominion Event” means either (i) the occurrence and continuance of any Default or Event of Default, or (ii) the failure of the Borrowers to maintain Availability of at least the greater of (a) $10,000,000 or (b) twenty (20%) of the Tranche A Loan Cap, in each case, for five (5) consecutive Business Days. For purposes of this Agreement, the occurrence of a Cash Dominion Event shall be deemed continuing at the Agent’s option (i) so long as such Default or Event of Default has not been waived, or with respect to a Default, cured during the applicable grace period, and/or (ii) if the Cash Dominion Event arises as a result of the Borrowers’ failure to achieve Availability as required hereunder, until Availability has exceeded the greater of (x) $10,000,000 or twenty (20%) of the Tranche A Loan Cap for thirty (30) consecutive calendar days, in which case a Cash Dominion Event shall no longer be deemed to be continuing for purposes of this Agreement; provided that a Cash Dominion Event shall be deemed continuing (even if a Default or Event of Default is no longer continuing and/or Availability exceeds the required amount for thirty (30) consecutive calendar days) at all times after a Cash Dominion Event has occurred and been discontinued on two (2) occasions in any Fiscal Year or on five (5) occasions at any time after the Tenth Amendment Effective Date. The termination of a Cash Dominion Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Cash Dominion Event in the event that the conditions set forth in this definition again arise.3

“Cash Management Reserves ” means such reserves as the Agent, from time to time, determines in its discretion as being appropriate to reflect the reasonably anticipated liabilities and obligations of the Loan Parties with respect to Cash Management Services then provided or outstanding.

“Cash Management Services” means any cash management services or facilities provided to any Loan Party by the Agent or any of its Affiliates, including, without limitation: (a) ACH transactions, (b) controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, (c) credit or debit cards, (d) credit card processing services, and (e) purchase cards.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the United States Environmental Protection Agency.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, however, for the purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States, Canada or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

[3]	Effective on Simon Group Closing Date.

“Change of Control” means an event or series of events by which:

(a) at any time prior to the creation of a Public Market, (i) at all times prior to the Simon Group Closing Date, any Person or Persons other than Kynetic, LLC or its Subsidiaries shall own and control legally and beneficially, either directly or indirectly, equity securities in the Lead Borrower representing fifty percent (50%) or more of the combined voting power of all of Equity Interests entitled to vote for members of the board of directors or equivalent governing body of Lead Borrower on a fully-diluted basis and (ii) on the Simon Group Closing Date and at all times thereafter, (y) any Person or Persons other than Kynetic, LLC or its Subsidiaries and Simon Property Group, Inc. or its Subsidiaries shall own and control legally and beneficially, either directly or indirectly, equity securities in the Lead Borrower representing fifty percent (50%) or more of the combined voting power of all of Equity Interests entitled to vote for members of the board of directors or equivalent governing body of Lead Borrower on a fully-diluted basis or (z) both of the following occur: (A) either Kynetic, LLC and its Subsidiaries or Simon Property Group, Inc. and its Subsidiaries shall own and control legally and beneficially, either directly or indirectly, equity interests in the Lead Borrower representing less than twenty five percent (25%) of the combined voting power of all of Equity Interests entitled to vote for members of the board of directors or equivalent governing body of Lead Borrower on a fully-diluted basis and (B) as to the applicable party that has not triggered clause (A) above, whether it be Kynetic, LLC and its Subsidiaries or Simon Property Group, Inc. and its Subsidiaries, (i) such applicable party shall own and control legally and beneficially, either directly or indirectly, equity interests in the Lead Borrower representing less than thirty percent (30%) of the combined voting power of all of Equity Interests entitled to vote for members of the board of directors or equivalent governing body of Lead Borrower on a fully-diluted basis or (ii) is not collectively with its Subsidiaries the largest holder, either directly or indirectly, of all of Equity Interests entitled to vote for members of the board of directors or equivalent governing body of Lead Borrower on a fully-diluted basis;

(b) at any time after the creation of a Public Market, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than Kynetic, LLC or its Subsidiaries becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of thirty-five percent (35%) or more of the Equity Interests of the Lead Borrower entitled to vote for members of the board of directors or equivalent governing body of the Lead Borrower on a fully-diluted basis (and taking into account all such Equity Interests that such “person” or “group” has the right to acquire pursuant to any option right); or

(c) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Lead Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(d) (i) at all times prior to the Simon Closing Date, any Person or two or more Persons acting in concert other than Kynetic, LLC or its Subsidiaries shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Lead Borrower, or control over the Equity Interests of the Lead Borrower entitled to vote for members of the board of directors or equivalent governing body of the Lead Borrower on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing thirty-five percent (35%) or more of the combined voting power of such securities and (ii) on the Simon Group Closing Date and at all times thereafter, any Person or two or more Persons acting in concert other than Kynetic, LLC or its Subsidiaries or Simon Property Group, Inc. or its Subsidiaries shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Lead Borrower, or control over the Equity Interests of the Lead Borrower entitled to vote for members of the board of directors or equivalent governing body of the Lead Borrower on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing thirty-five percent (35%) or more of the combined voting power of such securities; or

(e) any “change in control” or “sale” or “disposition” or similar event as defined in any Organizational Document of any Loan Party; or

(f) the Lead Borrower fails at any time to own, directly or indirectly, 100% of the Equity Interests of each other Loan Party free and clear of all Liens (other than the Liens in favor of the Agent), except where such failure is as a result of a transaction permitted by the Loan Documents.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as amended and in effect.

“Collateral” means any and all “Collateral” as defined in any applicable Security Document and all other property that is or is intended under the terms of the Security Documents to be subject to Liens in favor of the Agent.

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Agent executed by (a) a bailee or other Person in possession of Collateral, and (b) any landlord of Real Estate leased by any Loan Party, pursuant to which such Person (i) acknowledges the Agent’s Lien on the Collateral, (ii) releases such Person’s Liens on the Collateral held by such Person or located on such Real Estate, (iii) provides the Agent with access to the Collateral held by such bailee or other Person or located in or on such Real Estate, (iv) as to any landlord, provides the Agent with a reasonable time to sell and dispose of the Collateral from such Real Estate, and (v) makes such other agreements with the Agent as the Agent may reasonably require.

“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by a Loan Party in the ordinary course of business of such Loan Party.

“Commercial Letter of Credit Agreement” means the Commercial Letter of Credit Agreement relating to the issuance of a Commercial Letter of Credit in the form from time to time in use by the L/C Issuer.

“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrowers pursuant to Section 2.01, (b) with respect to Tranche A Lenders, purchase participations in L/C Obligations, and (c) with respect to Tranche A Lenders, purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Commitment Increases” has the meaning specified in Section 1.01(v)(a).

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of LIBO Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Committed Loan” means, individually, a Tranche A Loan or a Tranche A-1 Loan, and collectively, all Tranche A Loans and all Tranche A-1 Loans.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Concentration Account” has the meaning provided in Section 6.13(c).

“Corresponding Tenor” has the meaning set forth in Section 1.08(g).

“Consent” means actual consent given by a Lender from whom such consent is sought; or the passage of seven (7) Business Days from receipt of written notice to a Lender from the Agent of a proposed course of action to be followed by the Agent without such Lender’s giving the Agent written notice of that Lender’s objection to such course of action.

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Contractual Obligation” means, as to any Person, any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Coppersmith” means Coppersmith, LP, a Delaware limited partnership. Upon the consummation of the Gilt Acquisition, Coppersmith changed its legal name to Gilt Groupe, LP.

“Cost” means the lower of cost or market value of Inventory, based upon the Borrowers’ accounting practices, known to the Agent, which practices are in effect on the Closing Date as such calculated cost is determined from invoices received by the Borrowers, the Borrowers’ purchase journals or the Borrowers’ stock ledger. “Cost” does not include inventory capitalization costs or other non purchase price charges (such as freight) used in the Borrowers’ calculation of cost of goods sold.

“Credit Card Advance Rate” means 90.0%.

“Credit Card Issuer” shall mean any person (other than a Borrower or other Loan Party) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc., PayPal, and Novus Services, Inc. and other issuers approved by the Agent.

“Credit Card Processor” shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Borrower’s or Canadian Guarantor’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Credit Card Notifications” has the meaning provided in Section 6.13(a)(i).

“Credit Card Receivables” means each “Account” or “payment intangible” (as defined in the UCC) together with all income, payments and proceeds thereof, owed by a Credit Card Issuer or Credit Card Processor to a Loan Party resulting from charges by a customer of a Loan Party on credit or debit cards issued by such issuer in connection with the sale of goods by a Loan Party, or services performed by a Loan Party, in each case in the ordinary course of its business.

“Credit Extensions” mean each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Party” or “Credit Parties” means (a) individually, (i) each Lender and its Affiliates, (ii) the Agent, (iii) each L/C Issuer, (iv) the Arranger, (v) each beneficiary of each indemnification obligation undertaken by any Loan Party under any Loan Document, (vi) any other Person to whom Obligations under this Agreement and other Loan Documents are owing, and (vii) the successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.

“Credit Party Expenses” means, without limitation, (a) all reasonable out-of-pocket expenses incurred by the Agent and its Affiliates in connection with this Agreement and the other Loan Documents, including without limitation (i) the reasonable fees, charges and disbursements (A) of counsel for the Agent, (B) of outside consultants and advisors for the Agent, (C) of appraisers or third party valuation services , (D) of commercial finance examinations, (E) imposed or incurred in connection with any background checks or OFAC/PEP searches related to any Loan Party or its Subsidiaries, (F) with respect to photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, real estate surveys, real estate title policies and endorsements, and environmental audits and (F) all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations, (ii) in connection with (A) the syndication of the credit facilities provided for herein (including reasonable costs and expenses relative to the rating of any Loan, CUSIP, DXSyndicate™, SyndTrak or other communication costs incurred in connection with a syndication of the credit facilities), (B) the preparation, negotiation, administration (including travel, meals, and lodging), management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (C) the enforcement or protection of their rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral, including, without limitation , in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, or (D) third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent’s Liens in and to the Collateral, or the Credit Parties’ relationship with any Loan Party or any of its Subsidiaries, or (E) any workout, restructuring, proceeding under any Debtor Relief Laws or negotiations in respect of any Obligations or (F) defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or (G) in taking any enforcement action or any Remedial Action with respect to the Collateral, and (iii) all customary fees and charges (as adjusted from time to time) (A) of the Agents with respect to the disbursement of funds (or the receipt of funds) to or for the account of Borrowers (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, and (B) imposed or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party and (b) costs or expenses (including taxes and insurance premiums) required to be paid by any Loan Party or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by any Credit Party and (c) with respect to the L/C Issuer, and its Affiliates, all reasonable out-of-pocket expenses incurred in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; and (d) all reasonable out-of-pocket expenses incurred by the Credit Parties who are not the Agent, the L/C Issuer or any Affiliate of any of them, after the occurrence and during the continuance of an Event of Default, provided that such Credit Parties shall be entitled to reimbursement for no more than one counsel representing all such Credit Parties (absent a conflict of interest in which case the Credit Parties may engage and be reimbursed for additional counsel).

“Customer Credit Liabilities” means at any time, the aggregate remaining value at such time of (a) outstanding gift certificates and gift cards of the Borrowers entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory, (b) outstanding merchandise, referral, and service appeasement credits of the Borrowers, and (c) liabilities in connection with frequent shopping programs of the Borrowers, but excluding current marketing credits that satisfy the following criteria: (i) expire within thirty (30) days from the date of issuance, (ii) are cancellable by the Lead Borrower at any time for any reason, and (iii) are issued without any exchange of money or value.

“Customer Deposits” means at any time, the aggregate amount at such time of (a) deposits made by customers with respect to the purchase of goods or the performance of services and (b) layaway obligations of the Borrowers.

“Customs Broker/Carrier Agreement” means an agreement in form and substance satisfactory to the Agent among a Borrower, a customs broker, freight forwarder, consolidator or carrier, and the Agent, in which the customs broker, freight forwarder, consolidator or carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory for the benefit of the Agent and agrees, upon notice from the Agent, to hold and dispose of the subject Inventory solely as directed by the Agent.

“DDA” means each checking, savings or other demand deposit account maintained by any of the Loan Parties. All funds in each DDA shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in any DDA.

“DDA Notification” has the meaning provided therefor in Section 6.13(a)(iii).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, arrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin, if any, applicable to Base Rate Loans, plus (iii) 2% per annum; provided, however, that with respect to a LIBO Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin for Standby Letters of Credit or Commercial Letters of Credit, as applicable, plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any amounts required to be funded by it under this Agreement within two (2) Business Days of the date that it is required to do so under this Agreement (including the failure to make available to the Agent amounts required pursuant to a Settlement or to make a required payment in connection with a Letter of Credit Disbursement), (b) notified the Borrowers, the Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under this Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under the Agreement or under other agreements generally (as reasonably determined by the Agent) under which it has committed to extend credit, (d) failed, within two (2) Business Days after written request by the Agent, to confirm that it will comply with the terms of the Agreement relating to its obligations to fund any amounts required to be funded by it under the Agreement, (e) otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it under the Agreement within two (2) Business Days of the date that it is required to do so under the Agreement, or (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent, (ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (iii) becomes the subject of a Bail-In Action.

“Defaulting Lender Rate” means (a) for the first three (3) days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Committed Loans that are Base Rate Loans (inclusive of the Applicable Margin applicable thereto).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (whether in one transaction or in a series of transactions, and including any sale and leaseback transaction and any sale, transfer, license or other disposition) of any property (including, without limitation, any Equity Interests) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the date on which the Loans mature; provided, however, that (i) only the portion of such Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock and (ii) with respect to any Equity Interests issued to any employee or to any plan for the benefit of employees of the Lead Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Lead Borrower or one of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, resignation, death or disability and if any class of Equity Interest of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of an Equity Interest that is not Disqualified Stock, such Equity Interests shall not be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Stock solely because the holders thereof have the right to require a Loan Party to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Lead Borrower and its Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends.

“Dollars” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America, any State thereof or the District of Columbia (excluding, for the avoidance of doubt, any Subsidiary organized under the laws of Puerto Rico or any other territory).

“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit.

“Early Opt-in Election” has the meaning set forth in Section 1.08(g).

“Early Termination Fee” has the meaning set forth in the Fee Letter.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eighth Amendment Effective Date” shall mean June 5, 2018.

“Eligible Assignee” means (a) a Lender or any of its Affiliates; (b) a bank, insurance company, or company engaged in the business of making commercial loans, which Person, together with its Affiliates, has a combined capital and surplus in excess of $500,000,000; (c) an Approved Fund; (d) any Person to whom a Credit Party assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Credit Party’s rights in and to a material portion of such Credit Party’s portfolio of asset based credit facilities, and (e) any other Person (other than a natural person) approved by (i) the Agent, the L/C Issuer and the Swing Line Lender, and (ii) unless a Default or Event of Default has occurred and is continuing, the Lead Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include a Loan Party or any of the Loan Parties’ Affiliates or Subsidiaries.

“Eligible Credit Card Receivables” means at the time of any determination thereof, each Credit Card Receivable that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Credit Card Receivable (i) has been earned by performance and represents the bona fide amounts due to a Borrower from a Credit Card Issuer or Credit Card Processor, and in each case originated in the ordinary course of business of such Borrower, and (ii) in each case is acceptable to the Agent in its Permitted Discretion, and is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (j) below. Without limiting the foregoing, to qualify as an Eligible Credit Card Receivable, a Credit Card Receivable shall indicate no Person other than a Borrower as payee or remittance party. In determining the amount to be so included, the face amount of a Credit Card Receivable shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Borrower may be obligated to rebate to a customer, a Credit Card Issuer or Credit Card Processor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Credit Card Receivable but not yet applied by the Loan Parties to reduce the amount of such Credit Card Receivable. Except as otherwise agreed by the Agent, any Credit Card Receivable included within any of the following categories shall not constitute an Eligible Credit Card Receivable:

(a) Credit Card Receivables which do not constitute an “Account” or “payment intangible” (as defined in the UCC);

(b) Credit Card Receivables that have been outstanding for more than five (5) Business Days from the date of sale;

(c) Credit Card Receivables (i) that are not subject to a perfected first priority security interest in favor of the Agent, or (ii) with respect to which a Borrower does not have good, valid and marketable title thereto, free and clear of any Lien (other than (x) Liens granted to the Agent pursuant to the Security Documents and (y) Liens contemplated by clause (u) of the definition of “Permitted Encumbrances”);

(d) Credit Card Receivables which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such claim, counterclaim, offset or chargeback);

(e) Credit Card Receivables as to which the Credit Card Issuer or Credit Card Processor has the right under certain circumstances to require a Loan Party to repurchase the Credit Card Receivable from such Credit Card Issuer or Credit Card Processor;

(f) Credit Card Receivables due from Credit Card Issuer or Credit Card Processor of the applicable credit card which is the subject of any bankruptcy or insolvency proceedings;

(g) Credit Card Receivables which are not a valid, legally enforceable obligation of the applicable Credit Card Issuer or Credit Card Processor with respect thereto;

(h) Credit Card Receivables which do not conform to all representations, warranties or other provisions in the Loan Documents relating to Credit Card Receivables;

(i) Credit Card Receivables which are evidenced by “chattel paper” or an “instrument” of any kind unless such “chattel paper” or “instrument” is in the possession of the Agent, and to the extent necessary or appropriate, endorsed to the Agent; or

(j) Credit Card Receivables which the Agent determines in its Permitted Discretion to be uncertain of collection or which do not meet such other reasonable eligibility criteria for Credit Card Receivables as the Agent may determine.

“Eligible In-Transit Inventory” means, as of any date of determination thereof, without duplication of other Eligible Inventory, In-Transit Inventory:

(a) which has been shipped from a foreign location for receipt by a Borrower, but which has not yet been delivered to such Borrower, which In-Transit Inventory has been in transit for forty-five (45) days or less from the date of shipment of such Inventory;

(b) for which the purchase order is in the name of a Borrower and title and risk of loss has passed to such Borrower;

(c) for which an Acceptable Document of Title has been issued, and in each case as to which the Agent has control (as defined in the UCC) over the documents of title which evidence ownership of the subject Inventory (such as, if requested by the Agent, by the delivery of a Customs Broker/Carrier Agreement);

(d) which is insured to the reasonable satisfaction of the Agent (including, without limitation, marine cargo insurance);

(e) the Foreign Vendor with respect to such In-Transit Inventory is an Approved Foreign Vendor;

(f) for which the purchase price has been paid or is supported by a Commercial Letter of Credit; and

(g) which otherwise would constitute Eligible Inventory;

provided that the Agent may, in its Permitted Discretion, exclude any particular Inventory from the definition of “Eligible In-Transit Inventory” in the event the Agent determines that such Inventory is subject to any Person’s right of reclamation, repudiation, stoppage in transit or any event has occurred or is reasonably anticipated by the Agent to arise which may otherwise adversely impact the ability of the Agent to realize upon such Inventory.

“Eligible Inventory” means, as of the date of determination thereof, without duplication, (i) Eligible In-Transit Inventory, and (ii) items of Inventory of a Borrower that are finished goods, merchantable and readily saleable to the public in the ordinary course of the Borrowers’ business and deemed by the Agent in its Permitted Discretion to be eligible for inclusion in the calculation of the Borrowing Base, in each case that, except as otherwise agreed by the Agent, (A) complies with each of the representations and warranties respecting Inventory made by the Borrowers in the Loan Documents, and (B) is not excluded as ineligible by virtue of one or more of the criteria set forth below. Except as otherwise agreed by the Agent, in its Permitted Discretion, the following items of Inventory shall not be included in Eligible Inventory:

(a) Inventory that is not solely owned by a Borrower or a Borrower does not have good and valid title thereto;

(b) Inventory that is leased by, is on consignment to a Borrower, or which is under “Memo” to a Borrower or which is consigned by a Borrower to a Person which is not a Loan Party;

(c) Inventory (other than Eligible In-Transit Inventory and Eligible Letter of Credit Inventory) that is not located in the United States of America (excluding territories or possessions of the United States);

(d) Inventory (other than Eligible In-Transit Inventory and Eligible Letter of Credit Inventory) that is not located at a location that is owned or leased by a Borrower, except (i) Inventory in transit between such owned or leased locations or locations which meet the criteria set forth in clause (ii) below, (ii) to the extent that the Borrowers have furnished the Agent with (A) any UCC financing statements or other documents that the Agent may determine to be necessary to perfect its security interest in such Inventory at such location, and (B) a Collateral Access Agreement executed by the Person owning any such location on terms reasonably acceptable to the Agent, or (iii) as determined in the Agent’s Permitted Discretion and solely with respect to the Tranche A Borrowing Base, (x) Inventory in transit within the United States to a location owned or leased by the Borrower and (y) Inventory located at the Borrower’s distribution center but not yet entered on the Borrower’s stock ledger;

(e) Inventory that is located: (i) in a distribution center leased by a Borrower unless the applicable lessor has delivered to the Agent a Collateral Access Agreement, or (ii) at any leased location in a Landlord Lien State unless the applicable lessor has delivered to the Agent a Collateral Access Agreement or the Agent has implemented Reserves for such location;

(f) Inventory that is comprised of goods which (i) are damaged, defective, “seconds,” or otherwise unmerchantable, (ii) are to be returned to the vendor, (iii) are obsolete or slow moving, or custom items, work in process, raw materials, or that constitute samples, spare parts, promotional, marketing, labels, bags and other packaging and shipping materials or supplies used or consumed in a Borrower’s business, (iv) not in compliance with all standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale, or (v) are bill and hold goods;

(g) Inventory that is not subject to a perfected first priority security interest in favor of the Agent;

(h) Inventory that is not insured in compliance with the provisions of Section 5.10 hereof;

(i) Inventory that has been sold but not yet delivered, for which an order has been placed or submitted on any third party e-commerce website or as to which a Borrower has accepted a deposit;

(j) Inventory consisting of Perishable Inventory;

(k) Inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party from which any Loan Party or any of its Subsidiaries has received notice of a dispute in respect of any such agreement unless the Agent is satisfied in its sole and absolute discretion that such Inventory may be sold or otherwise disposed of without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such inventory under the current licensing agreement; or

(l) Inventory acquired in a Permitted Acquisition or which is not of the type usually sold in the ordinary course of the Borrowers’ business, unless and until the Agent has completed or received (A) an appraisal of such Inventory from appraisers satisfactory to the Agent and establishes an Inventory Advance Rate and Inventory Reserves (if applicable) therefor, and otherwise agrees that such Inventory shall be deemed Eligible Inventory (provided that the Gilt Inventory shall not be deemed ineligible solely based on the Agent not having received a satisfactory appraisal prior to its inclusion), and (B) such other due diligence as the Agent may require, all of the results of the foregoing to be reasonably satisfactory to the Agent.

“Eligible Letter of Credit” means, as of any date of determination thereof, a Commercial Letter of Credit which supports the purchase of Inventory, (a) which Inventory does not constitute In-Transit Inventory or Eligible Inventory and for which no documents of title have then been issued; (b) which Inventory otherwise would constitute Eligible Inventory when purchased, (c) which Commercial Letter of Credit has an expiry within forty-five (45) days of the date of initial issuance of such Commercial Letter of Credit, (d) which Commercial Letter of Credit provides that it may be drawn only after the Inventory is completed and after an Acceptable Document of Title has been issued for such Inventory reflecting a Borrower or the Agent as consignee of such Inventory, and (e) which will constitute Eligible Inventory (other than with respect to clause (c) of the definition thereof) upon satisfaction of the requirements of clause (d) hereof.

4 5“Eligible Trade Receivables” means Accounts deemed by the Agent in its Permitted Discretion to be eligible for inclusion in the calculation of the Tranche A Borrowing Base arising from the sale of the Borrowers’ Inventory (but excluding, for the avoidance of doubt, Credit Card Receivables) that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Account (i) has been earned by performance and represents the bona fide amounts due to a Borrower from an account debtor, and in each case originated in the ordinary course of business of such Borrower, and (ii) in each case is acceptable to the Agent in its Permitted Discretion, and is not ineligible for inclusion in the calculation of the Tranche A Borrowing Base pursuant to any of clauses (a) through (v) below as determined by the Agent in its Permitted Discretion. Without limiting the foregoing, to qualify as an Eligible Trade Receivable, an Account shall indicate no Person other than a Borrower as payee or remittance party. In determining the amount to be so included, the face amount of

[4]	Effective on the Simon Group Closing Date.
[5]	Effective on the Simon Group Closing Date.

an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Borrower may be obligated to rebate to a customer pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Borrowers to reduce the amount of such Eligible Trade Receivable. Except as otherwise agreed by the Agent, any Account included within any of the following categories shall not constitute an Eligible Trade Receivable:

(a) Accounts that are not evidenced by an invoice or otherwise reflected on Borrower’s sales reports;

(b) Accounts that have been outstanding for more than fifteen (15) days from the date of sale, or such longer period as shall be approved by the Administrative Agent;

(c) Accounts due from any account debtor for which ten percent (10%) or greater of such account debtor’s undisputed accounts are outstanding more than fifteen (15) days, or such longer period as shall be approved by the Administrative Agent;

(d) Reserved;

(e) Accounts (i) that are not subject to a perfected first-priority security interest in favor of the Agent, or (ii) with respect to which a Borrower does not have good, valid and marketable title thereto, free and clear of any Lien (other than Liens granted to the Agent pursuant to the Security Documents);

(f) Accounts which are disputed or with respect to which a claim, counterclaim, offset or chargeback has been asserted, but only to the extent of such dispute, counterclaim, offset or chargeback;

(g) Accounts which arise out of any sale made not in the ordinary course of business, made on a basis other than upon credit terms usual to the business of the Borrowers or are not payable in Dollars;

(h) Accounts which are owed by any account debtor whose principal place of business is not within the continental United States;

(i) Accounts which are owed by any Affiliate or any employee of a Loan Party;

(j) Accounts for which all consents, approvals or authorizations of, or registrations or declarations with any Governmental Authority required to be obtained, effected or given in connection with the performance of such Account by the account debtor or in connection with the enforcement of such Account by the Agent have not been duly obtained, effected or given and are not in full force and effect;

(k) Accounts due from an account debtor which is the subject of any bankruptcy or insolvency proceeding, has had a trustee, interim receiver, receiver, monitor, liquidator or similar official appointed for all or a substantial part of its property, has made an assignment for the benefit of creditors or has suspended its business;

(l) Accounts due from any Governmental Authority except to the extent that the subject account debtor is the federal government of the United States of America and has complied with the Federal Assignment of Claims Act of 1940 and any similar state legislation;

(m) Accounts (i) owing from any Person that is also a supplier to or creditor of a Loan Party or any of its Subsidiaries unless such Person has waived any right of setoff in a manner acceptable to the Agent or (ii) representing any manufacturer’s or supplier’s credits, discounts, incentive plans or similar arrangements entitling a Loan Party or any of its Subsidiaries to discounts on future purchase therefrom, but, in each case, only to the extent of such setoff or discount;

(n) Accounts arising out of sales on a bill-and-hold, guaranteed sale, sale-or-return, sale on approval or consignment;

(o) Accounts arising out of sales to account debtors outside the United States unless such Accounts are fully backed by an irrevocable letter of credit on terms, and issued by a financial institution, acceptable to the Agent and such irrevocable letter of credit is in the possession of the Agent;

(p) Accounts payable other than in Dollars or that are otherwise on terms other than those normal and customary in the Loan Parties’ business;

(q) Accounts evidenced by a promissory note or other instrument;

(r) Accounts consisting of amounts due from vendors as rebates or allowances;

(s) Accounts which are in excess of the credit limit for such account debtor established by the Loan Parties in the ordinary course of business and consistent with past practices;

(t) Accounts which include extended payment terms (datings) beyond those generally furnished to other account debtors in the ordinary course of business;

(u) Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity; or

(v) Accounts which the Agent determines in its Permitted Discretion to be unacceptable for borrowing.

“Enforcement Action” means the exercise by the Agent in good faith of any of its enforcement rights and remedies as a secured creditor hereunder or under the other Loan Documents, applicable Law or otherwise at any time upon the occurrence and during the continuance of an Event of Default (including, without limitation, the solicitation of bids from third parties to conduct the liquidation of the Collateral, the engagement or retention of sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers or other third parties for the purposes of valuing, marketing, promoting and selling the Collateral, the commencement of any action to foreclose on the security interests or Liens of Agent in or on all or any material portion of the Collateral, notification of account debtors to make payments to the Agent, any action to take possession of all or any portion of the Collateral or commencement of any legal proceedings or actions against or with respect to all or any portion of the Collateral).

“Environmental Laws” means any and all Federal, state, provincial, territorial, municipal, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, obligation, damage, loss, claim, action, suit, judgment, order, fine, penalty, fee, expense, or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal or presence of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” has the meaning set forth in the UCC or the PPSA, as applicable.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 and 4971 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate a Pension Plan or Multiemployer Plan, the treatment of a Plan amendment as a termination of a Pension Plan or Multiemployer Plan under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Lead Borrower or any ERISA Affiliate; or (g) the determination that any Pension Plan is considered to be an “at-risk” plan, or that any Multiemployer Plan is considered to be in “endangered” or “critical” status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 or 305 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01. An Event of Default shall be deemed to be continuing unless and until that Event of Default has been duly waived as provided in Section 10.01 hereof.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of (including by virtue of the joint and several liability provision of Section 10.21), or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Loan Parties hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Loan Party is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Lead Borrower under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Loan Parties with respect to such withholding tax pursuant to Section 3.01(a), (d) any U.S. federal, state or local backup withholding tax, (e) any U.S. federal withholding tax imposed under FATCA, and (f) any Canadian withholding taxes arising as a result of any Lender or Participant (A) not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with a Canadian Guarantor, or (B) being a “specified non-resident shareholder” of a Canadian Guarantor (in each case within the meaning of the Income Tax Act (Canada))..

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and, other than in the ordinary course of the Borrowers’ or Guarantors’ business, any purchase price adjustments.

“Facility Guaranty” means collectively (a) the Guarantee made by the Guarantors (other than the Canadian Guarantors) in favor of the Agent and the other Credit Parties and (b) the Canadian Guarantee made by the Canadian Guarantors in favor of the Agent and the other Credit Parties, in each case in form reasonably satisfactory to the Agent, as each now exists or may hereafter be amended, modified, supplemented, renewed, restated or replaced.

“Factored Receivables” means any Accounts originally owed or owing by a Loan Party to another Person which have been purchased by or factored with Wells Fargo or any of its Affiliates pursuant to a factoring arrangement or otherwise with the Person that sold the goods or rendered the services to the Loan Party which gave rise to such Account.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and (a) any current or future regulations or official interpretations thereof, (b) any agreements entered into pursuant to Section 1471(b)(1) of the IRC, and (c) any intergovernmental agreement entered into by the United States (or any fiscal or regulatory legislation, rules, or practices adopted pursuant to any such intergovernmental agreement entered into in connection therewith).

“FCA” has the meaning specified in Section 3.03.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Funds Rate” means, for any day period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it (and, if any such rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero).

“Fee Letter” means the letter agreement, dated as of the date hereof, among the Lead Borrower, the Agent and the Arranger, as amended by that certain (i) letter amendment dated as of the Third Amendment Effective Date, (ii) letter amendment dated as of the Sixth Amendment Effective Date, and (iii) letter amendment dated as of the Eighth Amendment Effective Date and (iv) letter amendment dated as of the Tenth Amendment Effective Date, in each case, entered into by and between the Agent and Loan Parties, and as may be further amended, restated or otherwise modified from time to time.

“Fifth Amendment Effective Date” means October 20, 2016.

“Fiscal Month” means any fiscal month of any Fiscal Year, which month shall generally end on the last day of each calendar month in accordance with the fiscal accounting calendar of the Loan Parties.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarters shall generally end on the closest Saturday to March 31, June 30, September 30 and December 31 of such Fiscal Year in accordance with the fiscal accounting calendar of the Loan Parties.

“Fiscal Year” means any period of twelve (12) consecutive months ending on the closest Saturday to December 31 of any calendar year.

“Floor” has the meaning set forth in Section 1.08(g).

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Lead Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Vendor” means a Person that sells In-Transit Inventory to a Borrower.

“Fourteenth Amendment” means that certain Fourteenth Amendment to Credit Agreement, dated as of October 27, 2021 among the Loan Parties, the Lenders and the Agent.

“Fourteenth Amendment Effective Date” means October 27, 2021.

“Fourth Amendment Effective Date” means September 24, 2014.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Gilt Acquisition” means the acquisition of the Purchased Assets (as defined in the Gilt Asset Purchase Agreement) from Gilt Groupe, Inc. and the other seller parties identified in the Gilt Asset Purchase Agreement (the “Gilt Seller Parties”) by Coppersmith, which transaction is to occur on the Eighth Amendment Effective Date pursuant to and in accordance with the Gilt Acquisition Documents and applicable Law.

“Gilt Acquisition Conditions” shall have the meaning given to such term in the Eighth Amendment to Credit Agreement, dated as of the Eighth Amendment Effective Date, and entered into by the Loan Parties, Lenders and Agent.

“Gilt Acquisition Documents” means, collectively, the Gilt Asset Purchase Agreement and other material related documents delivered by any party thereto in connection with the Gilt Acquisition.

“Gilt Asset Purchase Agreement” means that certain Asset Purchase Agreement, dated as of June 2, 2018, by and among, the Lead Borrower, Coppersmith, as the purchaser, Gilt Groupe, Inc. and the other Gilt Seller Parties and Lord & Taylor Acquisition Inc., as parent of the Gilt Seller Parties.

“Gilt Seller Parties” has the meaning provided in the definition of “Gilt Acquisition”.

“Gilt Inventory” means all Inventory acquired by Coppersmith in connection with the Gilt Acquisition.

“Governmental Authority” means the government of the United States, Canada or any other nation, or of any political subdivision thereof, whether state, provincial, territorial, municipal or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” has the meaning specified in the introductory paragraph hereto and each other Subsidiary of the Lead Borrower that shall be required to execute and deliver a Facility Guaranty pursuant to Section 6.12.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“IBA” has the meaning set forth in Section 3.03.

“Increase Effective Date” has the meaning specified in Section (a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due by more than sixty (60) days or more than one hundred twenty (120) days after the date on which such trade account payable was created);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness of such Person;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person (including, without limitation, Disqualified Stock, or any warrant, right or option to acquire such Equity Interest (excluding any warrant, right or option to acquire such Equity Interest that is exercisable at the discretion of the holder thereof), valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, limited partnership or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intellectual Property” means all present and future: trade secrets, know-how and other proprietary information; trademarks, trademark applications, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights and copyright applications; (including copyrights for computer programs) and all tangible and intangible property embodying the copyrights, unpatented inventions (whether or not patentable); patents and patent applications; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Interest Payment Date” means, (a) as to any LIBO Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; and (b) as to any Base Rate Loan (including a Swing Line Loan), the first day after the end of each month and the Maturity Date.

“Interest Period” means, as to each LIBO Rate Loan, the period commencing on the date such LIBO Rate Loan is disbursed or converted to or continued as a LIBO Rate Loan and ending on the date one, two, or three months thereafter, as selected by the Lead Borrower in its LIBO Rate Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii) no Interest Period shall extend beyond the Maturity Date; and

(iv) notwithstanding the provisions of clause (iii), no Interest Period shall have a duration of less than one (1) month, and if any Interest Period applicable to a LIBO Borrowing would be for a shorter period, such Interest Period shall not be available hereunder.

For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Lead Borrower’s and/or its Subsidiaries’ internal controls over financial reporting, in each case as described in the Securities Laws.

“In-Transit Inventory” means Inventory of a Borrower which is in the possession of a common carrier and is in transit from a Foreign Vendor of a Borrower from a location outside of the continental United States to a location of a Borrower that is within the continental United States.

“Inventory” has the meaning given that term in the UCC or the PPSA, as applicable, and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) goods of said description in transit; (c) goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.

“Inventory Reserves” means such reserves as may be established from time to time by the Agent in its discretion with respect to the determination of the saleability, at retail, of the Eligible Inventory, which reflect such other factors as affect the market value of the Eligible Inventory or which reflect claims and liabilities that the Agent determines will need to be satisfied in connection with the realization upon the Inventory. Without limiting the generality of the foregoing, Inventory Reserves may, in the Agent’s discretion, include (but are not limited to) reserves based on:

(a) obsolescence;

(b) seasonality;

(c) shrink;

(d) imbalance;

(e) markdowns (both permanent and point of sale);

(f) retail markons and markups inconsistent with prior period practice and performance, industry standards, current business plans or advertising calendar and planned advertising events; and

(g) expired Inventory.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) any Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.”

“Issuer Documents” means with respect to any Letter of Credit, the Letter Credit Application, the Standby Letter of Credit Agreement or Commercial Letter of Credit Agreement, as applicable, and any other document, agreement and instrument entered into by the L/C Issuer and a Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to any such Letter of Credit.

“Joinder” means an agreement, in form satisfactory to the Agent pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, this Agreement and/or the other Loan Documents in the same capacity and to the same extent as either a Borrower or a Guarantor, as the Agent may determine.

“Landlord Lien State” means such state(s) or Canadian provinces or territories in which a landlord’s claim for rent may have priority over the Lien of the Agent on any of the Collateral.

“Laws” means each international, foreign, federal, state, provincial, territorial, municipal and local statute, treaty, rule, guideline, regulation, ordinance, code and administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and each applicable administrative order, directed duty, request, license, authorization and permit of, and agreement with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof, or the renewal thereof.

“L/C Issuer” means Wells Fargo in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder (which successor may only be a Tranche A Lender selected by the Agent in its discretion). The L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the L/C Issuer and/or for such Affiliate to act as an advising, transferring, confirming and/or nominated bank in connection with the issuance or administration of any such Letter of Credit, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“L/C Letter Agreement” means that certain Letter Agreement dated as of the Fourth Amendment Effective Date entered into by and among, Michael G. Rubin, the Agent, and the Loan Parties, as may be amended, modified, or supplemented from time to time.

“L/C Obligations” means, as at any date of determination, , the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit, plus (b) the aggregate amount of outstanding reimbursement obligations with respect to Letters of Credit which remain unreimbursed or which have not been paid through a Committed Loan. For purposes of computing the amounts available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of any Rule under the ISP or any article of the UCP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lead Borrower” has the meaning assigned to such term in the preamble of this Agreement.

“Lease” means any agreement, whether written or oral, no matter how styled or structured, pursuant to which a Loan Party is entitled to the use or occupancy of any space in a structure, land, improvements or premises for any period of time.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Lead Borrower and the Agent.

“Letter of Credit” means each Standby Letter of Credit and each Commercial Letter of Credit issued hereunder.

“Letter of Credit Application” means an application for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Disbursement” means a payment made by the L/C Issuer pursuant to a Letter of Credit.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Exposure” means, as of any date of determination with respect to any Lender, such Lender’s participation in the L/C Obligations pursuant to Section 2.03(f) on such date.

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Indemnified Costs” has the meaning specified in Section 2.03(f).

“Letter of Credit Related Person” has the meaning specified in Section 2.03(f).

“Letter of Credit Sublimit” means an amount equal to $18,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Tranche A Commitments. A permanent reduction of the Aggregate Tranche A Commitments shall not require a corresponding pro rata reduction in the Letter of Credit Sublimit; provided, however, that if the Aggregate Tranche A Commitments are reduced to an amount less than the Letter of Credit Sublimit, then the Letter of Credit Sublimit shall be reduced to an amount equal to (or, at Lead Borrower’s option, less than) the Aggregate Tranche A Commitments.

“LIBO Borrowing” means a Committed Borrowing comprised of LIBO Rate Loans.

“LIBO Rate” means the rate per annum as published by ICE Benchmark Administration Limited (or any successor page or other commercially available source as the Agent may designate from time to time) as of 11:00 a.m., London time, two Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the LIBO Rate Loan requested (whether as an initial LIBO Rate Loan or as a continuation of a LIBO Rate Loan or as a conversion of a Base Rate Loan to a LIBO Rate Loan) by Borrowers in accordance with this Agreement (and, if any such published rate is below 0.50%, then the LIBO Rate shall be deemed to be 0.50%). Each determination of the LIBO Rate shall be made by Agent and shall be conclusive in the absence of manifest error. If such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the rate per annum determined by the Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBO Rate Loan being made, continued or converted by Wells Fargo and with a term equivalent to such Interest Period would be offered to Wells Fargo by major banks in the London interbank eurodollar market in which Wells Fargo participates at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“LIBO Rate Loan” means a Committed Loan that bears interest at a rate based on the LIBO Rate.

“LIBO Rate Loan Notice” means a notice of a LIBO Borrowing or a continuation of LIBO Rate Loans, pursuant to Section 2.02(b), which shall be substantially in the form of Exhibit A.

“Lien” means (a) any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, Capital Lease Obligation, Synthetic Lease Obligation, or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidation” means the exercise by the Agent of those rights and remedies accorded to the Agent under the Loan Documents and applicable Law as a creditor of the Loan Parties with respect to the realization on the Collateral, including (after the occurrence and during the continuation of an Event of Default) the conduct by the Loan Parties acting with the consent of the Agent, of any public, private or “going out of business”, “store closing”, or other similarly themed sale or other disposition of the Collateral for the purpose of liquidating the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Loan” means an extension of credit by a Lender to the Borrowers under Article II in the form of a Committed Loan or a Swing Line Loan.

“Loan Account” has the meaning assigned to such term in Section 2.11(a).

“Loan Cap” means, at any time of determination, the lesser of (a) the Aggregate Commitments or (b) the Borrowing Base.

“Loan Documents” means this Agreement, each Note, each Issuer Document, the Fee Letter, all Borrowing Base Certificates, the Blocked Account Agreements, the DDA Notifications, the Credit Card Notifications, the Security Documents, the Facility Guaranty, 6 and any other instrument or agreement now or hereafter executed and delivered in connection herewith, or in connection with any transaction arising out of any Cash Management Services and Bank Products provided by the Agent or any of its Affiliates, each as amended and in effect from time to time.

“Loan Parties” means, collectively, the Borrowers and each Guarantor.

“Margin Stock” as defined in Regulation U of the FRB as in effect from time to time.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) of the Lead Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material impairment of the rights and remedies of the Agent or any Lender under any Loan Document or a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other than existing related events would result in a Material Adverse Effect.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party, the breach or termination of which would result in a liability of such Person in an aggregate amount exceeding $1,000,000, or otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person.

“Material Indebtedness” means 7Indebtedness (other than the Obligations) of the Loan Parties in an aggregate principal amount exceeding $1,500,000. For purposes of determining the amount of Material Indebtedness at any time, (a) the amount of the obligations in respect of any Swap Contract at such time shall be calculated at the Swap Termination Value thereof, (b) undrawn committed or available amounts shall be included, and (c) all amounts owing to all creditors under any combined or syndicated credit arrangement shall be included.

“Maturity Date” means June 11, 2024.

“Maximum Rate” has the meaning provided therefor in Section 10.09.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Lead Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Proceeds” means (a) with respect to any Disposition by any Loan Party or any of its Subsidiaries, or any Extraordinary Receipt received or paid to the account of any Loan Party or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such transaction (including any cash or cash equivalents received by way of deferred payment pursuant

[6]	Effective on the Simon Group Closing Date.
[7]	Effective on the Simon Group Closing Date.

to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset by a Lien permitted hereunder which is senior to the Agent’s Lien on such asset and that is required to be repaid (or to establish an escrow for the future repayment thereof) in connection with such transaction (other than Indebtedness under the Loan Documents), and (B) the reasonable and customary out-of-pocket expenses incurred by such Loan Party or such Subsidiary in connection with such transaction (including, without limitation, appraisals, and brokerage, legal, title and recording or transfer tax expenses and commissions) paid by any Loan Party to third parties (other than Affiliates)); and

(b) with respect to the sale or issuance of any Equity Interest by any Loan Party or any of its Subsidiaries, or the incurrence or issuance of any Indebtedness by any Loan Party or any of its Subsidiaries, the excess of (i) the sum of the cash and cash equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by such Loan Party or such Subsidiary in connection therewith.

“Ninth Amendment Effective Date” means February 21, 2019.

“Non-Consenting Lender” has the meaning provided therefor in Section 10.01.

“Non-Defaulting Lender” means each Lender other than a Defaulting Lender.

“Note” means (a) a Tranche A Note, (b) a Tranche A-1 Note, and (c) the Swing Line Note, as each may be amended, supplemented or modified from time to time.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means (a) all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants, indemnities, and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit (including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral therefor), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs, expenses and indemnities that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest ,fees, costs, expenses and indemnities are allowed claims in such proceeding, and (b) any Other Liabilities, provided that the Obligations shall not include any Excluded Swap Obligations.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, and (d) in each case, all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party or which is applicable to its Equity Interests and all other arrangements relating to the Control or management of such Person.

“Other Benchmark Rate Election” has the meaning set forth in Section 1.08(g).

“Other Liabilities” means (a) any obligation on account of (i) any Cash Management Services furnished to any of the Loan Parties or any of their Subsidiaries and/or (ii) any transaction with the Agent or any of its Affiliates that arises out of any Bank Product entered into with any Loan Party and any such Person, as each may be amended from time to time.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (i) with respect to Committed Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date.

“Overadvance” means a Credit Extension to the extent that, immediately after its having been made, Availability is less than zero.

“P-Card Account” means that certain depository account of the Lead Borrower at Bank of America, N.A. with account number [    ].

“Participant” has the meaning specified in Section 10.06(d).

“Participation Register” has the meaning provided therefor in Section 10.06(d).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001, as amended).

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Lead Borrower or any ERISA Affiliate or to which the Lead Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Perishable Inventory” means inventory consisting of meat, dairy, cheese, seafood, produce, prepared meals, delicatessen, non-artificial floral products and bakery goods and other similar categories of Inventory which have a short shelf life.

“Permitted Acquisition” means an Acquisition in which all of the following conditions are satisfied:

(a) No Default or Event of Default then exists or would arise from the consummation of such Acquisition;

(b) Such Acquisition shall have been approved by the Board of Directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition shall violate applicable Law;

(c) The Lead Borrower shall have furnished the Agent with (i) fifteen (15) days’ prior written notice of such intended Acquisition, (ii) a current draft of the acquisition documents (and final copies thereof as and when executed), a summary of any due diligence undertaken by the Loan Parties in connection with such Acquisition, (iii) appropriate financial statements of the Person which is the subject of such Acquisition, pro forma projected financial statements for the twelve (12) month period following such Acquisition after giving effect to such Acquisition (including balance sheets, cash flows and income statements by month for the acquired Person, individually, and on a Consolidated basis with all Loan Parties), and (iv) such other information as the Agent may reasonably require, all of which shall be reasonably satisfactory to the Agent; provided that, solely with respect to the Simon Group Acquisition, the Lead Borrower shall not be required to furnish the Agent with the items specified in clause (iii) on or prior to the consummation of such Acquisition;

(d) Either (i) the legal structure of the Acquisition shall be reasonably acceptable to the Agent, or (ii) the Loan Parties shall have provided the Agent with a favorable solvency opinion from an unaffiliated third party valuation firm reasonably satisfactory to the Agent;

(e) After giving effect to the Acquisition, if the Acquisition is an Acquisition of the Equity Interests, a Loan Party shall acquire and own, directly or indirectly, a majority of the Equity Interests in the Person being acquired and shall Control a majority of any voting interests or shall otherwise Control the governance of the Person being acquired;

(f) Any assets acquired shall be utilized in, and if the Acquisition involves a merger, amalgamation, consolidation or Acquisition of Equity Interests, the Person which is the subject of such Acquisition shall be engaged in, a business otherwise permitted to be engaged in by a Borrower under this Agreement;

(g) If the Person which is the subject of such Acquisition will be maintained as a Subsidiary of a Loan Party, such Subsidiary shall have been joined as a “Borrower” hereunder or as a Guarantor, as the Agent shall determine, and the Agent shall have received a first priority security and/or mortgage interest in such Subsidiary’s Equity Interests, Inventory, Accounts, Real Estate and other property of the same nature as constitutes collateral under the Security Documents;

(h) The total consideration paid for all such Acquisitions (whether in cash, tangible property, notes or other property) after the Closing Date shall not exceed (i) with respect to the Gilt Acquisition, the sum of $27,500,000, plus any purchase price adjustment in accordance with the Gilt Asset Purchase Agreement, (ii) with respect to the Simon Group Acquisition, 47,058,823 shares of common stock of the Lead Borrower plus the reimbursement of certain transaction expenses in accordance with and subject to the limitations set forth in Section 1.4 of the Simon Group Purchase Agreement, plus the payment of any premium (and any taxes, underwriting or other fees) in connection with the Purchaser (as defined in the Simon Group Purchase

Agreement) obtaining a R&W Insurance Policy (as defined in the Simon Group Purchase Agreement) in accordance with the Simon Group Purchase Agreement and the payment of the Severance Obligations (as defined in the Simon Group Purchase Agreement), and (iii) with respect to all other Acquisitions, in the aggregate the sum of $3,000,000;

(i) After giving effect to such Acquisition, the Pro Forma Availability Condition has been satisfied;

(j) With respect to the Gilt Acquisition, the Gilt Acquisition Conditions shall have been satisfied; and

(k) With respect to the Simon Group Acquisition, the Simon Group Acquisition Conditions shall have been satisfied.

“Permitted Contingent Repurchase Obligation” means a contingent obligation of the Lead Borrower to repurchase all or any portion of a Person’s Equity Interests in the Lead Borrower in connection with a Put Right that the Borrower only becomes obligated under only to the extent such obligation does not conflict with or result in any breach or contravention of the terms of any Loan Document at the time such Person exercises such Put Right.

“Permitted Discretion” means a determination made by the Agent in the exercise of its commercially reasonable (from the perspective of an asset-based lender in the retail industry) business judgment.

“Permitted Disposition” means any of the following:

(a) Dispositions of inventory in the ordinary course of business;

(b) non-exclusive licenses of Intellectual Property of a Loan Party or any of its Subsidiaries in the ordinary course of business;

(c) Dispositions of Equipment in the ordinary course of business that is substantially worn, damaged, obsolete or, in the judgment of a Loan Party, no longer useful or necessary in its business or that of any Subsidiary;

(d) sales, transfers and Dispositions among the Loan Parties or by any Subsidiary to a Loan Party;

(e) sales, transfers and Dispositions by any Subsidiary which is not a Loan Party to another Subsidiary that is not a Loan Party; and

(f) Dispositions of other property of the Loan Parties, solely to the extent that such property is not of the type eligible to be included in the Borrowing Base and is not necessary for the operation of the Loan Parties’ business; provided, however, that the total purchase price of all property disposed of pursuant to this clause (f) shall not exceed $500,000 in the aggregate;

provided, however, the Loan Parties may only Dispose of Related Intellectual Property to any Person (other than another Loan Party) if such Disposition is subject to a non-exclusive royalty-free license of such Intellectual Property in favor of the Agent for use in connection with the exercise of rights and remedies of the Secured Parties under the Loan Documents in respect of the Collateral, which license shall be substantially similar to the license described in Section 6.1 of the Security Agreement (or otherwise reasonably satisfactory to the Agent).

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 6.04;

(b) Carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, contractor’s, builder’s, architect’s, engineer’s or subcontractor’s and other like Liens imposed by applicable Law, arising in connection with construction or maintenance in the ordinary course of business and securing obligations that are not overdue or are being contested in compliance with Section 6.04;

(c) Pledges and deposits made in the ordinary course of business, or Liens created in the ordinary course of business, in all cases, in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, other than any Lien imposed by ERISA or applicable Law relating to Canadian Pension Plans;

(d) Deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) Liens in respect of judgments that would not constitute an Event of Default hereunder;

(f) Easements, covenants, conditions, restrictions, building code laws, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of a Loan Party and such other minor title defects or survey matters that are disclosed by current surveys that, in each case, do not materially interfere with the current use of the real property;

(g) Liens existing on the Closing Date and listed on Schedule 7.01 and any Permitted Refinancings thereof;

(h) Liens on fixed or capital assets acquired by any Loan Party which are permitted under clause (c) of the definition of Permitted Indebtedness so long as (i) such Liens and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition, (ii) the Indebtedness secured thereby does not exceed the cost of acquisition of such fixed or capital assets and (iii) such Liens shall not extend to any other property or assets of the Loan Parties;

(i) Liens in favor of the Agent;

(j) Statutory Liens of landlords and lessors in respect of rent not in default;

(k) Possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the Closing Date and Permitted Investments, provided that such liens (a) attach only to such Investments and (b) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(l) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries;

(m) Liens arising from precautionary UCC or PPSA filings regarding “true” operating leases or, to the extent permitted under the Loan Documents, the consignment of goods to a Loan Party;

(n) voluntary Liens on property (other than property of the type included in the Borrowing Base) in existence at the time such property is acquired pursuant to a Permitted Acquisition or on such property of a Subsidiary of a Loan Party in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition; provided, that such Liens are not incurred in connection with or in anticipation of such Permitted Acquisition and do not attach to any other assets of any Loan Party or any Subsidiary;

(o) Liens in favor of customs and revenues authorities imposed by applicable Law arising in the ordinary course of business in connection with the importation of goods and securing obligations that are being contested in good faith by appropriate proceedings, (B) the applicable Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation;

(p) solely for the sixty (60) day period immediately following the Closing Date, Liens solely on cash collateral in favor of, and deposited with, Bank of America, N.A. in the P-Card Account securing amounts owed under the purchase card facility permitted pursuant to clause (o) of the definition of Permitted Indebtedness in an amount not to exceed $200,000 at any time;

(q) Liens in favor of customs brokers on Inventory then in the possession of such customs broker to secure payment of amounts advanced on behalf of the Loan Parties in an aggregate amount not to exceed $100,000 at any time;

(r) the Adidas Lien;

(s) the Shopify Lien so long as (i) such Lien is solely on the Shopify Account and does not extend to any proceeds (including any proceeds therein) or any other deposit accounts or any other assets of the Loan Parties and (ii) the Loan Parties shall not permit any amounts to be deposited or otherwise held in the Shopify Account other than amounts received from Shopify pursuant to the Shopify Contract;

(t) the Stripe Lien so long as (i) such Lien is solely on the Stripe Blocked Account and does not extend to any proceeds (including any proceeds therein) or any other deposit accounts or any other assets of the Loan Parties; (ii) the Loan Parties shall not permit any amounts to be deposited or otherwise held in the Stripe Blocked Account to be used for any purpose other than funding the Stripe Deposit; and (iii) no more than $500,000 is held or maintained in the Stripe Blocked Account at any time; and

(u) rights of setoff against credit balances of the Loan Parties with Credit Card Issuers or Credit Card Processors to secure obligations of the Loan Parties to any such Credit Card Issuers or Credit Card Processors incurred in the ordinary course of business as a result of fees and chargebacks. AliPay shall be deemed a Credit Card Processor solely for purposes of this clause (u), provided however that, for avoidance of doubt, the foregoing shall not be construed to deem any amounts receivable due from AliPay as Credit Card Receivables or Eligible Credit Card Receivables.

“Permitted Indebtedness” means each of the following as long as no Default or Event of Default exists or would arise from the incurrence thereof:

(a) Indebtedness outstanding on the Closing Date and listed on Schedule 7.03 and any Permitted Refinancing thereof;

(b) Indebtedness of any Loan Party to any other Loan Party;

(c) purchase money Indebtedness of any Loan Party to finance the acquisition of any personal property consisting solely of fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and Permitted Refinancings thereof; provided, however, that the aggregate principal amount of Indebtedness permitted by this clause (c) shall not exceed $15,000,000 at any time outstanding; provided that, in each case, such Indebtedness (i) will not be guaranteed by any other Person and (ii) shall be secured, if at all, solely by such assets being acquired; provided further that, if reasonably requested by the Agent, the Loan Parties shall cause the holders of such Indebtedness to enter into a Collateral Access Agreement on terms reasonably satisfactory to the Agent;

(d) obligations (contingent or otherwise) of any Loan Party or any Subsidiary thereof existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates, and not for purposes of speculation or taking a “market view;” provided that the aggregate Swap Termination Value thereof shall not exceed $250,000 at any time outstanding;

(e) contingent liabilities under surety bonds or similar instruments incurred in the ordinary course of business in connection with the construction or improvement of Stores;

(f) Indebtedness incurred for the construction or acquisition or improvement of, or to finance or to refinance, any Real Estate owned by any Loan Party (including therein any Indebtedness incurred in connection with sale-leaseback transactions permitted hereunder and any Synthetic Lease Obligations), provided that, (A) all Net Proceeds received in connection with any such Indebtedness are applied to the Obligations, and (B) the Loan Parties shall cause the holders of such Indebtedness and the lessors under any sale-leaseback transaction to enter into a Collateral Access Agreement on terms reasonably satisfactory to the Agent;

(g) Indebtedness with respect to the deferred purchase price for any Permitted Acquisition, provided that such Indebtedness does not require the payment in cash of principal (other than in respect of working capital adjustments) prior to the Maturity Date, has a maturity which extends beyond the Maturity Date, and is subordinated to the Obligations on terms reasonably acceptable to the Agent, unless all such payments are made within six (6) months of the date of such Permitted Acquisition;

(h) Indebtedness of any Person that becomes a Subsidiary of a Loan Party in a Permitted Acquisition, which Indebtedness is existing at the time such Person becomes a Subsidiary of a Loan Party (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Subsidiary of a Loan Party);

(i) the Obligations;

(j) Guarantees of a Loan Party in respect of Permitted Indebtedness of another Loan Party;

(k) unsecured Indebtedness owing to any insurance company in connection with the financing of any insurance premiums permitted by such insurance company in the ordinary course of business;

(l) unsecured Indebtedness of the Loan Parties in an aggregate principal amount not to exceed $1,500,000 at any time, so long as such Indebtedness is subordinated and otherwise on terms reasonably acceptable to Agent;

(m) unsecured Indebtedness of the Loan Parties in an aggregate principal amount not to exceed $500,000 at any time;

(n) unsecured Indebtedness of the Loan Parties in connection with a purchase card facility in an aggregate amount not to exceed $1,000,000 at any time;

(o) solely for the sixty (60) day period immediately following the Closing Date, $200,000 in Indebtedness owed to Bank of America, N.A. in connection with a purchase card facility;

(p) Indebtedness of the Lead Borrower consisting of Permitted Contingent Repurchase Obligations; and8

(q) the Reimbursement Obligations (as defined in the L/C Letter Agreement).

9 “Permitted Investments” means each of the following as long as no Default or Event of Default exists or would arise from the making of such Investment:

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or the Government of Canada or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America or the Government of Canada is pledged in support thereof;

(b) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;

[8]	Effective on the Simon Group Closing Date.
[9]	Effective on the Simon Group Closing Date.

(c) time deposits with, or insured certificates of deposit, guaranteed investment certificates or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System or under the federal Laws of Canada and is insured by the Canada Deposit Insurance Corporation, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d) Fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (c) above or with any primary dealer and having a market value at the time that such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into;

(e) Investments, classified in accordance with GAAP as current assets of the Loan Parties, in any money market fund, mutual fund, or other investment companies that are registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and which invest solely in one or more of the types of securities described in clauses (a) through (d) above;

(f) Investments existing on the Closing Date, and set forth on Schedule 7.02, but not any increase in the amount thereof or any other modification of the terms thereof;

(g) (i) Investments by any Loan Party and its Subsidiaries in their respective Subsidiaries outstanding on the Closing Date, and (ii) additional Investments by any Loan Party and its Subsidiaries in Loan Parties;

(h) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(i) Guarantees constituting Permitted Indebtedness;

(j) Investments by any Loan Party in Swap Contracts entered into in the ordinary course of business and for bona fide business (and not speculative) purposes to protect against fluctuations in interest rates in respect of the Obligations;

(k) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(l) (i) an advance to Steven C. Davis in connection with the amendment and restatement of his employment agreement on or about the Second Amendment Effective Date in an amount not to exceed $2,070,000 in exchange for a promissory note for the same amount, (ii) an advance to Mark McWeeny to finance the purchase by Mark McWeeny of restricted stock in an amount not to exceed $1,480,609.92 plus interest thereon at any time outstanding in exchange for a promissory note for the same amount dated May 17, 2016 (the “2016 McWeeny

Note”); (iii) advances to employees of the Loan Parties to finance the exercise price of stock options to be exercised immediately prior to the Simon Group Acquisition and any withholding tax obligations of such Persons with respect to any issued Equity Interests, provided that such advances shall be repaid in full on the Simon Group Closing Date, (iv) an advance to Mark McWeeny to finance the purchase by Mark McWeeny of restricted stock of the Loan Parties in an amount not to exceed $1,425,000.00 plus interest thereon at any time outstanding in exchange for a promissory note for the same amount dated November 18, 2020 (the “2020 McWeeny Note” and together with the 2016 McWeeny Note, collectively the “McWeeny Notes”); and (v) additional advances to officers, directors and employees of the Loan Parties and Subsidiaries in the ordinary course of business in an amount not to exceed $100,000 to any individual at any time or in an aggregate amount not to exceed $500,000 at any time outstanding;

(m) Investments constituting Permitted Acquisitions; and

(n) Capital contributions made by any Loan Party to another Loan Party.

provided, however, that notwithstanding the foregoing, after the occurrence and during the continuance of a Cash Dominion Event, no such Investments specified in clauses (a) through (e) shall be permitted unless (i) either (A) no Loans, or, if then required to be Cash Collateralized, Letters of Credit are then outstanding, or (B) the Investment is a temporary Investment pending expiration of an Interest Period for a LIBO Rate Loan, the proceeds of which Investment will be applied to the Obligations after the expiration of such Interest Period, and (ii) such Investments shall be pledged to the Agent as additional collateral for the Obligations pursuant to such agreements as may be reasonably required by the Agent; 10 provided, however, the Loan Parties may only make an Investment in the form of Related Intellectual Property to any Person (other than another Loan Party) if such Investment is subject to a non-exclusive royalty-free license of such Intellectual Property in favor of the Agent for use in connection with the exercise of rights and remedies of the Secured Parties under the Loan Documents in respect of the Collateral, which license shall be substantially similar to the license described in Section 6.1 of the Security Agreement (or otherwise reasonably satisfactory to the Agent).

“Permitted Overadvance” means an Overadvance made by the Agent, in its discretion, which:

(a) Is made to maintain, protect or preserve the Collateral and/or the Credit Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Credit Parties; or

(b) Is made to enhance the likelihood of, or to maximize the amount of, repayment of any Obligation;

(c) Is made to pay any other amount chargeable to any Loan Party hereunder; and

(d) Together with all other Permitted Overadvances then outstanding, shall not (i) exceed ten percent (10%) of the Tranche A Borrowing Base at any time or (ii) unless a Liquidation is occurring, remain outstanding for more than forty-five (45) consecutive Business Days, unless in each case, the Required Lenders otherwise agree.

provided however, that the foregoing shall not (i) modify or abrogate any of the provisions of Section 2.03 regarding the Tranche A Lenders’ obligations with respect to Letters of Credit or Section 2.04 regarding the Lenders’ obligations with respect to Swing Line Loans, or (ii) result in any

[10]	Effective on Simon Group Closing Date.

claim or liability against the Agent (regardless of the amount of any Overadvance) for Unintentional Overadvances and such Unintentional Overadvances shall not reduce the amount of Permitted Overadvances allowed hereunder; provided further that in no event shall the Agent make an Overadvance, if after giving effect thereto, the principal amount of the Credit Extensions would exceed the Aggregate Commitments (as in effect prior to any termination of the Commitments pursuant to Section 2.06 hereof).

“Permitted Refinancing” means, with respect to any Person, any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting a Permitted Refinancing); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premiums thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (b) the weighted average life to maturity of such Permitted Refinancing is greater than or equal to the weighted average life to maturity of the Indebtedness being Refinanced (c) such Permitted Refinancing shall not require any scheduled principal payments due prior to the Maturity Date in excess of, or prior to, the scheduled principal payments due prior to such Maturity Date for the Indebtedness being Refinanced, (d) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Credit Parties as those contained in the documentation governing the Indebtedness being Refinanced (e) no Permitted Refinancing shall have direct or indirect obligors who were not also obligors of the Indebtedness being Refinanced, or greater guarantees or security, than the Indebtedness being Refinanced, (f) such Permitted Refinancing shall be otherwise on terms not materially less favorable to the Credit Parties than those contained in the documentation governing the Indebtedness being Refinanced, including, without limitation, with respect to financial and other covenants and events of default, (g) the interest rate applicable to any such Permitted Refinancing shall not exceed the then applicable market interest rate, and (h) at the time thereof, no Default or Event of Default shall have occurred and be continuing.

“Person” means any natural person, corporation, limited liability company, unlimited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Portal” has the meaning specified in Section 2.02(b).

“PPSA” means the Personal Property Security Act (British Columbia), including the regulations thereto; provided, that, if perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder or under any other Loan Document on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in a jurisdiction in Canada other than the Province of British Columbia, “PPSA” means the Personal Property Security Act or such other applicable legislation (including the Civil Code of Quebec) in effect from time to time in such other jurisdiction in Canada for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Prepayment Event” means:

(a) Any Disposition (including pursuant to a sale and leaseback transaction) of any property or asset of a Loan Party (other than Dispositions identified in clauses (a), (b) and (d) of the definition of “Permitted Dispositions” in this Agreement);

(b) Any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation, expropriation or similar proceeding of (and payments in lieu thereof), any property or asset of a Loan Party, unless (i) the proceeds therefrom are required to be paid to the holder of a Lien on such property or asset having priority over the Lien of the Agent or (ii) prior to the occurrence of a Cash Dominion Event, the proceeds therefrom are utilized for purposes of replacing or repairing the assets in respect of which such proceeds, awards or payments were received within 180 days of the occurrence of the damage to or loss of the assets being repaired or replaced;11

(c) The issuance by a Loan Party of any Equity Interests, other than any such issuance of Equity Interests (i) to a Loan Party, (ii) as consideration for a Permitted Acquisition or (iii) as a compensatory issuance to any employee, director, officer or consultant (including under any equity compensation plan or other benefit plan or agreement);

(d) The incurrence by a Loan Party of any Indebtedness for borrowed money other than Permitted Indebtedness; or

(e) The receipt by any Loan Party of any Extraordinary Receipts.

“Pro Forma Availability Condition” shall mean, for any date of calculation with respect to any transaction or payment, the Pro Forma Excess Availability at the time of, and after giving effect to, such transaction or payment, will be equal to or greater than thirty percent (30%) of the Loan Cap.

“Pro Forma Excess Availability” shall mean, for any date of calculation, after giving pro forma effect to the transaction then to be consummated the projected Availability, without giving effect to any increase in the advance rate as to Eligible Inventory in the Tranche A-1 Borrowing Base during any Seasonal Increase Period, and without giving effect to any increase in the advance rate as to Eligible Credit Card Receivables in the Tranche A-1 Borrowing Base during any Seasonal Increase Period, as of the end of each Fiscal Month during any subsequent projected three (3) Fiscal Months.

“Public Lender” has the meaning specified in Section 6.02.

“Public Market” shall exist if (a) a Public Offering has been consummated and (b) any Equity Interests of the Lead Borrower have been distributed by means of an effective registration statement under the Securities Act of 1933.

“Public Offering” means a public offering of the Equity Interests of the Lead Borrower pursuant to an effective registration statement under the Securities Act of 1933.

“Put Right” means a right of any Person holding Equity Interests of the Lead Borrower, at such Person’s option, to sell all or any portion of such Equity Interests to the Lead Borrower.

[11]	Effective on Simon Group Closing Date.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Receipts and Collections” has the meaning specified in Section 6.13(c).

“Receivables Reserves” means such Reserves as may be established from time to time by the Agent in the Agent’s Permitted Discretion with respect to the determination of the collectability in the ordinary course of Eligible Trade Receivables, including, without limitation, on account of dilution.

“Reference Time” has the meaning set forth in Section 1.08(g).

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of the Lead Borrower and its Subsidiaries as prescribed by the Securities Laws.

“Related Intellectual Property” means such rights with respect to the Intellectual Property of the Loan Parties as are reasonably necessary or useful to permit the Agent to enforce its rights and remedies under the Loan Documents with respect to the Collateral, or the disposition of which would otherwise adversely affect the Appraised Value of the Collateral of the Loan Parties.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” has the meaning set forth in Section 1.08(g).

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Reports” has the meaning provided in Section 9.12(b).

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, an electric notice via the Portal or LIBO Rate Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application and, if required by the L/C Issuer, a Standby Letter of Credit Agreement or Commercial Letter of Credit Agreement, as applicable, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, (a) if there are two (2) or fewer Lenders, all Lenders, and (b) if there are more than two (2) Lenders, at least two Lenders holding more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, at least two Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reserves” means all Inventory Reserves, Availability Reserves and Receivables Reserves.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Loan Party or any of the other individuals designated in writing to the Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment. Without limiting the foregoing, “Restricted Payments” with respect to any Person shall also include all payments made by such Person with any proceeds of a dissolution or liquidation of such Person.

12“Rue Canada” means Rue Gilt Groupe Canada, ULC, a British Columbia unlimited liability company.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a Person resident in or determined to be resident in a country, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC or the Government of Canada.

“Sanctioned Person” means, at any time, (a) any Person then named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC’s consolidated Non-SDN list or any other Sanctions-related list maintained by the Government of Canada or any relevant Sanctions authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.

[12]	Effective on the Simon Group Closing Date.

“Sanctions” means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty’s Treasury of the United Kingdom, (e) the Government of Canada or (f) any other Governmental Authority with jurisdiction over the Agent, L/C Issuer or any Lender or any Loan Party or any of their respective Subsidiaries or Affiliates.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“Seasonal Increase Conditions” means each of the following: (i) no Default or Event of Default has occurred and is continuing on the date of the Seasonal Increase Notice and on the date the Seasonal Increase Period is to commence, (ii) the representations and warranties of each Loan Party contained in Article V or in any other Loan Documents shall be true and correct in all material respects on the date of the Seasonal Advance Notice and on and as of the date the Seasonal Increase Period is to commence except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date and (ii) in the case of any representation and warranty qualified by materiality, they shall be true and correct in all respects; (iii) the Borrowers shall have paid all fees in connection with a Seasonal Increase Option under the Fee Letter when such fees are due and payable thereunder; and (iv) the Agent shall have received a fully-executed Seasonal Increase Notice.

“Seasonal Increase Notice” means a written notice executed by the Lead Borrower requesting an increase of $2,500,000 to the Tranche A-1 Commitments which notice will: (i) contain a representation and warranty from the Lead Borrower that no Default or Event of Default has occurred and is continuing, (ii) specify a date, which is no earlier than five (5) Business Days after the Agent’s receipt of such notice, for the commencement of the Seasonal Increase Period, and (iii) specify the Seasonal Increase Period requested. Only one (1) Seasonal Increase Notice may be provided hereunder in any Fiscal Year.

“Seasonal Increase Option” means, at the Lead Borrower’s election as provided pursuant to Section 2.02(c), so long as each of the Seasonal Increase Conditions are satisfied, the option to increase the Aggregate Tranche A-1 Commitments from $4,500,000 to $7,000,000 during, and only for the period of, the Seasonal Increase Period.

“Seasonal Increase Period” means, for any Fiscal Year, if a Seasonal Increase Notice is delivered to the Agent for a period to occur during such Fiscal Year, the period commencing on the later of (i) May 1 of such Fiscal Year and (ii) a date prior to November 30 of such Fiscal Year, specified for the commencement (the “Seasonal Increase Period Commencement Date”) of such period in the Seasonal Increase Notice and ending on the earlier of (x) one hundred and twenty (120) consecutive days from the Seasonal Increase Period Commencement Date and (y) November 30 of such Fiscal Year.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Amendment Effective Date” means June 17, 2014.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC, the PCAOB or any other applicable Governmental Authority or securities regulator.

“Security Agreement” means the Security Agreement dated as of the Closing Date among the Loan Parties party thereto and the Agent, as the same now exists or may hereafter be amended, modified, supplemented, renewed, restated or replaced.

“Security Documents” means the Security Agreement, the Canadian Security Agreement, the Blocked Account Agreements, the DDA Notifications, the Credit Card Notifications, and each other security agreement or other instrument or document executed and delivered to the Agent pursuant to this Agreement or any other Loan Document granting a Lien to secure any of the Obligations.

“Settlement Date” has the meaning provided in Section 2.14(a).

“Seventh Amendment Effective Date” shall mean May 11, 2018.

“Shopify” means Shopify, Inc.

“Shopify Account” means that certain deposit account maintained at Wells Fargo ending in 6810.

“Shopify Blocked Account” means that certain deposit account maintained at Wells Fargo ending in 0409.

“Shopify Contract” shall mean The Shopify Payments Services, by and between Shopify and the Lead Borrower, in the form provided to the Agent prior to, and as in effect on, the Twelfth Amendment Effective Date, a copy of which is attached as Annex II to the Twelfth Amendment.

“Shopify Lien” means a Lien granted by Shop PO, LLC in favor of Shopify on the Shopify Account.

“Shrink” means Inventory which has been lost, misplaced, stolen, or is otherwise unaccounted for.

“Simon Group Acquisition” means the acquisition of cash and the SPO Interests (as defined in the Simon Group Purchase Agreement) of Shop PO, LLC from Simon Property Group, L.P. by the Lead Borrower in exchange for the issuance and sale to Simon Property Group, L.P. by the Lead Borrower of its common stock, among other things, pursuant to and in accordance with the Simon Group Acquisition Documents and applicable Law.

“Simon Group Acquisition Conditions” shall have the meaning given to such term in the Tenth Amendment to Credit Agreement, dated as of the Tenth Amendment Effective Date, and entered into by the Loan Parties, Lenders and Agent.

“Simon Group Acquisition Documents” means, collectively, the Simon Group Purchase Agreement, the Trademark License, the Services Agreement and the Transition Services Agreement (as each such term is defined in the Simon Group Purchase Agreement) and other material related documents delivered by any party thereto in connection with the Simon Group Acquisition.

“Simon Group Purchase Agreement” means that certain Common Stock Purchase and Contribution Agreement to be entered into by the Lead Borrower, Simon Property Group, L.P., as the purchaser, Kynetic, LLC (solely for the purposes of Sections 1.4, 4.9, 10.8 and Article XI thereunder) and Simon Property Group, Inc. (solely for the purposes of Section 10.9 and Article XI thereunder).

“Simon Group Closing Date” has the meaning provided in the Tenth Amendment.

“Sixth Amendment Effective Date” means March 13, 2017.

“SOFR” has the meaning set forth in Section 1.08(g).

“SOFR Administrator” has the meaning set forth in Section 1.08(g).

“SOFR Administrator’s Website” has the meaning set forth in Section 1.08(g).

“SOFR Average” has the meaning set forth in Section 1.08(g).

“Solvent” and “Solvency” means, with respect to any Person on a particular date, that on such date (a) at fair valuation, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. The amount of all guarantees at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.

“Spot Rate” has the meaning given to such term in Section 1.07 hereof.

“Standard Letter of Credit Practice” means, for the L/C Issuer, any domestic or foreign Law or letter of credit practices applicable in the city in which the L/C Issuer issued the applicable Letter of Credit or, for its branch or correspondent, such Laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.

“Standby Letter of Credit” means any Letter of Credit that is not a Commercial Letter of Credit and that (a) is used in lieu or in support of performance guaranties or performance, surety or similar bonds (excluding appeal bonds) arising in the ordinary course of business, (b) is used in lieu or in support of stay or appeal bonds, (c) supports the payment of insurance premiums for reasonably necessary casualty insurance carried by any of the Loan Parties, or (d) supports payment or performance for identified purchases or exchanges of products or services in the ordinary course of business.

“Standby Letter of Credit Agreement” means the Standby Letter of Credit Agreement relating to the issuance of a Standby Letter of Credit in the form from time to time in use by the L/C Issuer.

“Stated Amount” means at any time the maximum amount for which a Letter of Credit may be honored.

“Store” means any retail store (which may include any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by any Loan Party.

“Stripe” means Stripe, Inc.

“Stripe Blocked Account” means a certain deposit account to be opened after the Fourteenth Amendment Effective Date and maintained at Wells Fargo.

“Stripe Contract” means, collectively, the (i) Stripe Services Agreement, (ii) Stripe Commercial Card Program Agreement and (iii) Stripe Spend Card Program Agreement.

“Stripe Commercial Card Program Agreement” means the Stripe Issuing: Commercial Card Program Agreement, by and between Stripe and Shop PO, LLC, in the form provided to the Agent prior to, and as in effect on, the Fourteenth Amendment Effective Date, a copy of which is attached as Annex III-B to the Fourteenth Amendment.

“Stripe Deposit” means the Deposit (as such term is defined in the Stripe Commercial Card Program Agreement) pursuant to Section 5 of the Stripe Commercial Card Program Agreement.

“Stripe Lien” means a Lien granted by Shop PO, LLC in favor of Stripe on the Stripe Blocked Account.

“Stripe Services Agreement” means the Stripe Services Agreement, by and between Stripe and Shop PO, LLC, in the form provided to the Agent prior to, and as in effect on, the Fourteenth Amendment Effective Date, a copy of which is attached as Annex III-A to the Fourteenth Amendment.

“Stripe Spend Card Program Agreement” means the Stripe Issuing: Spend Card Program Agreement, by and between Stripe and Shop PO, LLC, in the form provided to the Agent prior to, and as in effect on, the Fourteenth Amendment Effective Date, a copy of which is attached as Annex III-C to the Fourteenth Amendment.

13“Subordinated Indebtedness” means Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the Obligations and which is in form and on terms approved in writing by the Agent.

“Subordination Provisions” has the meaning specified in Section 8.01(p).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company, unlimited liability company or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Loan Party.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity

[13]	Effective on the Simon Group Closing Date.

contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Wells Fargo, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Note” means the promissory note of the Borrowers substantially in the form of Exhibit C-3, payable to the order of the Swing Line Lender, evidencing the Swing Line Loans made by the Swing Line Lender.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $6,000,000 and (b) the Aggregate Tranche A Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Tranche A Commitments.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenth Amendment” means that certain Tenth Amendment to Credit Agreement dated as of September 27, 2019 among the Loan Parties, the Lenders and the Agent.

“Tenth Amendment Effective Date” means September 27, 2019.

“Term SOFR” has the meaning set forth in Section 1.08(g).

“Term SOFR Notice” has the meaning set forth in Section 1.08(g).

“Term SOFR Transition Event” has the meaning set forth in Section 1.08(g).

“Termination Date” means the earliest to occur of (i) the Maturity Date, (ii) the date on which the maturity of the Obligations is accelerated (or deemed accelerated) and the Commitments are irrevocably terminated (or deemed terminated) in accordance with Article VIII, or (iii) the termination of the Commitments in accordance with the provisions of Section 2.06(a) hereof.

“Third Amendment Effective Date” means July 18, 2014.

“Thirteenth Amendment” means that certain Thirteenth Amendment to Credit Agreement dated as of June 11, 2021 among the Loan Parties, the Lenders and the Agent.

“Thirteenth Amendment Effective Date” means June 11, 2021.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Tranche A Outstandings” means the aggregate Outstanding Amount of all Tranche A Loans, Swing Line Loans and L/C Obligations.

“Tranche A Applicable Percentage” means with respect to any Tranche A Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Tranche A Commitments represented by such Tranche A Lender’s Tranche A Commitment at such time. If the commitment of each Tranche A Lender to make Tranche A Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 2.06 or if the Aggregate Tranche A Commitments have expired, then the Tranche A Applicable Percentage of each Lender shall be determined based on the Tranche A Applicable Percentage of such Tranche A Lender most recently in effect, giving effect to any subsequent assignments. The Tranche A Applicable Percentage of each Tranche A Lender as of the Third Amendment Effective Date is set forth opposite the name of such Tranche A Lender on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Tranche A Lender becomes a party hereto, as applicable.

“Tranche A Borrowing Base” means, at any time of calculation, an amount equal to:

(a) the face amount of Eligible Credit Card Receivables multiplied by the Credit Card Advance Rate;

plus

(b) the Cost of Eligible Inventory, net of Inventory Reserves, multiplied by the product of Appraisal Percentage multiplied by the Appraised Value of Eligible Inventory; provided, however, that the amount of Eligible Inventory constituting Eligible In-Transit Inventory shall not, when added together with all Eligible Letters of Credit, exceed $7,500,000;

plus

(c) with respect to any Eligible Letter of Credit, the least of (i) the product of Appraisal Percentage multiplied by the Appraised Value, multiplied by the Cost when completed of the Inventory supported by such Eligible Letter of Credit, net of Inventory Reserves, (ii) the product of Appraisal Percentage multiplied by the Appraised Value, multiplied by the Stated Amount of such Eligible Letter of Credit, or (iii) 7,500,000 minus all Eligible In-Transit Inventory;

plus

(d) 85% multiplied by the face amount of Eligible Trade Receivables (net of Receivable Reserves applicable thereto);

minus

(e) the then amount of all Availability Reserves. 14

“Tranche A Commitment” means, with respect to each Tranche A Lender, the commitment of such Lender hereunder set forth as its Tranche A Commitment opposite its name on Schedule 2.01 hereto or as may subsequently be set forth in the Register from time to time, as the same may be reduced or increased from time to time pursuant to the terms of this Agreement. As of the Tenth Amendment Effective Date, the aggregate Tranche A Commitments were in the amount of $60,500,000.15

“Tranche A Lender” means each Lender having a Tranche A Commitment as set forth on Schedule 2.01 hereto or in the Assignment and Acceptance by which it becomes a Tranche A Lender.

“Tranche A Loan Cap” means, at any time of determination, the lesser of (a) the Aggregate Tranche A Commitments or (b) the Tranche A Borrowing Base.

“Tranche A Loan” has the meaning set forth in Section 2.01.

“Tranche A Note” means a promissory note made by the Borrowers in favor of a Tranche A Lender evidencing the Tranche A Loans made by such Tranche A Lender, substantially in the form of Exhibit C-1.

“Tranche A-1 Applicable Percentage” means with respect to any Tranche A-1 Lender at any time, the percentage (carried out to the fourth decimal place) of the Aggregate Tranche A-1 Commitments represented by such Tranche A-1 Lender’s Tranche A-1 Commitment at such time. If the commitment of each Tranche A-1 Lender to make Tranche A-1 Loans has been terminated pursuant to Section 2.06 or if the Aggregate Tranche A-1 Commitments have expired, then the Tranche A-1 Applicable Percentage of each Lender shall be determined based on the Tranche A-1 Applicable Percentage of such Tranche A-1

[14]	Effective on the Simon Group Closing Date.
[15]	Effective on the Simon Group Closing Date.

Lender most recently in effect, giving effect to any subsequent assignments. The Tranche A-1 Applicable Percentage of each Tranche A-1 Lender as of the Third Amendment Effective Date is set forth opposite the name of such Tranche A-1 Lender on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Tranche A-1 Lender becomes a party hereto, as applicable.

“Tranche A-1 Borrowing Base” means at any time of calculation, an amount equal to: (a) the face amount of Eligible Credit Card Receivables multiplied by five percent (5.0%), and ten percent (10%) if any calculation of the “Tranche A-1 Borrowing Base” is made during a Seasonal Increase Period, plus (b) the Cost of Eligible Inventory, net of Inventory Reserves, multiplied by five percent (5.0%), and ten percent (10%) if any calculation of the “Tranche A-1 Borrowing Base” is made during a Seasonal Increase Period, of the Appraised Value of Eligible Inventory; provided, that in no event shall any Eligible In-Transit Inventory be included in the calculation of the Eligible Inventory for purposes of the Tranche A-1 Borrowing Base.

“Tranche A-1 Commitment” shall mean, with respect to each Tranche A-1 Lender, the commitment of such Tranche A-1 Lender hereunder set forth as its Tranche A-1 Commitment opposite its name on Schedule 2.01 hereto or as may subsequently be set forth in the Register from time to time, as the same may be reduced from time to time pursuant to this Agreement. As of the Eighth Amendment Effective Date, the aggregate Tranche A-1 Commitments were in the amount of $4,500,000 which may be increased to $7,000,000, in the aggregate, during the Seasonal Increase Period, if any, and which will decrease in the aggregate amount of $4,500,000 on the day after the last day of the Seasonal Increase Period.

“Tranche A-1 Lender” means each Lender having a Tranche A-1 Commitment as set forth on Schedule 2.01 hereto or in the Assignment and Acceptance by which it becomes a Tranche A-1 Lender.

“Tranche A-1 Loan Cap” means the lesser of (i) the Aggregate Tranche A-1 Commitments, or (ii) the Tranche A-1 Borrowing Base.

“Tranche A-1 Loan” has the meaning set forth in Section 2.01.

“Tranche A-1 Note” means an amended and restated promissory note made by the Borrowers in favor of a Tranche A-1 Lender evidencing the Tranche A-1 Loans made by such Tranche A-1 Lender, substantially in the form of Exhibit C-2.

“Trigger Event” means (i) the occurrence and continuance of any Default or Event of Default, or (ii) if the Lenders at any time make Loans exceeding $1,500,000, or (iii) if the outstanding L/C Obligations exceed forty percent (40%) of the Tranche A Loan Cap at any time. For purposes of this Agreement, the occurrence of a Trigger Event shall be deemed continuing at the Agent’s option (i) so long as such Default or Event of Default has not been waived, or with respect to a Default, cured during the applicable grace period, and/or (ii) if the Trigger Event arises as a result of the Borrowers’ failure to maintain the outstanding balance of all Loans under $1,500,000, until the outstanding balance of all Loans are under $1,500,000 for sixty (60) consecutive calendar days, and/or (iii) if the Trigger Event arises as a result of the Borrowers’ failure to maintain the outstanding L/C Obligations under forty percent (40%) of the Tranche A Loan Cap, until the outstanding balance of L/C Obligations are under forty percent (40%) of the Tranche A Loan Cap for sixty (60) consecutive calendar days, in which case a Trigger Event shall no longer be deemed to be continuing for purposes of this Agreement. The termination of a Trigger Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Trigger Event in the event that the conditions set forth in this definition again arise.

“Twelfth Amendment” means that certain Twelfth Amendment to Credit Agreement dated as of February 17, 2021 among the Loan Parties, the Lenders and the Agent.

“Twelfth Amendment Effective Date” means February 17, 2021.

“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a LIBO Rate Loan.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the Commonwealth of Massachusetts; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the Commonwealth of Massachusetts, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

“UFCA” has the meaning specified in Section 10.22(d).

“UFTA” has the meaning specified in Section 10.22(d).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” has the meaning set forth in Section 1.08(g).

“Uncommitted Increase” has the meaning specified in Section 2.15(a).

“Uncapped Availability” means, as of any date of determination thereof by the Agent, the result, if a positive number, of:

(a)	the Tranche A Borrowing Base,

Minus

(b)	the Total Tranche A Outstandings.

In calculating Uncapped Availability at any time and for any purpose under this Agreement, the Lead Borrower shall certify to the Agent that all accounts payable and Taxes are being paid on a timely basis.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unintentional Overadvance” means an Overadvance which, to the Agent’s knowledge, did not constitute an Overadvance when made but which has become an Overadvance resulting from changed circumstances beyond the control of the Credit Parties, including, without limitation, a reduction in the Appraised Value of property or assets included in the Borrowing Base or misrepresentation by the Loan Parties.

“United States” and “U.S.” mean the United States of America.

“USD LIBOR” has the meaning set forth in Section 1.08(g).

“Wells Fargo” means Wells Fargo Bank, National Association and its successors.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in Dollars in full in cash or immediately available funds (or, in the case of contingent reimbursement obligations with respect to Letters of Credit and Bank Products (other than Swap Contracts) and any other contingent Obligations, providing Cash Collateralization or other collateral as may be requested by the Agent) of all of the Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Swap Contracts) other than (i) unasserted contingent indemnification Obligations, (ii) any Obligations relating to Bank Products (other than Swap Contracts) that, at such time, are allowed by the applicable Bank Product provider to remain outstanding without being required to be repaid or Cash Collateralized or otherwise collateralized as may be requested by the Agent, and (iii) any Obligations relating to Swap Contracts that, at such time, are allowed by the applicable provider of such Swap Contracts to remain outstanding without being required to be repaid.

(e) For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (i) “personal property” shall be deemed to include “movable property”, (ii) “real property” shall be deemed to include “immovable property”, (iii) “tangible property” shall be deemed to include “corporeal property”, (iv) “intangible property” shall be deemed to include “incorporeal property”, (v) “security interest”, “mortgage” and “lien” shall be deemed to include a “hypothec”, “prior claim” and a “resolutory clause,” (vi) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Quebec, (vii) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to an “opposable” or “set up” Liens as against third parties, (viii) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (ix) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (x) an “agent” shall be deemed to include a “mandatary,” (xi) “construction liens” shall be deemed to include “legal hypothecs”, (xii) “joint and several” shall be deemed to include “solidary” and “jointly and severally” shall be deemed to include “solidarily” (xiii) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (xiv) “beneficial ownership” shall be deemed to include “ownership on behalf of another as mandatary”, (xv) “easement” shall be deemed to include “servitude”, (xvi) “priority” shall be deemed to include “prior claim”, (xvii) “survey” shall be deemed to include “certificate of location and plan”, (xviii) “fee simple title” shall be deemed to include “absolute ownership”, and (xix) “foreclosure” shall be deemed to include “the exercise of a hypothecary recourse”. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only (except if another language is required under any applicable Law) and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement (sauf si une autre langue est requise en vertu d’une loi applicable).

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Lead Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Lead Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Lead Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04 Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the Stated Amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms of any Issuer Documents related thereto, provides for one or more automatic increases in the Stated Amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time.

1.07 Currency Equivalents Generally. Any amount specified in this Agreement (other than in Article II, Article IX and Article X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars. For purposes of this Section 1.07, the “Spot Rate” for a currency means the rate determined by the Agent to be the rate quoted by the Person acting in such capacity as the Spot Rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Agent may obtain such spot rate from another financial institution designated by the Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

1.08 Benchmark Replacement Setting.

(a) (i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Contract shall be deemed not to be a “Loan Document” for purposes of this Section 1.08(a)) if a Benchmark Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a)(1) or (a)(2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (a)(3) or clause (c) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If an Unadjusted Benchmark Replacement Rate is SOFR Average, all interest payments will be on a monthly basis.

(ii) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that this clause (ii) shall not be effective unless the Agent has delivered to the Lenders and the Lead Borrower a Term SOFR Notice. For the avoidance of doubt, the Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may elect or not elect to do so in its sole discretion.

(b) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Lead Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 1.08(e) below and (E) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 1.08, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 1.08.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Lead Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Lead Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans bearing interest based on the then-current Benchmark, which Loans are to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Lead Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(f) London Interbank Offered Rate Benchmark Transition Event. On March 5, 2021, the IBA, the administrator of the London interbank offered rate, and the FCA, the regulatory supervisor of the IBA, made the Announcements that the final publication or representativeness date for Dollars for (I) 1-week and 2-month London interbank offered rate tenor settings will be December 31, 2021 and (II) overnight, 1-month, 3-month, 6-month and 12-month London interbank offered rate tenor settings will be June 30, 2023. No successor administrator for the IBA was identified in such Announcements. The parties hereto agree and acknowledge that the Announcements resulted in the occurrence of a Benchmark Transition Event with respect to the London interbank offered rate pursuant to the terms of this Agreement and that any obligation of the Agent to notify any parties of such Benchmark Transition Event pursuant to clause (c) of this Section 1.08 shall be deemed satisfied.

(g) Certain Defined Terms. As used in this Section titled “Benchmark Replacement Setting”:

“Announcements” has the meaning specified in Section 3.03.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 1.08(d); provided, that if the then-current Benchmark is based upon SOFR Average, such Benchmark shall be deemed to not have any Available Tenors.

“Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 1.08(a).

“Benchmark Replacement” means,

(a) with respect to any Benchmark Transition Event or Early Opt-in Election, the first alternative set forth in the order below that can be determined by the Agent for the applicable Benchmark Replacement Date:

(1)

for any Available Tenor, the sum of: (A) Term SOFR and (B) the related Benchmark Replacement Adjustment; provided, that, if the Lead Borrower has provided a notification to the Agent in writing on or prior to such Benchmark Replacement Date that the Lead Borrower has a Swap Contract in place with respect to any of the Loans as of the date of such notice (which such notification the Agent shall be entitled to rely upon and shall have no duty or obligation to ascertain the correctness or completeness of), then the Agent, in its sole discretion, may decide not to determine the Benchmark Replacement pursuant to this clause (a)(1) for such Benchmark Transition Event or Early Opt-in Election, as applicable;

(2)	the sum of (A) SOFR Average and (ii) the related Benchmark Replacement Adjustment;

(3)

for any Available Tenor (if applicable), the sum of: (A) the alternate benchmark rate that has been selected by the Agent and the Lead Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor (if applicable) giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment; or

(b) with respect to any Term SOFR Transition Event, for any Available Tenor (if applicable), the sum of (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment;

(c) with respect to any Other Benchmark Rate Election, for any Available Tenor (if applicable), the sum of: (i) the alternate benchmark rate that has been selected by the Agent and the Lead Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor (if applicable) giving due consideration to any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment;

provided that, (i) in the case of clause (a)(1), if the Agent decides that Term SOFR is not administratively feasible for the Agent, then Term SOFR will be deemed unable to be determined for purposes of this definition and (ii) in the case of clause (a)(1) or clause (b) of this definition, the applicable Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (a)(1), (a)(2) or (a)(3), or clause (b) or clause (c) of this definition would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor (if applicable) for any setting of such Unadjusted Benchmark Replacement:

(1)

for purposes of clauses (a)(1) and (b) of the definition of “Benchmark Replacement,” an amount equal to (A) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, (B) 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration and (C) 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration;

(2)	for purposes of clause (a)(2) of the definition of “Benchmark Replacement,” an amount equal to 0.11448% (11.448 basis points);

(3)

for purposes of clause (a)(3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Lead Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor (if applicable) of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor (if applicable) of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities; and

(4)

for purposes of clause (c) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Lead Borrower giving due consideration to any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, the applicability of Section 3.05 and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors (if applicable) of such Benchmark (or such component thereof);

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;

(3)

in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the Agent has provided the Term SOFR Notice to the Lenders and the Lead Borrower pursuant to Section 1.08(a)(ii); or

(4)

in the case of an Early Opt-in Election or an Other Benchmark Rate Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable is provided to the Lenders, so long as the Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable is provided to the Lenders, written notice of objection to such Early Opt-in Election or Other Benchmark Rate Election, as applicable from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) if the then-current Benchmark has any Available Tenors, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then- current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors (if applicable) of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor (if applicable) of such Benchmark (or such component thereof);

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors (if applicable) of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor (if applicable) of such Benchmark (or such component thereof); or

(3)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors (if applicable) of such Benchmark (or such component thereof) are no longer representative.

(5)

For the avoidance of doubt, if the then-current Benchmark has any Available Tenors, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 1.08 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 1.08.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of:

(1)

a notification by the Agent to (or the request by the Lead Borrower to the Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, Term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)	the joint election by the Agent and the Lead Borrower to trigger a fallback from USD LIBOR and the provision by the Agent of written notice of such election to the Lenders.

“FCA” has the meaning specified in Section 3.03.

“Floor” means a per annum rate of interest equal to 0.50%.

“IBA” has the meaning specified in Section 3.03.

“Other Benchmark Rate Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of:

(1)

a notification by the Agent to (or the request by the Lead Borrower to the Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed), in lieu of a USD LIBOR-based rate, a term benchmark rate that is not a SOFR-based rate as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)	the joint election by the Agent and the Lead Borrower to trigger a fallback from USD LIBOR and the provision by the Agent of written notice of such election to the Lenders.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two (2) London Banking Days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Agent in its reasonable discretion.

“Relevant Governmental Body” means the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Average” means the compounded average of SOFR over a rolling calendar day period of thirty (30) days published by the Federal Reserve Bank of New York (or a successor administrator of the SOFR Average).

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Agent to the Lenders and the Lead Borrower of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Agent and (c) a Benchmark Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, has previously occurred resulting in the replacement of the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 1.08 with a Benchmark Replacement the Unadjusted Benchmark Replacement component of which is not Term SOFR.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“USD LIBOR” means the London interbank offered rate for Dollars.

1.09 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Committed Loans; Reserves.

(a) Subject to the terms and conditions set forth herein, (i) each Tranche A Lender severally agrees to make loans (each such loan, a “Tranche A Loan”) to the Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the lesser of (x) the amount of such Lender’s Tranche A Commitment, or (y) such Lender’s Tranche A Applicable Percentage of the Tranche A Loan Cap, and (ii) each Tranche A-1 Lender severally agrees to make loans (each such loan, a “Tranche A-1 Loan”) to the Borrowers from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the lesser of (x) the amount of such Lender’s Tranche A-1 Commitment, or (y) such Lender’s Tranche A-1 Applicable Percentage of the Tranche A-1 Loan Cap; such in each case to the following limitations; subject in each case to the following limitations:

(i) after giving effect to any Committed Borrowing, the Total Outstandings shall not exceed the Loan Cap,

(ii) after giving effect to any Committed Borrowing of a Tranche A Loan, the aggregate Outstanding Amount of the Tranche A Loans of any Tranche A Lender, plus such Tranche A Lender’s Tranche A Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Tranche A Lender’s Tranche A Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed the lesser of (x) such Tranche A Lender’s Tranche A Commitment and (y) such Tranche A Lender’s Tranche A Applicable Percentage of the Tranche A Borrowing Base,

(iii) after giving effect to any Committed Borrowing of a Tranche A Loan, the Total Tranche A Outstandings shall not exceed the Tranche A Loan Cap,

(iv) after giving effect to any Committed Borrowing of a Tranche A-1 Loan, the aggregate Outstanding Amount of the Tranche A-1 Loans of any Tranche A-1 Lender, shall not exceed the lesser of (x) such Tranche A-1 Lender’s Tranche A-1 Commitment and (y) such Tranche A-1 Lender’s Tranche A-1 Applicable Percentage of the Tranche A-1 Borrowing Base,

(v) after giving effect to any Committed Borrowing of a Tranche A-1 Loan, the aggregate Outstanding Amount of the Tranche A-1 Loans shall not exceed the Tranche A-1 Loan Cap, and

(vi) the Outstanding Amount of all L/C Obligations shall not at any time exceed the Letter of Credit Sublimit.

Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Committed Loans may be Base Rate Loans or LIBO Rate Loans, as further provided herein.

(b) The Inventory Reserves and Availability Reserves as of the Closing Date are set forth in the Borrowing Base Certificate delivered pursuant to Section 4.01(c) hereof.

(c) The Agent shall have the right, at any time and from time to time after the Closing Date in its discretion to establish, modify or eliminate Reserves.

2.02 Borrowings, Conversions and Continuations of Committed Loans.

(a) Committed Loans (other than Swing Line Loans) shall be either Base Rate Loans or LIBO Rate Loans as the Lead Borrower may request subject to and in accordance with this Section 2.02. All Swing Line Loans shall be only Base Rate Loans. Subject to the other provisions of this Section 2.02, Committed Borrowings of more than one Type may be incurred at the same time.

(b) Each request for a Committed Borrowing consisting of a Base Rate Loan shall be made by electronic request of the Lead Borrower through Administrative Agent’s Commercial Electronic Office Portal or through such other electronic portal provided by Administrative Agent (the “Portal”), which must be received by the Agent not later than 11:00 a.m. on the requested date of any Borrowing of Base Rate Loans. The Borrowers hereby acknowledge and agree that any request made through the Portal shall be deemed made by a Responsible Officer of the Borrowers. Each request for a Committed Borrowing consisting of a LIBO Rate Loan shall be made pursuant to the Lead Borrower’s submission of a LIBO Rate Loan Notice, which must be received by the Agent not later than 11:00 a.m. three (3) Business Days prior to the requested date of any Borrowing or continuation of LIBO Rate Loans. Each LIBO Rate Loan Notice shall specify (i) the requested date of the Borrowing or continuation, as the case may be (which shall be a Business Day), (ii) the principal amount of LIBO Rate Loans to be borrowed or continued (which shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof), and (iii) the duration of the Interest Period with respect thereto. If the Lead Borrower fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. On the requested date of any LIBO Rate Loan, (i) in the event that Base Rate Loans are outstanding in an amount equal to or greater than the requested LIBO Rate Loan, all or a portion of such Base Rate Loans shall be automatically converted to a LIBO Rate Loan in the amount requested by the Lead Borrower, and (ii) if Base Rate Loans are not outstanding in an amount at least equal to the requested LIBO Rate Loan, the Lead Borrower shall make an electronic request via the Portal for additional Base Rate Loans in an such amount, when taken with the outstanding Base Rate Loans (which shall be converted automatically at such time), as is necessary to satisfy the requested LIBO Rate Loan. If the Lead Borrower fails to make such additional request via the Portal as required pursuant to clause (ii) of the foregoing sentence, then the Borrowers shall be responsible for all amounts due pursuant to Section 3.05 hereof arising on account of such failure. If the Lead Borrower fails to give a timely notice with respect to any continuation of a LIBO Rate Loan, then the applicable Committed Loans shall be converted to Base Rate Loans, effective as of the last day of the Interest Period then in effect with respect to the applicable LIBO Rate Loans. All Committed Borrowing requests which are not made on-line via the Portal shall be subject to (and unless Agent elects otherwise in the exercise of its sole discretion, Committed Borrowing shall not be made until the completion of) Agent’s authentication process (with results satisfactory to Agent) prior to the funding of any such requested Committed Loan.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Borrowers shall not request, and the Tranche A Lenders shall be under no obligation to fund, any Tranche A Loan unless the Borrowers have borrowed the full amount available under the Tranche A-1 Loan Cap. If any Tranche A-1 Loan is prepaid in whole or part pursuant to Section 2.05, any Committed Loans to the Borrowers thereafter requested shall be Tranche A-1 Loans until the maximum principal amount of Tranche A-1 Loans outstanding equals the Tranche A-1 Loan Cap and thereafter shall be Tranche A Loans. The Lead Borrower may, at its option, deliver a Seasonal Increase Notice to the Agent at any time to exercise its Seasonal Increase Option, and, subject to satisfaction of the Seasonal Increase Conditions, the Aggregate Tranche A-1 Commitments will be increased by an aggregate amount of $2,500,000.

(d) The Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Lead Borrower, the Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Agent in immediately available funds at the Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Agent shall use reasonable efforts to make all funds so received available to the Borrowers in like funds by no later than 4:00 p.m. on the day of receipt by the Agent either by (i) crediting the account of the Lead Borrower on the books of Wells Fargo with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Agent by the Lead Borrower.

(e) Each Borrowing of Tranche A Loans (other than Swing Line Loans) shall be made by the Tranche A Lenders pro rata in accordance with their respective Tranche A Applicable Percentage and each Borrowing of Tranche A-1 Loans shall be made by the Tranche A-1 Lenders pro rata in accordance with their respective Tranche A-1 Applicable Percentage. The failure of any Lender to make any Loan shall neither relieve any other Lender of its obligation to fund its Loan in accordance with the provisions of this Agreement nor increase the obligation of any such other Lender.

(f) The Agent, without the request of the Lead Borrower, may advance any interest, fee, service charge (including direct wire fees), Credit Party Expenses, or other payment to which any Credit Party is entitled from the Loan Parties pursuant hereto or any other Loan Document and may charge the same to the Loan Account notwithstanding that an Overadvance may result thereby. The Agent shall advise the Lead Borrower of any such advance or charge promptly after the making thereof. Such action on the part of the Agent shall not constitute a waiver of the Agent’s rights and the Borrowers’ obligations under Section 2.05(b). Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.02(f) shall bear interest at the interest rate then and thereafter applicable to Base Rate Loans.

(g) Except as otherwise provided herein, a LIBO Rate Loan may be continued or converted only on the last day of an Interest Period for such LIBO Rate Loan. During the existence of a Default or an Event of Default, no Loans may be requested as, converted to or continued as LIBO Rate Loans without the Consent of the Required Lenders.

(h) The Agent shall promptly notify the Lead Borrower and the Lenders of the interest rate applicable to any Interest Period for LIBO Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Agent shall notify the Lead Borrower and the Lenders of any change in Wells Fargo’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(i) After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than six (6) Interest Periods in effect with respect to LIBO Rate Loans.

(j) The Agent, the Lenders, the Swing Line Lender and the L/C Issuer shall have no obligation to make any Loan or to provide any Letter of Credit if an Overadvance would result. The Agent may, in its discretion, make Permitted Overadvances without the consent of the Borrowers, the Tranche A Lenders, the Swing Line Lender and the L/C Issuer and the Borrowers and each Tranche A Lender and L/C Issuer shall be bound thereby. Any Permitted Overadvance may constitute a Swing Line Loan. A Permitted Overadvance is for the account of the Borrowers and shall constitute a Base Rate Loan and an Obligation and shall be repaid by the Borrowers in accordance with the provisions of Section 2.05(b). The making of any such Permitted Overadvance on any one occasion shall not obligate the Agent or any Tranche A Lender to make or permit any Permitted Overadvance on any other occasion or to permit such Permitted Overadvances to remain outstanding. The making by the Agent of a Permitted Overadvance shall not modify or abrogate any of the provisions of Section 2.03 regarding the Tranche A Lenders’ obligations to purchase participations with respect to Letter of Credits or of Section 2.04 regarding the Tranche A Lenders’ obligations to purchase participations with respect to Swing Line Loans. The Agent shall have no liability for, and no Loan Party or Credit Party shall have the right to, or shall, bring any claim of any kind whatsoever against the Agent with respect to Unintentional Overadvances regardless of the amount of any such Overadvance(s).

2.03 Letters of Credit.

(a) Subject to the terms and conditions of this Agreement, upon the request of the Lead Borrower made in accordance herewith, and prior to the Maturity Date, the L/C Issuer agrees to issue a requested Letter of Credit for the account of the Loan Parties. By submitting a request to the L/C Issuer for the issuance of a Letter of Credit, the Borrowers shall be deemed to have requested that the L/C Issuer issue the requested Letter of Credit. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be (i) irrevocable and shall be made in writing pursuant to a Letter of Credit Application by a Responsible Officer, (ii) delivered to the L/C Issuer and the Agent via telefacsimile or other electronic method of transmission reasonably acceptable to the L/C Issuer not later than 11:00 a.m. at least two Business Days (or such other date and time as the Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the requested date of issuance, amendment, renewal, or extension, and (iii) subject to the L/C Issuer’s authentication process with results satisfactory to the L/C Issuer. Each such request shall be in form and substance reasonably satisfactory to the L/C Issuer and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as the Agent or the L/C Issuer may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that the L/C Issuer generally requests for Letters of Credit in similar circumstances. All Borrowing requests which are not made on-line via Agent’s Portal shall be subject to (and unless Agent elects otherwise in the exercise of its sole discretion, such Borrowings shall not be made until the completion of) Agent’s authentication process (with results satisfactory to Agent) prior to the funding of any such requested Letter of Credit. The L/C Issuer’s records of the content of any such request will be conclusive.

(b) The L/C Issuer shall have no obligation to issue a Letter of Credit if, after giving effect to the requested issuance, (i) the Total Outstandings would exceed Loan Cap, (ii) the Total Tranche A Outstandings would exceed the Tranche A Loan Cap; (iii) the aggregate Outstanding Amount of the Tranche A Loans of any Tranche A Lender, plus such Tranche A Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Tranche A Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans would exceed such Tranche A Lender’s Tranche A Commitment, or (iv) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit;

(c) In the event there is a Defaulting Tranche A Lender as of the date of any request for the issuance of a Letter of Credit, the L/C Issuer shall not be required to issue or arrange for such Letter of Credit to the extent (i) the Defaulting Lender’s participation with respect to such Letter of Credit may not be reallocated pursuant to Section 9.16(b), or (ii) the L/C Issuer has not otherwise entered into arrangements reasonably satisfactory to it and the Borrowers to eliminate the L/C Issuer’s risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include the Borrowers cash collateralizing such Defaulting Lender’s participation with respect to such Letter of Credit in accordance with Section 9.16(b). Additionally, the L/C Issuer shall have no obligation to issue and/or extend a Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit or request that the L/C Issuer refrain from the issuance of letters of credit generally or such Letter of Credit in particular, or (B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally, or (C) if the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless either such Letter of Credit is Cash Collateralized on or prior to the date of issuance of such Letter of Credit (or such later date as to which the Agent may agree) or all the Tranche A Lenders have approved such expiry date.

(d) Any L/C Issuer (other than Wells Fargo or any of its Affiliates) shall notify the Agent in writing no later than the Business Day immediately following the Business Day on which such L/C Issuer issued any Letter of Credit; provided that (i) until the Agent advises any such L/C Issuer that the provisions of Section 4.02 are not satisfied, or (ii) unless the aggregate amount of the Letters of Credit issued in any such week exceeds such amount as shall be agreed by the Agent and such L/C Issuer, such L/C Issuer shall be required to so notify the Agent in writing only once each week of the Letters of Credit issued by such L/C Issuer during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as the Agent and such L/C Issuer may agree. Each Letter of Credit shall be in form and substance reasonably acceptable to the L/C Issuer, including the requirement that the amounts payable thereunder must be payable in Dollars; provided that if the L/C Issuer, in its discretion, issues a Letter of Credit denominated in a currency other than Dollars, all reimbursements by the Borrowers of the honoring of any drawing under such Letter of Credit shall be paid in Dollars based on the Spot Rate. If the L/C Issuer makes a payment under a Letter of Credit, the Borrowers shall pay to Agent an amount equal to the applicable Letter of Credit Disbursement on the Business Day such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Committed Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 4.02 hereof) and, initially, shall bear interest at the rate then applicable to Committed Loans that are Base Rate Loans. If a Letter of Credit Disbursement is deemed to be a Committed Loan hereunder, the Borrowers’ obligation to pay the amount of such Letter of Credit Disbursement to the L/C Issuer shall be automatically converted into an obligation to pay the resulting Committed Loan. Promptly following receipt by the Agent of any payment from the Borrowers pursuant to this paragraph, the Agent shall distribute such payment to the L/C Issuer or, to the extent that the Tranche A Lenders have made payments pursuant to Section 2.03(e) to reimburse the L/C Issuer, then to such Tranche A Lenders and the L/C Issuer as their interests may appear.

(e) Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.03(d), each Tranche A Lender agrees to fund its Applicable Percentage of any Committed Loan deemed made pursuant to Section 2.03(d) on the same terms and conditions as if the Borrowers had requested the amount thereof as a Committed Loan and the Agent shall promptly pay to the L/C Issuer the amounts so received by it from the Tranche A Lenders. By the issuance of a Letter of Credit (or an amendment, renewal, or extension of a Letter of Credit) and without any further action on the part of the L/C Issuer or the Lenders, the L/C Issuer shall be deemed to have granted to each Tranche A Lender, and each Tranche A Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by the L/C Issuer, in an amount equal to its Applicable Percentage of such Letter of Credit, and each such Tranche A Lender agrees to pay to the Agent, for the account of the L/C Issuer, such Tranche A Lender’s Applicable Percentage of any Letter of Credit Disbursement made by the L/C Issuer under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Tranche A Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of the L/C Issuer, such Tranche A Lender’s Applicable Percentage of each Letter of Credit Disbursement made by the L/C Issuer and not reimbursed by Borrowers on the date due as provided in Section 2.03(d), or of any reimbursement payment that is required to be refunded (or that the Agent or the L/C Issuer elects, based upon the advice of counsel, to refund) to the Borrowers for any reason. Each Tranche A Lender acknowledges and agrees that its obligation to deliver to the Agent, for the account of the L/C Issuer, an amount equal to its respective Applicable Percentage of each Letter of Credit Disbursement pursuant to this Section 2.03(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of a Default or Event of Default or the failure to satisfy any condition set forth in Section 4.02 hereof. If any such Tranche A Lender fails to make available to the Agent the amount of such Tranche A Lender’s Applicable Percentage of a Letter of Credit Disbursement as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and the Agent (for the account of the L/C Issuer) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(f) Each Borrower agrees to indemnify, defend and hold harmless each Credit Party (including the L/C Issuer and its branches, Affiliates, and correspondents) and each such Person’s respective directors, officers, employees, attorneys and agents (each, including the L/C Issuer, a “Letter of Credit Related Person”) (to the fullest extent permitted by Law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Letter of Credit Related Person (other than Taxes, which shall be governed by Section 3.01) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of:

(i) any Letter of Credit or any pre-advice of its issuance;

(ii) any transfer, sale, delivery, surrender or endorsement (or lack thereof) of any Drawing Document at any time(s) held by any such Letter of Credit Related Person in connection with any Letter of Credit;

(iii) any action or proceeding arising out of, or in connection with, any Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit;

(iv) any independent undertakings issued by the beneficiary of any Letter of Credit;

(v) any unauthorized instruction or request made to the L/C Issuer in connection with any Letter of Credit or requested Letter of Credit or any error, omission, interruption or delay in such instruction or request, whether transmitted by mail, courier, electronic transmission, SWIFT, or any other telecommunication including communications through a correspondent;

(vi) an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated;

(vii) any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document;

(viii) the fraud, forgery or illegal action of parties other than the Letter of Credit Related Person;

(ix) any prohibition on payment or delay in payment of any amount payable by L/C Issuer to a beneficiary or transferee beneficiary of a Letter of Credit arising out of Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions;

(x) the L/C Issuer’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation;

(xi) any foreign language translation provided to the L/C Issuer in connection with any Letter of Credit;

(xii) any foreign law or usage as it relates to the L/C Issuer’s issuance of a Letter of Credit in support of a foreign guaranty including without limitation the expiration of such guaranty after the related Letter of Credit expiration date and any resulting drawing paid by L/C Issuer in connection therewith; or

(xiii) the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Letter of Credit Related Person;

in each case, including that resulting from the Letter of Credit Related Person’s own negligence; provided, however, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (x) above to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity. The Borrowers hereby agree to pay the Letter of Credit Related Person claiming indemnity on demand from time to time all amounts owing under this Section 2.03(f). If and to the extent that the obligations of the Borrowers under this Section 2.03(f) are unenforceable for any reason, the Borrowers agree to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable Law. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

(g) The liability of the L/C Issuer (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by the Borrowers that are caused directly by the L/C Issuer’s gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit or (iii) retaining Drawing Documents presented under a Letter of Credit. The L/C Issuer shall be deemed to have acted with due diligence and reasonable care if the L/C Issuer’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement. The Borrowers’ aggregate remedies against the L/C Issuer and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by the Borrowers to the L/C Issuer in respect of the honored presentation in connection with such Letter of Credit under Section 2.03(d), plus interest at the rate then applicable to Base Rate Loans hereunder. The Borrowers shall take action to avoid and mitigate the amount of any damages claimed against the L/C Issuer or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit. Any claim by the Borrowers under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by the Borrowers as a result of the breach or alleged wrongful conduct complained of; and (y) the amount (if any) of the loss that would have been avoided had the Borrowers taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing the L/C Issuer to effect a cure.

(h) The Borrowers are responsible for the final text of the Letter of Credit as issued by the L/C Issuer, irrespective of any assistance the L/C Issuer may provide such as drafting or recommending text or by the L/C Issuer’s use or refusal to use text submitted by the Borrowers. The Borrowers understand that the final form of any Letter of Credit may be subject to such revisions and changes as are deemed necessary or appropriate by the L/C Issuer, and the Borrowers hereby consent to such revisions and changes not materially different from the application executed in connection therewith. Borrowers are solely responsible for the suitability of the Letter of Credit for the Borrowers’ purposes. If Borrowers request the L/C Issuer to issue a Letter of Credit for an affiliated or unaffiliated third party (an “Account Party”), (i) such Account Party shall have no rights against the L/C Issuer; (ii) Borrowers shall be responsible for the application and obligations under this Agreement; and (iii) communications (including notices) related to the respective Letter of Credit shall be among the L/C Issuer and the Borrowers. The Borrowers will examine the copy of the Letter of Credit and any other documents sent by the L/C Issuer in connection therewith and shall promptly notify the L/C Issuer (not later than three (3) Business Days following the Borrowers’ receipt of documents from the L/C Issuer) of any non-compliance with the Borrowers’ instructions and of any discrepancy in any document under any presentment or other irregularity. The Borrowers understand and agree that the L/C Issuer is not required to extend the expiration date of any Letter of Credit for any reason. With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, the L/C Issuer, in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit and, if the Borrowers do not at any time want the then current expiration date of such Letter of Credit to be extended, Borrowers will so notify the Agent and the L/C Issuer at least 30 calendar days before the L/C Issuer is required to notify the beneficiary of such Letter of Credit or any advising bank of such non-extension pursuant to the terms of such Letter of Credit.

(i) The Borrowers’ reimbursement and payment obligations under this Section 2.03 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:

(i) any lack of validity, enforceability or legal effect of any Letter of Credit, any Issuer Document, this Agreement, and Loan Document or any term or provision therein or herein;

(ii) payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;

(iii) the L/C Issuer or any of its branches or Affiliates being the beneficiary of any Letter of Credit;

(iv) the L/C Issuer or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit;

(v) the existence of any claim, set-off, defense or other right that the Parent or any of its Subsidiaries may have at any time against any beneficiary or transferee beneficiary, any assignee of proceeds, the L/C Issuer or any other Person;

(vi) any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.03(i), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, any Borrower’s or any of its Subsidiaries’ reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against the L/C Issuer, the beneficiary or any other Person; or

(vii) the fact that any Default or Event of Default shall have occurred and be continuing;

provided, however, that subject to Section 2.03(g) above, the foregoing shall not release the L/C Issuer from such liability to the Borrowers as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against the L/C Issuer following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of the Borrowers to the L/C Issuer arising under, or in connection with, this Section 2.03 or any Letter of Credit.

(j) Without limiting any other provision of this Agreement, the L/C Issuer and each other Letter of Credit Related Person (if applicable) shall not be responsible to the Borrowers for, and the L/C Issuer’s rights and remedies against the Borrowers and the obligation of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit shall not be impaired by:

(i) honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;

(ii) honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;

(iii) acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;

(iv) the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than the L/C Issuer’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);

(v) acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that the L/C Issuer in good faith believes to have been given by a Person authorized to give such instruction or request;

(vi) any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to the Borrowers;

(vii) any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and any Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;

(viii) assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;

(ix) payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

(x) acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where the L/C Issuer has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;

(xi) honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by the L/C Issuer if subsequently the L/C Issuer or any court or other finder of fact determines such presentation should have been honored;

(xii) dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or

(xiii) honor of a presentation that is subsequently determined by the L/C Issuer to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.

(k) Upon the request of the Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Obligation that remains outstanding, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. Sections 2.05 and 8.02(a)(iii) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.05 and Section 8.02(a)(iii), “Cash Collateralize” means to pledge and deposit with or deliver to the Agent, for the benefit of the L/C Issuer and the Tranche A Lenders, as collateral for the L/C Obligations, cash or deposit account balances in an amount equal to 105% of the Outstanding Amount of all L/C Obligations (other than L/C Obligations with respect to Letters of Credit denominated in a currency other than Dollars, which L/C Obligations shall be Cash Collateralized in an amount equal to 115% of the Outstanding Amount of such L/C Obligations), pursuant to documentation in form and substance satisfactory to the Agent and the L/C Issuer (which documents are hereby Consented to by the Lenders). The Borrowers hereby grant to the Agent a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Wells Fargo except that Permitted Investments of the type listed in clauses (a) through (f) of the definition thereof may be made at the request of the Lead Borrower at the option and in the sole discretion of the Agent (and at the Borrowers’ risk and expense); interest or profits, if any, on such investments shall accumulate in such account. If at any time the Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrowers will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the L/C Issuer and, to the extent not so applied, shall thereafter be applied to satisfy other Obligations.

(l) The Borrowers shall pay to the Agent for the account of each Tranche A Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Margin times the daily Stated Amount under each such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of the Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each month commencing with the first such date to occur after the issuance of such Letter of Credit, and after the Letter of Credit Expiration Date, on demand, and (ii) computed on a monthly basis in arrears. Notwithstanding anything to the contrary contained herein, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate as provided in Section 2.08(b) and be due and payable on demand.

(m) In addition to the Letter of Credit Fees as set forth in Section 2.03(l) above, the Borrowers shall pay immediately upon demand to the Agent for the account of the L/C Issuer as non-refundable fees, commissions, and charges (it being acknowledged and agreed that any charging of such fees, commissions, and charges to the Loan Account pursuant to the provisions of Section 2.02(d) shall be deemed to constitute a demand for payment thereof for the purposes of this Section 2.03(m)): (i) a fronting fee which shall be imposed by the L/C Issuer upon the issuance of each Letter of Credit of 0.125% per annum with respect to each Commercial Letter of Credit and 0.250% per annum with respect to each Standby Letter of Credit, in all cases, of the face amount thereof, plus (ii) any and all other customary commissions, fees and charges then in effect imposed by, and any and all expenses incurred by, the L/C Issuer, or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit, at the time of issuance of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, renewals or cancellations). All fees payable under this clause (m) shall be (i) due and payable on the first Business Day after the end of each month commencing with the first such date to occur after the issuance of such Letter of Credit, and after the Letter of Credit Expiration Date, on demand, and (ii) computed on a monthly basis in arrears. Notwithstanding anything to the contrary contained herein, while any Event of Default exists, all such fees shall accrue at the Default Rate as provided in Section 2.08(b) and be due and payable on demand.

(n) If by reason of (x) any Change in Law, or (y) compliance by the L/C Issuer or any other Credit Party with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of FRB as from time to time in effect (and any successor thereto):

(i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or any Loans or obligations to make Loans hereunder or hereby, or

(ii) there shall be imposed on the L/C Issuer or any other member of the Lender Group any other condition regarding any Letter of Credit, Loans, or obligations to make Loans hereunder,

and the result of the foregoing is to increase, directly or indirectly, the cost to the L/C Issuer or any other member of the Credit Party of issuing, making, participating in, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, the Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrowers, and Borrowers shall pay within thirty (30) days after demand therefor, such amounts as the Agent may specify to be necessary to compensate L/C Issuer or any other member of the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided, that (A) Borrowers shall not be required to provide any compensation pursuant to this Section 2.03(n) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to the Borrowers, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Agent of any amount due pursuant to this Section 2.03(n) as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(o) Each Standby Letter of Credit shall expire not later than the date that is 12 months after the date of the issuance of such Letter of Credit; provided, that any Standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration; provided further, that with respect to any Letter of Credit which extends beyond the Maturity Date, Cash Collateralization shall be provided therefor on or before the date that is five Business Days prior to the Maturity Date. Each commercial Letter of Credit shall expire on the earlier of (i) 120 days after the date of the issuance of such commercial Letter of Credit and (ii) five Business Days prior to the Maturity Date.

(p) Unless otherwise expressly agreed by the L/C Issuer and the Borrowers when a Letter of Credit is issued, (i) the rules of the ISP and the UCP shall apply to each Standby Letter of Credit, and (ii) the rules of the UCP shall apply to each Commercial Letter of Credit.

(q) The L/C Issuer shall act on behalf of the Tranche A Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(r) In the event of a direct conflict between the provisions of this Section 2.03 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.03 shall control and govern.

(s) At the Borrowers’ costs and expense, the Borrowers shall execute and deliver to the L/C Issuer such additional certificates, instruments and/or documents and take such additional action as may be reasonably requested by the L/C Issuer to enable the L/C Issuer to issue any Letter of Credit pursuant to this Agreement and related Issuer Document, to protect, exercise and/or enforce the L/C Issuer’s rights and interests under this Agreement or to give effect to the terms and provisions of this Agreement or any Issuer Document. Each Borrower irrevocably appoints L/C Issuer as its attorney-in-fact and authorizes L/C Issuer, without notice to the Borrowers, to execute and deliver ancillary documents and letters customary in the letter of credit business that may include but are not limited to advisements, indemnities, checks, bills of exchange and issuance documents. The power of attorney granted by the Borrowers is limited solely to such actions related to the issuance, confirmation or amendment of any Letter of Credit and to ancillary documents or letters customary in the letter of credit business. This appointment is coupled with an interest.

2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender may, in reliance upon the agreements of the other Tranche A Lenders set forth in this Section 2.04, make loans (each such loan, a “Swing Line Loan”) to the Borrowers from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Tranche A Applicable Percentage of the Outstanding Amount of Tranche A Loans and L/C Obligations of the Tranche A Lender acting as Swing Line Lender, may exceed the amount of such Tranche A Lender’s Tranche A Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Loan Cap, (ii) the Total Tranche A Outstandings shall not exceed the Tranche A Loan Cap, and (iii) the aggregate Outstanding Amount of the Tranche A Loans of any Tranche A Lender at such time, plus such Tranche A Lender’s Tranche A Applicable Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Tranche A Lender’s Tranche A Applicable Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Tranche A Lender’s Tranche A Commitment or such Tranche A Lender’s Tranche A Applicable Percentage of the Tranche A Borrowing Base, and provided, further, that the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and provided further that the Swing Line Lender shall not be obligated to make any Swing Line Loan at any time when any Lender is at such time a Defaulting Lender hereunder, unless the Swing Line Lender has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the Swing Line Lender’s risk with respect to such Lender. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.05(b), and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest only at the rate applicable to Base Rate Loans. Immediately upon the making of a Swing Line Loan, each Tranche A Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Tranche A Lender’s Tranche A Applicable Percentage times the amount of such Swing Line Loan. The Swing Line Lender shall have all of the benefits and immunities (A) provided to the Agent in Article IX with respect to any acts taken or omissions suffered by the Swing Line Lender in connection with Swing Line Loans made by it or proposed to be made by it as if the term “Agent” as used in Article IX included the Swing Line Lender with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Swing Line Lender.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Lead Borrower’s irrevocable notice to the Swing Line Lender and the Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Lead Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Agent (by telephone or in writing) that the Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Agent at the request of the Required Lenders prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of

Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender may, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrowers at its office by crediting the account of the Lead Borrower on the books of the Swing Line Lender in immediately available funds. All Committed Borrowing requests which are not made on-line via Agent’s Portal shall be subject to (and unless Agent elects otherwise in the exercise of its sole discretion, such Committed Borrowings shall not be made until the completion of) Agent’s authentication process (with results satisfactory to Agent) prior to the funding of any such requested Committed Loans.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrowers (which hereby irrevocably authorize the Swing Line Lender to so request on their behalf), that each Tranche A Lender make a Base Rate Loan in an amount equal to such Tranche A Lender’s Tranche A Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Tranche A Loan Cap and the conditions set forth in Section 4.02. Each Tranche A Lender shall make an amount equal to its Tranche A Applicable Percentage of the outstanding Swing Line Loan available to the Agent in immediately available funds for the account of the Swing Line Lender at the Agent’s Office not later than 1:00 p.m. on the day specified by the Swing Line Lender, whereupon, subject to Section 2.04(c)(ii), each Tranche A Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount; provided that the Tranche A Lenders shall be under no obligation to make such Committed Loans unless the Borrowers have borrowed the full amount available under the Tranche A-1 Loan Cap. The Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Tranche A Lenders fund its risk participation in the relevant Swing Line Loan and each Tranche A Lender’s payment to the Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Tranche A Lender fails to make available to the Agent for the account of the Swing Line Lender any amount required to be paid by such Tranche A Lender pursuant to the foregoing provisions of this Section (c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Tranche A Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Tranche A Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Tranche A Lender’s Committed Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Tranche A Lender (through the Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Tranche A Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section (c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Tranche A Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or an Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Tranche A Lender’s obligation to make Committed Loans pursuant to this Section (c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Tranche A Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Tranche A Lender its Tranche A Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Tranche A Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Tranche A Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Tranche A Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans. Until each Tranche A Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Tranche A Lender’s Tranche A Applicable Percentage of any Swing Line Loan, interest in respect of such Tranche A Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05 Prepayments.

(a) The Borrowers may, upon irrevocable notice from the Lead Borrower to the Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of LIBO Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of LIBO Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall not have any minimum amount. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if LIBO Rate Loans, the Interest Period(s) of such Loans. The Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Lead Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a LIBO Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. All payments pursuant to this Section 2.05(a) shall first be applied to Tranche A Loan, and upon payment of the Tranche A Loans in full, shall be applied next to the Tranche A-1 Loans. Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

(b) The Borrowers may, upon irrevocable notice from the Lead Borrower to the Swing Line Lender (with a copy to the Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Lead Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c) If for any reason the Total Tranche A Outstandings exceed the Tranche A Loan Cap as then in effect, the Borrowers shall immediately prepay in an aggregate amount necessary to eliminate such excess and which shall be applied, (i) first, to the Swing Line Loans, (ii) second, if there remains any excess after the payment made under clause (i), ratably to the outstanding Tranche A Loans, and (iii) third, if there remains any excess after the payments made under clauses (i) and (ii), to Cash Collateralize the L/C Obligations.

(d) If for any reason the aggregate Outstanding Amount of the Tranche A-1 Loans of the Tranche A-1 Lenders at any time exceeds the Tranche A-1 Loan Cap as then in effect, the Borrowers shall, after making any payments required pursuant to Section 2.05(c), immediately prepay Tranche A-1 Loans in an aggregate amount equal to such excess.

(e) After the occurrence and during the continuance of a Cash Dominion Event, the Borrower shall prepay the Loans, and if an Event of Default has occurred and is continuing, Cash Collateralize the L/C Obligations with proceeds and collections received by the Loan Parties to the extent so required under the provisions of Section 6.13 hereof.16

(f) Irrespective of whether a Cash Dominion Event then exists and is continuing, the Borrowers shall prepay the Loans and if an Event of Default has occurred and is continuing, Cash Collateralize the L/C Obligations, in an amount equal to the Net Cash Proceeds received by a Loan Party on account of a Prepayment Event.17

(g) Prepayments made pursuant to Sections (e) and (f) above, first, shall be applied to the Swing Line Loans, second, shall be applied ratably to the outstanding Tranche A Loans, third, ratably to the outstanding Tranche A-1 Loans, fourth, to Cash Collateralize the remaining L/C

[16]	Effective on Simon Group Closing Date.
[17]	Effective on Simon Group Closing Date.

Obligations; and, fourth, the amount remaining, if any, after the prepayment in full of all Swing Line Loans and Committed Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full may be retained by the Borrowers for use in the ordinary course of its business. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrowers or any other Loan Party) to reimburse the L/C Issuer or the Tranche A Lenders, as applicable.

2.06 Termination or Reduction of Commitments.

(a) The Borrowers may, upon irrevocable notice from the Lead Borrower to the Agent, terminate the Tranche A Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit or from time to time permanently reduce the Tranche A Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrowers shall not terminate or reduce (A) the Tranche A Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Tranche A Outstandings would exceed the Aggregate Tranche A Commitments, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, and (C) the Swing Line Sublimit if, after giving effect thereto, and to any concurrent payments hereunder, the Outstanding Amount of Swing Line Loans hereunder would exceed the Swing Line Sublimit. In connection with any reduction in the Tranche A Commitments prior to the Maturity Date, if any Loan Party or any of its Subsidiaries owns any Margin Stock, Borrowers shall deliver to Agent an updated Form U-1 (with sufficient additional originals thereof for each Lender), duly executed and delivered by the Borrowers, together with such other documentation as Agent shall reasonably request, in order to enable Agent and the Lenders to comply with any of the requirements under Regulations T, U or X of the FRB.

(b) If, after giving effect to any reduction of the Aggregate Tranche A Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Tranche A Commitments, such Letter of Credit Sublimit or Swing Line Sublimit shall be automatically reduced by the amount of such excess.

(c) In the event that the Tranche A Commitments are terminated or are reduced to zero, the Tranche A-1 Commitments shall automatically be terminated.

(d) The Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit, the Aggregate Tranche A Commitments or the Aggregate Tranche A-1 Commitments under this Section 2.06; provided, that no such notice shall be required with respect to any reduction of the Aggregate Tranche A-1 Commitments pursuant to Section 2.06(c). Upon any reduction of the Aggregate Tranche A Commitments, the Tranche A Commitment of each Tranche A Lender shall be reduced by such Tranche A Lender’s Applicable Percentage of such reduction amount. Upon any reduction of the Aggregate Tranche A-1 Commitments, the Tranche A-1 Commitment of each Tranche A-1 Lender shall be reduced by such Tranche A-1 Lender’s Applicable Percentage of such reduction amount. All fees (including, without limitation, commitment fees, Early Termination Fees, and Letter of Credit Fees) and interest in respect of the Aggregate Tranche A Commitments or Aggregate Tranche A-1 Commitments, as applicable, accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.07 Repayment of Loans.

(a) The Borrowers shall repay to the Lenders on the Termination Date the aggregate principal amount of Committed Loans outstanding on such date.

(b) To the extent not previously paid, the Borrowers shall repay the outstanding balance of the Swing Line Loans on the Termination Date.

2.08 Interest.

(a) Subject to the provisions of Section 2.08(b) below, (i) each LIBO Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the LIBO Rate for such Interest Period plus the Applicable Margin; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin.

(b) (i) If any amount payable under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any other Event of Default exists, then the Agent may, and upon the request of the Required Lenders shall, notify the Lead Borrower that all outstanding Obligations shall thereafter, until such Event of Default is waived, bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate and thereafter such Obligations shall bear interest at the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees. In addition to certain fees described in Sections 2.03(l) and 2.03(m), the Borrowers shall pay to the Arranger and the Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by the Agent (the “Loan Account”) in the ordinary course of business. In addition, each Lender may record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, and each payment of interest, fees and other amounts due in connection with the Obligations due to such Lender. The accounts or records maintained by the Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Agent, the Borrowers shall execute and deliver to such Lender (through the Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto. Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrowers will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Tranche A Lender and the Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Tranche A Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Agent and the accounts and records of any Tranche A Lender in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error.

(c) Agent shall render monthly statements regarding the Loan Account to the Lead Borrower including principal, interest, fees, and including an itemization of all charges and expenses constituting Credit Party Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Credit Parties unless, within 30 days after receipt thereof by the Lead Borrower, the Lead Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

2.12 Payments Generally; Agent’s Clawback.

(a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Agent, for the account of the respective Lenders to which such payment is owed, at the Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Agent after 2:00 p.m., at the option of the Agent, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Agent. Unless the Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of LIBO Rate Loans (or in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Agent, then the applicable Lender and the Borrowers severally agree to pay to the Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation plus any administrative processing or similar fees customarily charged by the Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Committed Borrowing to the Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Agent.

(ii) Payments by Borrowers; Presumptions by Agent. Unless the Agent shall have received notice from the Lead Borrower prior to the time at which any payment is due to the Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrowers will not make such payment, the Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

A notice of the Agent to any Lender or the Lead Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof (subject to the provisions of the last paragraph of Section 4.02 hereof), the Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, and in the case of the Tranche A Lenders to fund participations in Letters of Credit and Swing Line Loans and to make payments hereunder are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment hereunder on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment hereunder.

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments by Lenders. If any Credit Party shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, interest on, or other amounts with respect to, any of the Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Obligations greater than its pro rata share thereof as provided herein (including as in contravention of the priorities of payment set forth in Section 8.03), then the Credit Party receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Obligations of the other Credit Parties, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Credit Parties ratably and in the priorities set forth in Section 8.03, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14 Settlement Amongst Lenders.

(a) The amount of each Lender’s Applicable Percentage of outstanding Loans (including outstanding Swing Line Loans) shall be computed weekly (or more frequently in the Agent’s discretion) and shall be adjusted upward or downward based on all Loans (including Swing Line Loans) and repayments of Loans (including Swing Line Loans) received by the Agent as of 3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Agent.

(b) The Agent shall deliver to each of the Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Committed Loans and Swing Line Loans for the period and the amount of repayments received for the period. As reflected on the summary statement, (i) the Agent shall transfer to each Tranche A Lender its Tranche A Applicable Percentage of repayments of Tranche A Loans and shall transfer to each Tranche A-1 Lender its Tranche A-1 Applicable Percentage of repayments of Tranche A-1 Loans, and (ii) each Lender shall transfer to the Agent (as provided below) or the Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Committed Loans made by each Lender shall be equal to such Lender’s Applicable Percentage of all Committed Loans outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Agent by the Lenders and is received prior to 1:00 p.m. on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 1:00 p.m., then no later than 3:00 p.m. on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Agent. If and to the extent any Lender shall not have so made its transfer to the Agent, such Lender agrees to pay to the Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Agent, equal to the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing, or similar fees customarily charged by the Agent in connection with the foregoing.

2.15 Increase in Commitments.

(a) Uncommitted Increase.

(i) Request for Increase. Provided no Default or Event of Default then exists or would arise therefrom, upon notice to the Agent (which shall promptly notify the Lenders), the Lead Borrower may from time to time, request an increase in the Aggregate Tranche A Commitments by an amount (for all such requests) not exceeding $10,000,000 less the aggregate amount of all Committed Increases made pursuant to Section 2.15(a) hereof (the “Uncommitted Increase”, and, together with all Committed Increases, collectively, the “Commitment Increases”); provided that (i) any such request for an increase shall be in a minimum amount of $5,000,000 and, (ii) the Lead Borrower may make a maximum of two such requests. At the time of sending such notice, the Lead Borrower (in consultation with the Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(ii) Lender Elections to Increase. Each Lender shall notify the Agent within such time period whether or not it agrees to increase its Tranche A Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Tranche A Commitment.

(iii) Notification by Agent; Additional Lenders. The Agent shall notify the Lead Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Agent, the L/C Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld), to the extent that the existing Lenders decline to increase their Tranche A Commitment, or decline to increase their Commitments to the amount requested by the Lead Borrower, the Agent, in consultation with the Lead Borrower, will use its reasonable efforts to arrange for other Eligible Assignees to become a Lender hereunder and to issue commitments in an amount equal to the amount of the increase in the Aggregate Tranche A Commitments requested by the Lead Borrower and not accepted by the existing Lenders (and the Lead Borrower may also invite additional Eligible Assignees to become Lenders) (each, an “Additional Commitment Lender”), provided, however, that without the consent of the Agent, at no time shall the Tranche A Commitment of any Additional Commitment Lender be less than $5,000,000.

(iv) Effective Date and Allocations. If the Aggregate Tranche A Commitments are increased in accordance with this Section, the Agent, in consultation with the Lead Borrower, shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Agent shall promptly notify the Lead Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date and on the Increase Effective Date (i) the Aggregate Tranche A Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Commitment Increases, and (ii) Schedule 2.01 shall be deemed modified, without further action, to reflect the revised Tranche A Commitments and Applicable Percentages of the Lenders.

(b) Conditions to Effectiveness of Commitment Increase. As a condition precedent to such Commitment Increase, (i) the Lead Borrower shall deliver to the Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such Commitment Increase and (B) in the case of the Borrowers, certifying that, before and after giving effect to such Commitment Increase, (1) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (2) no Default or Event of Default exists or would arise therefrom; (ii) the Borrowers shall have paid such fees and other compensation to Wells Fargo; (iii) the Borrowers shall have paid such arrangement fees to the Agent as the Lead Borrower and the Agent may agree; (v) if requested by the Agent, the Borrowers shall deliver to the Agent and the Lenders an opinion or opinions, in form and substance reasonably satisfactory to the Agent, from counsel to the Borrowers reasonably satisfactory to the Agent and dated such date; (vi) the Borrowers shall have delivered such other instruments, documents and agreements as the Agent may reasonably have requested; and (vii) no Default or Event of Default exists. The Borrowers shall prepay any Committed Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 2.05) to the extent necessary to keep the outstanding Committed Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.

(c) Conflicting Provisions. This Section shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.

2.16 Interest Act (Canada); Criminal Rate of Interest; Nominal Rate of Interest.

(a) Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, solely to the extent that (i) a court of competent jurisdiction finally determines that the calculation or determination of interest payable by a Canadian Guarantor in respect of the Obligations pursuant to this Agreement and the other Loan Documents shall be governed by the laws of any province of Canada or the federal laws of Canada, or (ii) the Interest Act (Canada) otherwise applies: whenever interest payable by a Canadian Guarantor is calculated on the basis of a period which is less than the actual number of days in a calendar year, each rate of interest determined pursuant to such calculation is, for the purposes of the Interest Act (Canada), equivalent to such rate multiplied by the actual number of days in the calendar year in which such rate is to be ascertained and divided by the number of days used as the basis of such calculation. Each Canadian Guarantor confirms that it understands and is able to calculate the rate of interest applicable to its Obligations based on the methodology for calculating per annum rates provided in this Agreement.

(b) Without limiting the generality of Section 10.09, in no event shall the aggregate “interest” (as defined in Section 347 of the Criminal Code, R.S.C. 1985, c. C-46, as the same shall be amended, replaced or re-enacted from time to time (the “Criminal Code Section”)) payable (whether by way of payment, collection or demand) by any Loan Party or any Lender under this Agreement or any other Loan Document exceed the effective annual rate of interest on the “credit advanced” (as defined in that section) under this Agreement or such other Loan Document lawfully permitted under that section and, if any payment, collection or demand pursuant to this Agreement or any other Loan Document in respect of “interest” (as defined in that section) is determined to be contrary to the provisions of that section and the amount of such payment or collection shall be refunded by the Agent and Lenders to Loan Parties with such “interest” deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by the Criminal Code Section to result in a receipt by the Agent or such Lender of interest at a rate not in contravention of the Criminal Code Section, such adjustment to be effected, to the extent necessary, as follows: firstly, by reducing the amounts or rates of interest required to be paid to the Agent or that Lender; and then, by reducing any fees, charges, expenses and other amounts required to be paid to the Agent or Lender which would constitute “interest”. Notwithstanding the foregoing, and after giving effect to all such adjustments, if the Agent or any Lender shall have received an amount in excess of the maximum permitted by the Criminal Code Section, then Canadian Guarantors shall be entitled, by notice in writing to the Agent or affected Lender, to obtain reimbursement from the Agent or that Lender in an amount equal to such excess. For the purposes of this Agreement and each other Loan Document to which any Canadian Guarantor is a party, the effective annual rate of interest payable by Canadian Guarantors shall be determined in accordance with generally accepted actuarial practices and principles over the term of the loans on the basis of annual compounding for the lawfully permitted rate of interest and, in the event of dispute, a certificate of a Fellow of the Institute of Actuaries appointed by the Agent for the account of Canadian Guarantors will be conclusive for the purpose of such determination in the absence of evidence to the contrary.

(c) Any provision of this Agreement that would oblige Canadian Guarantors to pay any fine, penalty or rate of interest on any arrears of principal or interest secured by a mortgage on real property or hypothec on immovables that has the effect of increasing the charge on arrears beyond the rate of interest payable on principal money not in arrears shall not apply to Canadian Guarantors with respect to such portion of the Obligations, which shall be required to pay interest on money in arrears with respect thereto (and not other Obligations) at the same rate of interest payable on principal money not in arrears.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY;

APPOINTMENT OF LEAD BORROWER

3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Loan Parties shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Loan Parties shall make such deductions and (iii) the Loan Parties shall timely pay and remit the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Agent, each Lender and the L/C Issuer, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid or remitted by the Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment, remittance or liability delivered to the Lead Borrower by a Lender or the L/C Issuer (with a copy to the Agent), or by the Agent on its own behalf or on behalf of the Agent, a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment or remittance of Indemnified Taxes or Other Taxes by the Loan Parties to a Governmental Authority, the Lead Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or remittance, a copy of the return reporting such payment or remittance or other evidence of such payment reasonably satisfactory to the Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Lead Borrower (with a copy to the Agent), at the time or times prescribed by applicable Law or reasonably requested by the Lead Borrower or the Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. Such delivery shall be provided on the Closing Date and on or before such documentation expires or becomes obsolete or after the occurrence of an event requiring a change in the documentation most recently delivered. In addition, any Lender, if requested by the Lead Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Lead Borrower or the Agent as will enable the Lead Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Lead Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Lead Borrower or the Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN,

(iv) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable due diligence and reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) at the time or times prescribed by law and at such time or times reasonably requested by Agent (or, in the case of a Participant, the Lender granting the participation) such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Agent (or, in the case of a Participant, the

Lender granting the participation) as may be necessary for Agent or Borrowers to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement, or

(v) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Lead Borrower to determine the withholding or deduction required to be made.

(f) Treatment of Certain Refunds. If the Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Loan Parties or with respect to which the Loan Parties have paid or remitted additional amounts pursuant to this Section, it shall pay to the Loan Parties an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrowers, upon the request of the Agent, such Lender or the L/C Issuer, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent, such Lender or the L/C Issuer in the event the Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Loan Parties or any other Person.

3.02 Illegality. If any Lender determines that any change in market conditions, any change in Law has made it unlawful or impractical, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBO Rate Loans, or to determine or charge interest rates based upon the LIBO Rate, in each case, first adopted, changed or asserted after the date of such Lender became a Lender, on notice thereof by such Lender to the Lead Borrower through the Agent, any obligation of such Lender to make or continue LIBO Rate Loans or to convert Base Rate Loans to LIBO Rate Loans shall be suspended until such Lender notifies the Agent and the Lead Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Agent), prepay or, if applicable, convert all LIBO Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBO Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBO Rate Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates.

(a) If the Required Lenders determine that for any reason in connection with any request for a Loan which is a LIBO Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such LIBO Rate Loan, (b) adequate and reasonable means do not exist for determining the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan, or (c) the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Agent will promptly so notify the Lead Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBO Rate Loans shall be suspended until the Agent (upon the instruction of the Required Lenders) revokes such notice, which such revocation of notice shall be provided at the earliest time that the circumstances in clauses (a), (b) and (c) in the immediately preceding sentence no longer exist. Upon receipt of such written notice, the Lead Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBO Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein, without any cost, expense or penalty (including no cost, expense or penalty of the type described in Section 3.05) to the Borrowers.

(b) The interest rate on LIBO rate Loans and Base Rate Loans (when determined by reference to clause (c) of the definition of Base Rate) may be determined by reference to LIBO, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. On March 5, 2021, ICE Benchmark Administration (“IBA”), the administrator of the London interbank offered rate, and the Financial Conduct Authority (the “FCA”), the regulatory supervisor of IBA, announced in public statements (the “Announcements”) that the final publication or representativeness date for the London interbank offered rate for Dollars for: (a) 1-week and 2-month tenor settings will be December 31, 2021 and (b) overnight, 1-month, 3-month, 6-month and 12-month tenor settings will be June 30, 2023. No successor administrator for IBA was identified in such Announcements. As a result, it is possible that commencing immediately after such dates, the London interbank offered rate for such tenors may no longer be available or may no longer be deemed a representative reference rate upon which to determine the interest rate on LIBO rate Loans or Base Rate Loans (when determined by reference to clause (c) of the definition of Base Rate). There is no assurance that the dates set forth in the Announcements will not change or that IBA or the FCA will not take further action that could impact the availability, composition or characteristics of any London interbank offered rate. Public and private sector industry initiatives have been and continue, as of June 11, 2021, to be underway to implement new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate or any other then-current Benchmark is no longer available or in certain other circumstances set forth in Section 1.08, such Section 1.08 provides a mechanism for determining an alternative rate of interest. The Agent will notify the Lead Borrower, pursuant to Section 1.08, of any change to the reference rate upon which the interest rate on LIBO rate Loans and Base Rate Loans (when determined by reference to clause (c) of the definition of Base Rate) is based. However, the Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (i) the continuation of, administration of, submission of, calculation of or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO rate”, the SOFR Average, Term SOFR, SOFR, any component definition thereof or rates referenced in the definition of any of the foregoing terms or with respect to any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 1.08, will be similar to, or produce the same value or economic equivalence of, the LIBO rate, the SOFR Average, Term SOFR, SOFR or any other Benchmark, or have the same volume or liquidity as did the London interbank offered rate or any other Benchmark prior to its discontinuance or unavailability, or (ii) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of a Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to a Borrower. The Agent may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

3.04 Increased Costs; Reserves on LIBO Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBO Rate) or the L/C Issuer;

(ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBO Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or LIBO Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBO Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Lead Borrower shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Lead Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on LIBO Rate Loans. The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each LIBO Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Lead Borrower shall have received at least 10 days’ prior notice (with a copy to the Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Lead Borrower; or

(c) any assignment of a LIBO Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Lead Borrower pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each LIBO Rate Loan made by it at the LIBO Rate for such Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such LIBO Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrowers may replace such Lender in accordance with Section 10.13.

3.07 Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all Obligations hereunder.

3.08 Designation of Lead Borrower as Borrowers’ Agent.

(a) Each Borrower hereby irrevocably designates and appoints the Lead Borrower as such Borrower’s agent to obtain Credit Extensions, the proceeds of which shall be available to each Borrower for such uses as are permitted under this Agreement. As the disclosed principal for its agent, each Borrower shall be obligated to each Credit Party on account of Credit Extensions so made as if made directly by the applicable Credit Party to such Borrower, notwithstanding the manner by which such Credit Extensions are recorded on the books and records of the Lead Borrower and of any other Borrower. In addition, each Loan Party other than the Borrowers hereby irrevocably designates and appoints the Lead Borrower as such Loan Party’s agent to represent such Loan Party in all respects under this Agreement and the other Loan Documents.

(b) Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers. Consequently, each Borrower hereby assumes and agrees to discharge all Obligations of each of the other Borrowers.

(c) The Lead Borrower shall act as a conduit for each Borrower (including itself, as a “Borrower”) on whose behalf the Lead Borrower has requested a Credit Extension. Neither the Agent nor any other Credit Party shall have any obligation to see to the application of such proceeds therefrom.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Agent’s receipt of the following, each of which shall be originals, telecopies or other electronic image scan transmission (e.g., “pdf” or “tif” via e-mail) (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party or the Lenders, as applicable, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Agent:

(i) executed counterparts of this Agreement sufficient in number for distribution to the Agent, each Lender and the Lead Borrower;

(ii) a Note executed by the Borrowers in favor of each Lender requesting a Note;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Agent may require evidencing (A) the authority of each Loan Party to enter into this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party and (B) the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party;

(iv) copies of each Loan Party’s Organization Documents and such other documents and certifications as the Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to so qualify in such jurisdiction could not reasonably be expected to have a Material Adverse Effect;

(v) a favorable opinion of Morgan, Lewis, Bockius LLP, counsel to the Loan Parties, addressed to the Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Agent may reasonably request;

(vi) a certificate signed by a Responsible Officer of the Lead Borrower certifying (A) that the conditions specified in Sections 4.02(a) and 4.02(b) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, (C) to the Solvency of the Loan Parties as of the Closing Date after giving effect to the transactions contemplated hereby, and (D) either that (1) no consents, licenses or approvals are required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, or (2) that all such consents, licenses and approvals have been obtained and are in full force and effect;

(vii) a duly completed Compliance Certificate as of the last day of the Fiscal Month of the Lead Borrower and its Subsidiaries most recently ended prior to the Closing Date, signed by a Responsible Officer of the Lead Borrower;

(viii) evidence that all insurance required to be maintained pursuant to the Loan Documents and all endorsements in favor of the Agent required under the Loan Documents have been obtained and are in effect;

(ix) the Security Documents (including, without limitation, the certificates evidencing any stock being pledged thereunder, together with undated stock powers executed in blank), each duly executed by the applicable Loan Parties;

(x) all other Loan Documents, each duly executed by the applicable Loan Parties;

(xi) (A) appraisals (based on net liquidation value) by a third party appraiser acceptable to the Agent of all Inventory of the Borrowers, the results of which are satisfactory to the Agent and (B) a written report regarding the results of a commercial finance examination of the Loan Parties, which shall be satisfactory to the Agent;

(xii) results of searches or other evidence reasonably satisfactory to the Agent (in each case dated as of a date reasonably satisfactory to the Agent) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Encumbrances and Liens for which termination statements and releases, satisfactions and discharges of any mortgages, and releases or subordination agreements satisfactory to the Agent are being tendered concurrently with such extension of credit or other arrangements satisfactory to the Agent for the delivery of such termination statements and releases, satisfactions and discharges have been made;

(xiii) (A) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Agent to be filed, registered or recorded to create or perfect the first priority Liens intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered or recorded to the satisfaction of the Agent, (B) the DDA Notifications, Credit Card Notifications, and Blocked Account Agreements required pursuant to Section 6.13 hereof, (C) control agreements with respect to the Loan Parties’ securities and investment accounts, and (D) Collateral Access Agreements as required by the Agent; and

(xiv) such other assurances, certificates, documents, consents or opinions as the Agent reasonably may require.

(b) After giving effect to (i) the first funding under the Loans, (ii) any charges to the Loan Account made in connection with the establishment of the credit facility contemplated hereby and (iii) all Letters of Credit to be issued at, or immediately subsequent to, such establishment, Availability shall be not less than $15,000,000.

(c) The Agent shall have received a Borrowing Base Certificate dated the Closing Date, relating to the month ended on May, 2013, and executed by a Responsible Officer of the Lead Borrower.

(d) The Agent shall be reasonably satisfied that any financial statements delivered to it fairly present the business and financial condition of the Loan Parties and that there has been no Material Adverse Effect since the date of the Audited Financial Statements.

(e) The Agent shall have received and be satisfied with (i) a detailed forecast for the period commencing on the Closing Date and ending with the end of the then next Fiscal Year, which shall include an Availability model, Consolidated income statement, balance sheet, and statement of cash flow, by month, each prepared in conformity with GAAP and consistent with the Loan Parties’ then current practices and (b) such other information (financial or otherwise) reasonably requested by the Agent.

(f) There shall not be pending any litigation or other proceeding, the result of which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(g) There shall not have occurred any default under any Material Contract of any Loan Party.

(h) The consummation of the transactions contemplated hereby shall not violate any applicable Law or any Organization Document.

(i) All fees and expenses required to be paid to the Agent or the Arranger on or before the Closing Date shall have been paid in full, and all fees and expenses required to be paid to the Lenders on or before the Closing Date shall have been paid in full.

(j) The Borrowers shall have paid all fees, charges and disbursements of counsel to the Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the Closing Date (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Agent).

(k) The Agent and the Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.

(l) No material changes in governmental regulations or policies affecting any Loan Party or any Credit Party shall have occurred prior to the Closing Date.

(m) There shall not have occurred any disruption or material adverse change in the United States financial or capital markets in general that has had, in the reasonable opinion of the Agent, a material adverse effect on the market for loan syndications or adversely affecting the syndication of the Loans.

(n) The capital structure of the Loan Parties shall be acceptable to the Agent.

(o) All of the Loan Parties’ accounts payable shall be within stated invoice terms, unless otherwise permitted in the ordinary course of business consistent with past practice.

(p) The Agent shall notify the Lead Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding on the Loan Parties.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have Consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be Consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a LIBO Rate Loan Notice requesting only a continuation of LIBO Rate Loans) and each L/C Issuer to issue each Letter of Credit is subject to the following conditions precedent:

(a) The representations and warranties of each other Loan Party contained in Article V or in any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, (ii) in the case of any representation and warranty qualified by materiality, they shall be true and correct in all respects, and (iii) for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01;

(b) No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof;

(c) The Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof;

(d) No event or circumstance which could reasonably be expected to result in a Material Adverse Effect shall have occurred; and

(e) No Overadvance shall result from such Credit Extension.

Each Request for Credit Extension (other than a LIBO Rate Loan Notice requesting only a continuation of LIBO Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty by the Borrowers that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension. The conditions set forth in this Section 4.02 are for the sole benefit of the Credit Parties but until the Required Lenders otherwise direct the Agent to cease making Loans and issuing Letters of Credit, the Lenders will fund their Applicable Percentage of all Loans and participate in all Swing Line Loans and Letters of Credit whenever made or issued, which are requested by the Lead Borrower and which, notwithstanding the failure of the Loan Parties to comply with the provisions of this Article IV, agreed to by the Agent, provided, however, the making of any such Loans or the issuance of any Letters of Credit shall not be deemed a modification or waiver by any Credit Party of the provisions of this Article IV on any future occasion or a waiver of any rights or the Credit Parties as a result of any such failure to comply.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

To induce the Credit Parties to enter into this Agreement and to make Loans and to issue Letters of Credit hereunder, each Loan Party represents and warrants to the Agent and the other Credit Parties that:

5.01 Existence, Qualification and Power. Each Loan Party and each Subsidiary thereof (a) is a corporation, limited liability company, unlimited liability company, partnership or limited partnership, duly incorporated, organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation, organization, or formation (b) has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. Schedule 5.01 annexed hereto sets forth, as of the Closing Date, each Loan Party’s name as it appears in official filings in its jurisdiction of incorporation or organization, its jurisdiction of incorporation or organization, organization type, organization number, if any, issued by its jurisdiction of incorporation or organization, and its federal employer identification number or similar identification number in a non-U.S. jurisdiction.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party, has been duly authorized by all necessary corporate or other organizational action, and does not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach, termination, or contravention of, or constitute a default under, or require any payment to be made under (i) any Material Contract or any Material Indebtedness to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; (c) result in or require the creation of any Lien upon any asset of any Loan Party (other than Liens in favor of the Agent under the Security Documents); or (d) violate any Law.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (a) the perfection or maintenance of the Liens created under the Security Documents (including the first priority nature thereof) or (b) such as have been obtained or made and are in full force and effect.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Lead Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all Material Indebtedness and other liabilities, direct or contingent, of the Lead Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited Consolidated balance sheet of the Lead Borrower and its Subsidiaries dated March 31, 2013, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for the Fiscal Quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Lead Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) To the best knowledge of the Lead Borrower, no Internal Control Event exists or has occurred since the date of the Audited Financial Statements that has resulted in or could reasonably be expected to result in a misstatement in any material respect, (i) in any financial information delivered or to be delivered to the Agent or the Lenders, (ii) of the Borrowing Base, (iii) of covenant compliance calculations provided hereunder or (iv) of the assets, liabilities, financial condition or results of operations of the Lead Borrower and its Subsidiaries on a Consolidated basis.

(e) [Reserved].

(f) The Consolidated forecasted balance sheet and statements of income and cash flows of the Lead Borrower and its Subsidiaries delivered pursuant to Section 6.01(d) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Loan Parties’ best estimate of its future financial performance.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.07 No Default. No Loan Party or any Subsidiary is in default under or with respect to, or party to, any Material Contract or any Material Indebtedness. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens.

(a) Each of the Loan Parties and each Subsidiary thereof has good record and marketable title in fee simple to or valid leasehold interests in, all Real Estate necessary or used in the ordinary conduct of its business. Each of the Loan Parties and each Subsidiary has good and marketable title to, valid leasehold interests in, or valid licenses to use all personal property and assets material to the ordinary conduct of its business.

(b) Schedule 5.08(b)(1) sets forth the address (including street address, county, if applicable, and state, province or territory) of all Real Estate that is owned by the Loan Parties and each of their Subsidiaries, together with a list of the holders of any mortgage or other Lien thereon as of the Closing Date. Each Loan Party and each of its Subsidiaries has good, marketable and insurable fee simple title to the Real Estate owned by such Loan Party or such Subsidiary, free and clear of all Liens, other than Permitted Encumbrances. Schedule 5.08(b)(2) sets forth the address (including street address, county and state) of all Leases of the Loan Parties, together with a list of the lessor and its contact information with respect to each such Lease as of the Closing Date. Each of such Leases is in full force and effect and the Loan Parties are not in material default of the terms thereof.

(c) Schedule 7.01 sets forth a complete and accurate list of all Liens on the property or assets of each Loan Party and each of its Subsidiaries as of the Closing Date, showing as of the Closing Date the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto. The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Permitted Encumbrances.

(d) Schedule 7.02 sets forth a complete and accurate list of all Investments held by any Loan Party or any Subsidiary of a Loan Party on the Closing Date, showing as of the Closing Date the amount, obligor or issuer and maturity, if any, thereof.

(e) Schedule 7.03 sets forth a complete and accurate list of all Indebtedness of each Loan Party or any Subsidiary of a Loan Party on the Closing Date, showing as of the Closing Date the amount, obligor or issuer and maturity thereof.

5.09 Environmental Compliance.

(a) Except as specifically disclosed in Schedule 5.09, no Loan Party or any Subsidiary thereof (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, except, in each case, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as otherwise set forth in Schedule 5.09, to any Loan Party’s knowledge, none of the properties currently or formerly owned or operated by any Loan Party or any Subsidiary thereof is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state, provincial, territorial, municipal or local list or is adjacent to any such property; there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any Subsidiary thereof or, to the best of the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or Subsidiary thereof; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or Subsidiary thereof; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any Subsidiary thereof in violation of Environmental Law, except, in each case, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Except as otherwise set forth on Schedule 5.09, (i) as of the Closing Date, and (ii) at all times after the Closing Date, so long as no Material Adverse Effect could reasonably be expected to result, no Loan Party or any Subsidiary thereof is undertaking, and no Loan Party or any Subsidiary thereof has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any Subsidiary thereof have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any Subsidiary thereof, except, in each case, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10 Insurance. The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks (including, without limitation, workmen’s compensation, public liability, business interruption and property damage insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties or the applicable Subsidiary operates. Schedule 5.10 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and their Subsidiaries as of the Closing Date. Each insurance policy listed on Schedule 5.10 (or such replacement policies as in effect from time to time in accordance with Section 6.07 of this Agreement) is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

5.11 Taxes. The Loan Parties and their Subsidiaries have filed all federal, state, provincial and other material tax returns and reports required to be filed, and have paid all federal, state, provincial and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings being diligently conducted, for which adequate reserves have been provided in accordance with GAAP, as to which Taxes no Lien has been filed and which contest effectively suspends the collection of the contested obligation and the enforcement of any Lien securing such obligation. There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect. No Loan Party or any Subsidiary thereof is a party to any tax sharing agreement.

5.12 ERISA Compliance.

(a) The Lead Borrower, each of its ERISA Affiliates, and each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Lead Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Loan Parties and each ERISA Affiliate have made all required contributions to each Plan subject to Sections 412 or 430 of the Code and to each Multiemployer Plan, and no application for a funding waiver or an extension of any amortization period pursuant to Sections 412 or 430 of the Code has been made with respect to any Plan. No Lien imposed under the Code or ERISA exists or is likely to arise on account of any Plan or Multiemployer Plan.

(b) There are no pending or, to the best knowledge of the Lead Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv)

neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such material liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

(d) The Canadian Pension Plans are duly registered under the Income Tax Act (Canada) (if such registration is required) and under all other applicable Laws which require registration and, to the best knowledge of the Lead Borrower and Canadian Guarantors, no event has occurred which would reasonably be expected to cause the loss of such registered status. All obligations of each of the Loan Parties (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the funding agreements therefor have been performed on a timely basis and in compliance with the terms of such plans and agreements, any applicable collective bargaining agreement and all Laws, except to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect. All employer and employee payments, contributions or premiums to be remitted, paid to or in respect of each Canadian Pension Plan have been paid or remitted in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable laws, except where failure to do so could not reasonably be expected to have a Material Adverse Effect. No Canadian Pension Termination Events have occurred or are reasonably expected to occur, which individually or in the aggregate, could be reasonably expected to result in liability in excess of $1,000,000 or could reasonably be expected to have a Material Adverse Effect. No Loan Party maintains, contributes, sponsors or has any liability with respect to any Canadian Defined Benefit Plan. No action has been taken (including the enactment of any corporate resolution) by any Loan Party to terminate or wind up (in whole or in part) any Canadian Defined Benefit Plan nor has any such Canadian Defined Benefit Plan been terminated or wound-up prior to the date hereof.

5.13 Subsidiaries; Equity Interests. As of the Closing Date, the Loan Parties have no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, which Schedule sets forth the legal name, jurisdiction of incorporation or formation and authorized Equity Interests of each such Subsidiary. All of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party (or a Subsidiary of a Loan Party) in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except for those created under the Security Documents. Except as set forth in Schedule 5.13, as of the Closing Date, there are no outstanding rights to purchase any Equity Interests in any Subsidiary. As of the Closing Date, the Loan Parties have no equity investments in any other corporation or entity other than those specifically disclosed in Part(b) of Schedule 5.13. All of the outstanding Equity Interests in the Loan Parties (other than the Lead Borrower) have been validly issued, and are fully paid and non-assessable and are owned free and clear of all Liens except for those created under the Security Documents, and are, as of the Closing Date, owned in the amounts specified on Part (c) of Schedule 5.13. The copies of the Organization Documents of each Loan Party and each amendment thereto provided pursuant to Section 4.01 are true and correct copies of each such document, each of which is valid and in full force and effect.

5.14 Margin Regulations; Investment Company Act.

(a) No Loan Party nor any of their Subsidiaries owns any Margin Stock or is engaged or will be engaged, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock. None of the proceeds of the Credit Extensions shall be used directly or indirectly for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any of the Credit Extensions to be considered a “purpose credit” within the meaning of Regulations T, U, or X issued by the FRB. No Loan Party nor any of their Subsidiaries expects to acquire any Margin Stock.

(b) None of the Loan Parties is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. Each Loan Party has disclosed to the Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16 Compliance with Laws. Each of the Loan Parties and each Subsidiary is in compliance (A) in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (b) in all material respects, with the (i) Trading with the Enemy Act (50 U.S.C. § 1 et seq., as amended) and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Patriot Act and the Canadian Anti-Money Laundering & Anti-Terrorism Legislation.

5.17 Intellectual Property; Licenses, Etc. The Loan Parties and their Subsidiaries own, or possess the right to use, all of the Intellectual Property, licenses, permits and other authorizations that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Lead Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any Subsidiary infringes upon any rights held by any other Person. Except as specifically disclosed in Schedule 5.17, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Lead Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18 Labor Matters. There are no strikes, lockouts, slowdowns or other material labor disputes against any Loan Party or any Subsidiary thereof pending or, to the knowledge of any Loan Party, threatened. The hours worked by and payments made to employees of the Loan Parties comply with the Fair Labor Standards Act and any other applicable federal, state, provincial, territorial, municipal, local or foreign Law dealing with such matters except to the extent that any such violation could not reasonably be expected to have a Material Adverse Effect. No Loan Party or any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Act or similar state Law. All payments due from any Loan Party and its Subsidiaries, or for which any claim may be made against any Loan Party or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Loan Party. Except as set forth on Schedule 5.18, as of the Closing

Date, no Loan Party or any Subsidiary is a party to or bound by any collective bargaining agreement, management agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement. There are no representation proceedings pending or, to any Loan Party’s knowledge, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party or any Subsidiary has made a pending demand for recognition. There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party or any Subsidiary pending or, to the knowledge of any Loan Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party or any of its Subsidiaries, except, in each case, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Subsidiaries is bound.

5.19 Security Documents.

(a) The Security Agreement and the Canadian Security Agreement each creates in favor of the Agent, for the benefit of the Secured Parties referred to therein, a legal, valid, continuing and enforceable security interest in and, to the extent applicable, a hypothec on the Collateral (as defined in the Security Agreement and the Canadian Security Agreement), the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The financing statements, releases and other filings are in appropriate form and have been or will be filed in the offices specified in Schedule II of the Security Agreement and the Canadian Security Agreement. Upon such filings and/or the obtaining of “control,” (as defined in the UCC or the PPSA, as applicable) the Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the grantors thereunder in all Collateral that may be perfected by filing, recording or registering a financing statement or analogous document (including without limitation the proceeds of such Collateral subject to the limitations relating to such proceeds in the UCC or the PPSA) or, to the extent required hereunder or under any of the other Loan Documents, by obtaining control, under the UCC or the PPSA (in effect on the date this representation is made) in each case prior and superior in right to any other Person.

(b) When the Security Agreement and the Canadian Security Agreement (or a short form thereof) is filed in the United States Patent and Trademark Office and the United States Copyright Office and when financing statements, releases and other filings in appropriate form are filed in the offices specified in Schedule II of the Security Agreement, the Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Loan Parties in the Intellectual Property (as defined in the Security Agreement) in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications and copyrights acquired by the Loan Parties after the Closing Date).

5.20 Solvency. After giving effect to the transactions contemplated by this Agreement, and before and after giving effect to each Credit Extension, the Loan Parties, on a Consolidated basis, are Solvent. No transfer of property has been or will be made by any Loan Party and no obligation has been or will be incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.

5.21 Deposit Accounts; Credit Card Arrangements.

(a) Annexed hereto as Schedule 5.21(a) is a list of all DDAs maintained by the Loan Parties as of the Closing Date, which Schedule includes, with respect to each DDA (i) the name and address of the depository; (ii) the account number(s) maintained with such depository; (iii) a contact person at such depository, and (iv) the identification of each Blocked Account Bank.

(b) Annexed hereto as Schedule 5.21(b) is a list describing all arrangements as of the Closing Date to which any Loan Party is a party with respect to the processing and/or payment to such Loan Party of the proceeds of any credit card charges and debit card charges for sales made by such Loan Party.

5.22 Brokers. No broker or finder brought about the obtaining, making or closing of the Loans or transactions contemplated by the Loan Documents, and no Loan Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

5.23 Customer and Trade Relations. There exists no actual or, to the knowledge of any Loan Party, threatened, termination or cancellation of, or any material adverse modification or change in the business relationship of any Loan Party with any supplier material to its operations.

5.24 Material Contracts. Schedule 5.24 sets forth all Material Contracts to which any Loan Party is a party or is bound as of the Closing Date. The Loan Parties have delivered true, correct and complete copies of such Material Contracts to the Agent on or before the Closing Date. The Loan Parties are not in breach or in default in any material respect of or under any Material Contract and have not received any notice from any other party thereto to terminate any Material Contract.

5.25 Casualty. Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.26 OFAC/Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. No Loan Party or any of its Subsidiaries is in violation of any Sanctions. No Loan Party nor any of its Subsidiaries nor, to the knowledge of such Loan Party, any director, officer, employee, agent or Affiliate of such Loan Party or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. Each of the Loan Parties and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries, and to the knowledge of each such Loan Party, each director, officer, employee, agent and Affiliate of each such Loan Party and each such Subsidiary, is in compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. No proceeds of any Loan made or Letter of Credit issued hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any Sanction, Anti-Corruption Law or Anti-Money Laundering Law by any Person (including any Credit Party or other individual or entity participating in any transaction).

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations for which a claim has not been asserted) , or any Letter of Credit shall remain outstanding, the Loan Parties shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:

6.01 Financial Statements. Deliver to the Agent, in form and detail satisfactory to the Agent:

(a) as soon as available, but in any event within 120 days after the end of each Fiscal Year of the Lead Borrower (commencing with the Fiscal Year ended 2013), a Consolidated balance sheet of the Lead Borrower and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and unqualified opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) Reserved;

(c) as soon as available, but in any event within 30 days after the end of each of the Fiscal Months of each Fiscal Year of the Lead Borrower (commencing with the Fiscal Month ended May, 2013) a consolidated balance sheet of the Lead Borrower and its Subsidiaries as at the end of such Fiscal Month, and the related consolidated statements of income or operations, Shareholders’ Equity, and cash flows for such Fiscal Month, and for the portion of the Lead Borrower’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) such period set forth in the projections delivered pursuant to Section 6.01(d) hereof, (B) the corresponding Fiscal Month of the previous Fiscal Year and (C) the corresponding portion of the previous Fiscal Year, all in reasonable detail, certified by a Responsible Officer of the Lead Borrower as fairly presenting the financial condition, results of operations, Shareholders’ Equity and cash flows of the Lead Borrower and its Subsidiaries as of the end of such Fiscal Month in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating statements to be certified by a Responsible Officer of the Lead Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Lead Borrower and its Subsidiaries;

(d) as soon as available, but in any event no more than sixty (60) days after the end of each Fiscal Year of the Lead Borrower, final forecasts and projections prepared by management of the Lead Borrower and approved by its board of directors, in form satisfactory to the Agent, of consolidated balance sheets and statements of income or operations and cash flows of the Lead Borrower and its Subsidiaries on a monthly basis for the immediately following Fiscal Year (including the Fiscal Year in which the Maturity Date occurs), and as soon as available, any significant revisions to such forecast with respect to such Fiscal Year.

6.02 Certificates; Other Information. Deliver to the Agent, in form and detail satisfactory to the Agent:

(a) Reserved;

(b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(c) (commencing with the delivery of the financial statements for the Fiscal Month ended May, 2013), a duly completed Compliance Certificate signed by a Responsible Officer of the Lead Borrower, and in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Lead Borrower shall also provide a statement of reconciliation conforming such financial statements to GAAP and (ii) a copy of management’s discussion and analysis with respect to such financial statements;

(c) a Borrowing Base Certificate shall be delivered on Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Saturday (provided that the Appraised Value percentage applied to the Eligible Inventory set forth in each Borrowing Base Certificate shall be the percentage set forth in the most recent appraisal obtained by the Agent pursuant to Section 6.10 hereof for the applicable week in which such Borrowing Base Certificate is delivered), each Borrowing Base Certificate to be certified as complete and correct by a Responsible Officer of the Lead Borrower;

(d) promptly upon receipt, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by its Registered Public Accounting Firm in connection with the accounts or books of the Loan Parties or any Subsidiary, or any audit of any of them, including, without limitation, specifying any Internal Control Event;

(e) after a Public Offering, promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Loan Parties, and copies of all annual, regular, periodic and special reports and registration statements which any Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or with any national securities exchange, and in any case not otherwise required to be delivered to the Agent pursuant hereto;

(f) the financial and collateral reports described on Schedule 6.02 hereto, at the times set forth in such Schedule;

(g) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(h) as soon as available, but in any event within 30 days after the end of each Fiscal Year of the Loan Parties, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Agent, or any Lender through the Agent, may reasonably specify;

(i) promptly after the Agent’s request therefor, copies of all Material Contracts and documents evidencing Material Indebtedness; and

(j) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from any Governmental Authority (including, without limitation, the SEC (or comparable agency in any applicable non-U.S. jurisdiction)) concerning any proceeding with, or investigation or possible investigation or other inquiry by such Governmental Authority regarding financial or other operational results of any Loan Party or any Subsidiary thereof or any other matter which, if adversely determined, could reasonably expected to have a Material Adverse Effect;

(k) promptly, such additional information regarding the business affairs, financial condition or operations of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Agent or any Lender may from time to time reasonably request; and

(l) promptly following any request therefor, information and documentation reasonably requested by the Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

Documents required to be delivered pursuant to Sections 6.01(a), or 6.01(c) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Lead Borrower posts such documents, or provides a link thereto on the Lead Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Lead Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that: (i) the Lead Borrower shall deliver paper copies of such documents to the Agent or any Lender that requests the Lead Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such Lender and (ii) the Lead Borrower shall notify the Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Lead Borrower shall be required to provide paper copies of the Compliance Certificates required by Section (b) to the Agent. The Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Loan Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Loan Parties hereby acknowledge that (a) the Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties hereby agree that so long as any Loan Party is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Loan Parties or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.03 Notices. Promptly notify the Agent:

(a) of the occurrence of any Default or Event of Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) of any material breach or non-performance of, or any material default under, a Material Contract or with respect to Material Indebtedness of any Loan Party or any Subsidiary thereof;

(d) of any material dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority or the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary thereof, including pursuant to any applicable Environmental Laws;

(e) of the occurrence of any ERISA Event or Canadian Pension Termination Event;

(f) of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof;

(g) of any change in any Loan Party’s Chief Executive Officer, Chief Financial Officer, Vice President of Finance, or Controller;

(h) of the discharge by any Loan Party of its present Registered Public Accounting Firm or any withdrawal or resignation by such Registered Public Accounting Firm;

(i) of any collective bargaining agreement or other labor contract to which a Loan Party becomes a party;

(j) of the filing of any Lien for unpaid Taxes against any Loan Party;

(k) of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral under power of eminent domain or by condemnation, expropriation or similar proceeding or if any material portion of the Collateral is damaged or destroyed;

(l) of any failure by any Loan Party to pay rent at (i) any distribution centers or warehouses; or (ii) any of such Loan Party’s locations if such failure continues for more than ten (10) days following the day on which such rent first came due and such failure would be reasonably likely to result in a Material Adverse Effect;

(m) of any material increase in the minimum amount required to be deposited and held in the “reserve account” (as such term is defined in the Shopify Contract);

(n) of any (i) material decrease to the withdrawal and transfer limits required by AliPay pursuant to the Settlement Withdrawal Service (as defined in the AliPay Terms and Conditions); or (ii) receipt by any Loan Party of a notice of its breach or non-performance of, or its default under, the AliPay Contract; and

(o) of any (i) receipt by any Loan Party of a demand or request to increase the minimum aggregate amount of the Stripe Deposit required by Stripe in excess of $500,000; or (ii) receipt by any Loan Party of a notice of its breach or non-performance of, or its default under, the Stripe Contract.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Lead Borrower setting forth details of the occurrence referred to therein and stating what action the Lead Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, (b) all lawful claims (including, without limitation, claims of landlords, warehousemen, customs brokers, freight forwarders, consolidators and carriers) which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except, in each case, where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, (d) no Lien has been filed with respect thereto and (e) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect. Nothing contained herein shall be deemed to limit the rights of the Agent with respect to determining Reserves pursuant to this Agreement.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its Intellectual Property, except to the extent such Intellectual Property is no longer used or useful in the conduct of the business of the Loan Parties.

6.06 Maintenance of Properties. Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance.

(a) Maintain with financially sound and reputable insurance companies reasonably acceptable to the Agent not Affiliates of the Loan Parties, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and operating in the same or similar locations or as is required by applicable Law, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and as are reasonably acceptable to the Agent.

(b) Cause fire and extended coverage policies maintained with respect to any Collateral to be endorsed or otherwise amended to include (i) a non-contributing mortgage clause (regarding improvements to Real Estate) and lenders’ loss payable clause (regarding personal property), in form and substance satisfactory to the Agent, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Agent, (ii) a provision to the effect that none of the Loan Parties, Credit Parties or any other Person shall be a co-insurer and (iii) such other provisions as the Agent may reasonably require from time to time to protect the interests of the Credit Parties.

(c) Cause commercial general liability policies to be endorsed to name the Agent as an additional insured.

(d) Cause business interruption policies to name the Agent as a loss payee and to be endorsed or amended to include (i) a provision that, from and after the Closing Date, the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Agent, (ii) a provision to the effect that none of the Loan Parties, the Agent, the Agent or any other party shall be a co insurer and (iii) such other provisions as the Agent may reasonably require from time to time to protect the interests of the Credit Parties.

(e) Cause each such policy referred to in this Section 6.07 to also provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Agent (giving the Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Agent.

(f) Deliver to the Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Agent, including an insurance binder) together with evidence satisfactory to the Agent of payment of the premium therefor.

(g) Reserved.

(h) Maintain for themselves and their Subsidiaries, a Directors and Officers insurance policy, and a “Blanket Crime” policy including employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, property, and computer fraud coverage with responsible companies in such amounts as are customarily carried by business entities engaged in similar businesses similarly situated, and will upon request by the Agent furnish the Agent certificates evidencing renewal of each such policy.

(i) Permit any representatives that are designated by the Agent to inspect the insurance policies maintained by or on behalf of the Loan Parties and to inspect books and records related thereto and any properties covered thereby.

(j) None of the Credit Parties, or their agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.07. Each Loan Party shall look solely to its insurance companies or any other parties other than the Credit Parties for the recovery of such loss or damage and such insurance companies shall have no rights of subrogation against any Credit Party or its agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Loan Parties hereby agree, to the extent permitted by law, to waive their right of recovery, if any, against the Credit Parties and their agents and employees. The designation of any form, type or amount of insurance coverage by any Credit Party under this Section 6.07 shall in no event be deemed a representation, warranty or advice by such Credit Party that such insurance is adequate for the purposes of the business of the Loan Parties or the protection of their properties.

6.08 Compliance with Laws. Comply (a) in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been set aside and maintained by the Loan Parties in accordance with GAAP; (ii) such contest effectively suspends enforcement of the contested Laws, and (iii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect and (b) with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries shall implement and maintain in effect policies and procedures designed to ensure compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties shall and shall cause their respective Subsidiaries to comply with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

6.09 Books and Records; Accountants.

(a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Loan Parties or such Subsidiary, as the case may be; and (ii) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Loan Parties or such Subsidiary, as the case may be.

(b) At all times retain a Registered Public Accounting Firm which is reasonably satisfactory to the Agent and shall instruct such Registered Public Accounting Firm to cooperate with, and be available to, the Agent or its representatives to discuss the Loan Parties’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such Registered Public Accounting Firm, as may be raised by the Agent.

6.10 Inspection Rights.

(a) Permit representatives and independent contractors of the Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and Registered Public Accounting Firm, and permit the Agent or professionals (including investment bankers, consultants, accountants, and lawyers) retained by the Agent to conduct evaluations of the Loan Parties’ business plan, forecasts and cash flows, all at the expense of the Loan Parties and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Lead Borrower; provided, however, that when a Default or Event of Default exists the Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours and without advance notice.

(b) Upon the request of the Agent after reasonable prior notice, permit the Agent or professionals (including investment bankers, consultants, accountants, and lawyers) retained by the Agent to conduct commercial finance examinations and other evaluations, including, without limitation, of (i) the Lead Borrower’s practices in the computation of the Borrowing Base and (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves. The Loan Parties shall pay the fees and expenses of the Agent and such professionals with respect to such examinations and evaluations. Without limiting the foregoing, the Loan Parties acknowledge that the Agent may, in its discretion, undertake up to two (2) commercial finance examinations each Fiscal Year at the Loan Parties’ expense; provided that, if a Trigger Event occurs, the Loan Parties acknowledge that the Agent may undertake up to three (3) commercial finance examinations each such Fiscal Year during which a Trigger Event has occurred at the Loan Parties’ expense. Notwithstanding the foregoing, the Agent may cause additional commercial finance examinations to be undertaken (i) as it in its discretion deems necessary or appropriate, at its own expense or, (ii) if required by Law or if a Default or Event of Default shall have occurred and be continuing, at the expense of the Loan Parties.

(c) Upon the request of the Agent after reasonable prior notice, permit the Agent or professionals (including appraisers) retained by the Agent to conduct appraisals of the Collateral, including, without limitation, the assets included in the Borrowing Base. The Loan Parties shall pay the fees and expenses of the Agent and such professionals with respect to such appraisals. Without limiting the foregoing, the Loan Parties acknowledge that the Agent may, in its discretion, undertake up to two (2) inventory appraisals each Fiscal Year at the Loan Parties’ expense; provided that, if a Trigger Event occurs, the Loan Parties acknowledge that the Agent may undertake up to three (3) appraisals each such Fiscal Year during which a Trigger Event has occurred at the Loan Parties’ expense. Notwithstanding the foregoing, the Agent may cause additional appraisals to be undertaken (i) as it in its discretion deems necessary or appropriate, at its own expense or, (ii) if required by Law or if a Default or Event of Default shall have occurred and be continuing, at the expense of the Loan Parties.

6.11 Use of Proceeds. Use the proceeds of the Credit Extensions (a) to finance the acquisition of working capital assets of the Borrowers, including the purchase of inventory and equipment, in each case in the ordinary course of business, (b) to finance Capital Expenditures of the Borrowers, and (c) for general corporate purposes, including Permitted Acquisitions, of the Loan Parties, in each case to the extent not prohibited under applicable Law and the Loan Documents.

6.12 Additional Loan Parties. Notify the Agent at the time that any Person becomes a Subsidiary promptly thereafter (and in any event within thirty (30) days), cause any such Person (a) which is not a CFC, to (i) become a Loan Party by executing and delivering to the Agent a Joinder to this Agreement or a Joinder to the Facility Guaranty or such other documents as the Agent shall deem appropriate for such purpose, (ii) grant a Lien to the Agent on such Person’s assets of the same type that constitute Collateral to secure the Obligations, and (iii) deliver to the Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), and (b) if any Equity Interests or Indebtedness of such Person are owned by or on behalf of any Loan Party, to pledge such Equity Interests and promissory notes evidencing such Indebtedness (except that, if such Subsidiary is a CFC that is not joined as a Loan Party, the Equity Interests of such Subsidiary to be pledged may be limited to 65% of the outstanding voting Equity Interests of such Subsidiary and 100% of the non-voting Equity Interests of such Subsidiary and such time period may be extended based on local law or practice), in each case in form, content and scope reasonably satisfactory to the Agent. In no event shall compliance with this Section 6.12 waive or be deemed a waiver or Consent to any transaction giving rise to the need to comply with this Section 6.12 if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute, with respect to any Subsidiary, an approval of such Person as a Borrower or permit the inclusion of any acquired assets in the computation of the Borrowing Base.

6.13 Cash Management.

(a) On or prior to the Closing Date:

(i) deliver to the Agent copies of notifications (each, a “Credit Card Notification”) substantially in the form attached hereto as Exhibit G which have been executed on behalf of such Loan Party and delivered to such Loan Party’s Credit Card Issuers and Credit Card Processors listed on Schedule 5.21(b); and

(ii) enter into a Blocked Account Agreement satisfactory in form and substance to the Agent with each Blocked Account Bank (collectively, the “Blocked Accounts”); and

(iii) at the request of the Agent, deliver to the Agent copies of notifications (each, a “DDA Notification”) substantially in the form attached hereto as Exhibit H which have been executed on behalf of such Loan Party and delivered to each depository institution listed on Schedule 5.21(a).

(b) From and after the Closing Date, the Loan Parties shall ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) to a Blocked Account (other than the Stripe Blocked Account) all of the following:

(i) all available amounts on deposit in each DDA other than any DDAs that constitute Blocked Accounts (net of any minimum balance, not to exceed $2,500.00, as may be required to be kept in the subject DDA by the depository institution at which such DDA is maintained); provided that, notwithstanding the foregoing, the Loan Parties shall at all times cause all available amounts on deposit in the Shopify Account to automatically transfer no less frequently than daily to the Shopify Blocked Account;

(ii) all payments due from Credit Card Processors and Credit Card Issuers and proceeds of all credit card charges;

(iii) all cash receipts from the Disposition of Inventory and other assets (whether or not constituting Collateral);

(iv) all proceeds of Accounts; and

(v) all Net Proceeds, and all other cash payments received by a Loan Party from any Person or from any source or on account of any Disposition or other transaction or event, including, without limitation, any Prepayment Event.

(c) Each Blocked Account Agreement shall require upon notice from Agent which notice shall be delivered only after the occurrence and during the continuance of a Cash Dominion Event the ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) to the concentration account maintained by the Agent at Wells Fargo (the “Concentration Account”), of all cash receipts and collections received by each Loan Party from all sources (the “Receipts and Collections”), including, without limitation, the following:18

(i) the then entire ledger balance of each Blocked Account (net of any minimum balance, not to exceed $2,500.00, as may be required to be kept in the subject Blocked Account by the Blocked Account Bank);

(ii) all amounts required to be deposited into the Blocked Accounts pursuant to clause (b) above; and

[18]	Effective on Simon Group Closing Date.

(iii) any other cash amounts received by any Loan Party from any other source, on account of any type of transaction or event;

provided, however, the Agent may, in its sole discretion, permit the Loan Parties to have one or more “intermediate” Blocked Account Agreements, whereby such agreements would provide, upon notice from the Agent which notice shall be delivered only after the occurrence and during the continuance of a Cash Dominion Event, the ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) all Receipts and Collections to another Blocked Account, as opposed to the Concentration Account.19

(d) The Concentration Account shall at all times be under the sole dominion and control of the Agent. The Agent shall cause all funds on deposit in the Concentration Account to be applied to the Obligations, which amounts shall be applied to the Obligations in the order prescribed in either Section 2.05(g) or Section 8.03 of this Agreement, as applicable. The Loan Parties hereby acknowledge and agree that (i) the Loan Parties have no right of withdrawal from the Concentration Account, and (ii) the funds on deposit in the Concentration Account shall at all times be collateral security for all of the Obligations. In the event that, notwithstanding the provisions of this Section 6.13, any Loan Party receives or otherwise has dominion and control of any such cash receipts or collections, such receipts and collections during a Cash Dominion Event shall be held in trust by such Loan Party for the Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall, not later than the Business Day after receipt thereof, be deposited into the Concentration Account or dealt with in such other fashion as such Loan Party may be instructed by the Agent.20

(e) Upon the request of the Agent, the Loan Parties shall cause bank statements and/or other reports to be delivered to the Agent not less often than monthly, accurately setting forth all amounts deposited in each Blocked Account to ensure the proper transfer of funds as set forth above.

(f) If the Agent does not require DDA Notifications to be delivered on the Closing Date in accordance with Section 6.13(a) above, then the Loan Parties shall, upon the request of the Agent at any time after the Closing Date, deliver to the Agent copies of DDA Notifications, which have been executed on behalf of the applicable Loan Party and delivered to each depository institution listed on Schedule 5.21(a).

(g) The Loan Parties acknowledge and agree that they shall cause the P-Card Account to be closed on or before sixty (60) days after the Closing Date, and, at all times prior to such closure, the balance of the P-Card Account shall be equal to or less than $200,000.

(h) The Loan Parties shall not permit any amounts to be deposited or otherwise held in the Shopify Account other than amounts received from Shopify pursuant to the Shopify Contract.

(i) The Loan Parties shall not permit any amounts to be deposited or otherwise held in the Stripe Blocked Account (i) to exceed $500,000 or (ii) be used for any purpose other than to fund the Stripe Deposit.

[19]	Effective on Simon Group Closing Date.
[20]	Effective on Simon Group Closing Date.

6.14 Information Regarding the Collateral.

(a) Furnish to the Agent at least fifteen (15) days prior written notice of any change in: (i) any Loan Party’s name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties; (ii) the location of any Loan Party’s registered office, chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility); (iii) any Loan Party’s organizational structure or jurisdiction of incorporation or formation; or (iv) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its jurisdiction of organization. The Loan Parties agree to assist the Agent in accomplishing all filings have been made under the UCC, the PPSA or otherwise that are required in order for the Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Collateral for its own benefit and the benefit of the other Credit Parties.

(b) Should any of the information on any of the Schedules hereto become inaccurate or misleading in any material respect as a result of changes after the Closing Date, the Lead Borrower shall advise the Agent in writing of such revisions or updates as may be necessary or appropriate to update or correct the same. From time to time as may be reasonably requested by the Agent or at the Lead Borrower’s option, the Lead Borrower shall supplement each Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter arising after the Closing Date that, if existing or occurring on the Closing Date, would have been required to be set forth or described in such Schedule or as an exception to such representation or that is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Schedule, such Schedule shall be appropriately marked to show the changes made therein). Notwithstanding the foregoing, no supplement or revision to any Schedule or representation shall be deemed the Credit Parties’ consent to the matters reflected in such updated Schedules or revised representations nor permit the Loan Parties to undertake any actions otherwise prohibited hereunder or fail to undertake any action required hereunder from the restrictions and requirements in existence prior to the delivery of such updated Schedules or such revision of a representation; nor shall any such supplement or revision to any Schedule or representation be deemed the Credit Parties’ waiver of any Default or Event of Default resulting from the matters disclosed therein.

6.15 Physical Inventories.

(a) Cause periodic cycle counts to be undertaken, at the expense of the Loan Parties, consistent with past practices, conducted by such inventory takers as are satisfactory to the Agent and following such methodology as is consistent with the methodology used in the immediately preceding cycle count or as otherwise may be satisfactory to the Agent. The Agent, at the expense of the Loan Parties, may participate in and/or observe each scheduled cycle count of Inventory which is undertaken on behalf of any Loan Party. The Lead Borrower, within ten (10) days following the completion of such inventory, shall provide the Agent with a reconciliation of the results of such inventory (as well as of any other cycle counts undertaken by a Loan Party) and shall post such results to the Loan Parties’ stock ledgers and general ledgers, as applicable.

(b) Permit the Agent, in its discretion, if any Default or Event of Default exists, to cause additional such inventories to be taken as the Agent determines (each, at the expense of the Loan Parties).

6.16 Environmental Laws. (a) Conduct its operations and keep and maintain its Real Estate in material compliance with all Environmental Laws; (b) obtain and renew all environmental permits necessary for its operations and properties; and (c) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise materially comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, provided, however, that neither a Loan Party nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained by the Loan Parties with respect to such circumstances in accordance with GAAP.

6.17 Further Assurances.

(a) Upon the request of the Agent, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable Law, or which the Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Loan Parties also agree to provide to the Agent, from time to time upon request, evidence satisfactory to the Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) If any material assets are acquired by any Loan Party after the Closing Date (other than assets constituting Collateral under the Security Documents that become subject to the perfected first-priority Lien under the Security Documents upon acquisition thereof), notify the Agent thereof, and the Loan Parties will cause such assets to be subjected to a Lien securing the Obligations and will take such actions as shall be necessary or shall be requested by the Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section 6.17, all at the expense of the Loan Parties. In no event shall compliance with this Section 6.17 waive or be deemed a waiver or Consent to any transaction giving rise to the need to comply with this Section 6.17 if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute Consent to the inclusion of any acquired assets in the computation of the Borrowing Base.

(c) Upon the request of the Agent, use commercially reasonable efforts to cause each of its customs brokers, freight forwarders, consolidators and/or carriers to deliver an agreement (including, without limitation, a Customs Broker/Carrier Agreement) to the Agent covering such matters and in such form as the Agent may reasonably require.

(d) Upon the request of the Agent, use commercially reasonable efforts to cause any of its landlords to deliver a Collateral Access Agreement to the Agent in such form as the Agent may reasonably require; provided however, this shall not impact or otherwise effect any rights of the Agent to implement Reserves in accordance with the provisions of this Agreement.

6.18 Compliance with Terms of Leaseholds. Except as otherwise expressly permitted hereunder, (a) make all payments and otherwise perform all obligations in respect of all Leases to which any Loan Party or any of its Subsidiaries is a party, keep such Leases in full force and effect, (b) not allow such Leases to lapse or be terminated or any rights to renew such Leases to be forfeited or cancelled, (c) notify the Agent of any event of default by any party with respect to such Leases and cooperate with the Agent in all respects to cure any such event of default, and (d) cause each of its Subsidiaries to do the foregoing.

6.19 Material Contracts. (a) Perform and observe all the material terms and provisions of each Material Contract to be performed or observed by it, (b) maintain each such Material Contract in full force and effect, (c) enforce all material terms of each such Material Contract substantially in accordance with such terms, (d) take all such action to such end as may be from time to time reasonably requested by the Agent, (e) upon request of the Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and (f) cause each of its Subsidiaries to do the foregoing. 21

6.20 Additional Agreements. Request the withdrawal or transfer of all funds held in the AliPay Merchant Account to a Blocked Account (other than the Shopify Blocked Account and the Stripe Blocked Account) with reasonable frequency (but no less than once every two weeks unless otherwise agreed to in writing by the Agent in its reasonable discretion).

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than contingent indemnification obligations for which a claim has not been asserted), no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired or sign or file or suffer to exist under the UCC, the PPSA or any similar Law or statute of any jurisdiction a financing statement that names any Loan Party or any Subsidiary thereof as debtor; sign or suffer to exist any security agreement authorizing any Person thereunder to file such financing statement; sell any of its property or assets subject to an understanding or agreement (contingent or otherwise) to repurchase such property or assets with recourse to it or any of its Subsidiaries; or assign or otherwise transfer any accounts or other rights to receive income, other than, as to all of the above, Permitted Encumbrances.

7.02 Investments. Make any Investments, except Permitted Investments.

7.03 Indebtedness; Disqualified Stock. (a) Create, incur, assume, guarantee, suffer to exist or otherwise become or remain liable with respect to, any Indebtedness, except Permitted Indebtedness; (b) issue Disqualified Stock, or (c) issue and sell any other Equity Interests unless such Equity Interests shall be issued solely by the Lead Borrower and not by a Subsidiary of a Loan Party.

7.04 Fundamental Changes. Merge, amalgamate, dissolve, liquidate, divide, consolidate with or into another Person, (or agree to do any of the foregoing), except that, so long as no Default or Event of Default shall have occurred and be continuing prior to or immediately after giving effect to any action described below or would result therefrom:

[21]	Effective on the Simon Group Closing Date.

(a) any Subsidiary which is not a Loan Party may merge or amalgamate with (i) a Loan Party, provided that the Loan Party shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries which are not Loan Parties, provided that when any wholly-owned Subsidiary is merging or amalgamating with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person;

(b) any Subsidiary which is a Loan Party may merge or amalgamate into any Subsidiary which is a Loan Party or into a Borrower, provided that in any merger or amalgamation involving a Borrower, such Borrower shall be the continuing or surviving Person;

(c) in connection with a Permitted Acquisition, any Subsidiary of a Loan Party may merge or amalgamate with or into or consolidate with any other Person or permit any other Person to merge or amalgamate with or into or consolidate with it; provided that the Person surviving or continuing following such merger or amalgamation shall be a wholly-owned Subsidiary of a Loan Party and such Person shall either already be a Loan Party, or shall become a Loan Party in accordance with the provisions of Section 6.12 hereof;

(d) any CFC that is not a Loan Party may merge or amalgamate into any CFC that is not a Loan Party; and

(e) any Loan Party which is a limited liability company may divide into two or more limited liability companies so long as each of the resulting Persons shall remain jointly and severally liable for the Obligations, and each resulting Person remains and, as applicable, is joined as a Loan Party hereunder.

7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except Permitted Dispositions.

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except that, so long as no Default or Event of Default shall have occurred and be continuing prior to or immediately after giving effect to any action described below or would result therefrom:

(a) each Subsidiary of a Loan Party may make Restricted Payments to any Loan Party;

(b) the Loan Parties and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c) in connection with the Simon Group Acquisition, the reimbursement of Kynetic, LLC for expenses paid by Kynetic, LLC on behalf of the Lead Borrower and its Subsidiaries on or prior to the Simon Group Closing Date in an aggregate amount not to exceed $1,800,000;22

(d) the Lead Borrower may: (i) make repurchases or redemptions of its Equity Interests (x) in connection with the exercise of stock options or restricted stock awards if such Equity Interests represent all or a portion of the exercise price thereof or (y) deemed to occur upon the withholding of a portion of such Equity Interests issued to directors, officers or employees of the Lead Borrower under any stock option plan or other benefit plan or agreement for directors, officers and employees of the Lead Borrower to cover withholding tax obligations of such Persons in respect of such issuance, and (ii) make other Restricted Payments, pursuant to and in accordance with stock option plans or other benefit plans or agreements for directors, officers and employees of the Lead Borrower; provided that, with respect to all transactions referred to in clauses (i) and (ii) above, the aggregate amount of all such cash amounts shall not exceed $1,000,000 in the aggregate for any Fiscal Year; provided, further, that this clause (d) shall not apply to any direct or indirect Put Right or other mandatory purchase by the Lead Borrower;

[22]	Effective on the Simon Group Closing Date.

(e) the Lead Borrower may make repurchases or redemption of its Equity Interests if the consideration used to make such repurchase or redemption consists of the cancellation and forgiveness or satisfaction of (i) a promissory note in existence as of the Closing Date made by any executive officer of the Lead Borrower in favor of, and payable to, the Lead Borrower or (ii) the McWeeny Notes (provided that, to the extent Mark McWeeny is required to make any tax payments as a result of such cancellation and forgiveness or satisfaction of the McWeeny Notes, the consideration from any such repurchase by the Lead Borrower of its Equity Interests in connection therewith may also be used to fund the payment by Mark McWeeny of any such required tax payments in an aggregate amount not to exceed $925,000 (or such higher amount agreed to in writing by the Agent in its sole discretion)); and

(f) not later than forty-five (45) days after the Simon Group Closing Date, the Lead Borrower may purchase and cancel vested options to purchase its common stock in an aggregate amount not to exceed $2,000,000.

provided, however, the Loan Parties may only make a Restricted Payment in the form of Related Intellectual Property to any Person (other than another Loan Party) if such Restricted Payment is subject to a non-exclusive royalty-free license of such Intellectual Property in favor of the Agent for use in connection with the exercise of rights and remedies of the Secured Parties under the Loan Documents in respect of the Collateral, which license shall be substantially similar to the license described in Section 6.1 of the Security Agreement (or otherwise reasonably satisfactory to the Agent.

7.07 Prepayments of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness, or make any payment in violation of any subordination terms of any Subordinated Indebtedness, except (a) as long as no Default or Event of Default then exists, regularly scheduled, mandatory, or voluntary repayments, repurchases, redemptions or defeasances of (i) Permitted Indebtedness (other than Subordinated Indebtedness or Indebtedness permitted pursuant to clause (l) of the definition of Permitted Indebtedness), and (ii) Subordinated Indebtedness in accordance with the subordination terms thereof or the applicable subordination agreement relating thereto, (b) Permitted Refinancings of any such Indebtedness, and (c) so long as no Default or Event of Default then exists, make payments of the Indebtedness with Bank of America, N.A. pursuant to that certain purchase card arrangement in effect as of the Closing Date.

7.08 Change in Nature of Business. Engage in any line of business substantially different from the Business conducted by the Loan Parties and their Subsidiaries on the Closing Date or any business substantially related or incidental thereto. Solely with respect to SmartBargains Security Corporation, engage in any business or activity other than: (a) the business of buying, selling, dealing in or holding any cash and cash equivalents on its own behalf and not as a broker, and any activities necessary or desirable in furtherance of or in connection therewith, (b) maintaining its corporate existence, and (c) the execution and delivery of the Loan Documents to which it is a party and the performance of its obligations thereunder.

7.09 Transactions with Affiliates. Enter into, renew, extend or be a party to any transaction of any kind with any Affiliate of any Loan Party, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Loan Parties or such Subsidiary as would be obtainable by the Loan Parties or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (a) a transaction between or among the Loan Parties, (b) transactions described on Schedule 7.09 hereto, (c) advances for commissions, travel and other similar purposes in the ordinary course of business to directors, officers and employees, (d) the issuance of Equity Interests in the Lead Borrower to any officer, director, employee or consultant of the Lead Borrower or any of its Subsidiaries, (e) the payment of reasonable fees and out-of-pocket costs to directors, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Lead Borrower or any of its Subsidiaries, (f) any issuances of securities of the Lead Borrower (other than Disqualified Stock and other Equity Interests not permitted hereunder) or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans (in each case in respect of Equity Interests in the Lead Borrower) of the Lead Borrower or any of its Subsidiaries, (g) in connection with the Simon Group Acquisition, the reimbursement of Kynetic, LLC for expenses paid by Kynetic, LLC on behalf of the Lead Borrower and its Subsidiaries on or prior to the Simon Group Closing Date in an aggregate amount not to exceed $1,800,000, and (h) the Trademark License, the Services Agreement, the Transition Services Agreement and the Secondary Sale Agreement (as each such term is defined in the Simon Group Purchase Agreement).23

7.10 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments or other distributions to any Loan Party or to otherwise transfer property to or invest in a Loan Party, (ii) of any Subsidiary to Guarantee the Obligations, (iii) of any Subsidiary to make or repay loans to a Loan Party, or (iv) of the Loan Parties or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Agent; provided, however, that clauses (i) and (iv) shall not prohibit any restriction on transfer of property or any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under clauses (c) or (f) of the definition of Permitted Indebtedness solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.11 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, (a) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock, or to refund Indebtedness originally incurred for such purpose or for any purpose that violates the provisions of Regulation T, U or X of the FRB; (b) to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available in a Sanctioned Entity or a Sanctioned Person, to fund any operations of a Sanctioned Entity or a Sanctioned Person), or in any other manner that would result in a violation of Sanctions by any Person; (c) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws or (d) for purposes other than those permitted under this Agreement.

7.12 Amendment of Material Documents. Amend, modify or waive any of a Loan Party’s rights under (a) its Organization Documents in a manner materially adverse to the Credit Parties, or (b) any Material Contract or Material Indebtedness (other than on account of any refinancing thereof otherwise permitted hereunder), in each case only to the extent that such amendment, modification or waiver would result in a Default or Event of Default under any of the Loan Documents, would be materially adverse to the Credit Parties or otherwise would be reasonably likely to have a Material Adverse Effect.24

7.13 Fiscal Year. Change the Fiscal Year of any Loan Party, or the accounting policies or reporting practices of the Loan Parties, except as required by GAAP.

[23]	Effective on the Simon Group Closing Date.
[24]	Effective on the Simon Group Closing Date.

7.14 Deposit Accounts; Credit Card Processors. Open new DDAs or Blocked Accounts unless the Loan Parties shall have delivered to the Agent appropriate DDA Notifications (to the extent requested by Agent pursuant to the provisions of Section 6.13(a)(iii) hereof) or Blocked Account Agreements consistent with the provisions of Section 6.13 and otherwise satisfactory to the Agent. No Loan Party shall maintain any bank accounts or enter into any agreements with Credit Card Issuers or Credit Card Processors other than the ones expressly contemplated herein or in Section 6.13 hereof.

7.15 Financial Covenant. Excess Availability. Permit Uncapped Availability at any time to be less than the greater of: (i) 10% of the Borrowing Base, and (ii) $5,000,000.

7.16 Additional Agreements.

(a) AliPay Contract. Unless otherwise agreed to in writing by the Agent in its sole discretion, (i) permit at any time, whether by action or inaction, the aggregate amount of funds held in the AliPay Merchant Account (and any account or other funds (including, without limitation, cash reserves or other amounts) held by AliPay, on account of any Loan Party) to exceed $250,000 for more than three consecutive Business Days, (ii) utilize the “top-up service” pursuant to Schedule C of the AliPay Terms and Conditions to top-up the AliPay Merchant Account in an aggregate amount in excess of $25,000 in any Fiscal Year, or (iii) authorize AliPay to debit or otherwise withdraw funds from any DDA owned by the Loan Parties.

(b) Stripe Contract. Unless otherwise agreed to in writing by the Agent in its sole discretion, (i) utilize any services provided by Stripe other than the services specified in the Commercial Credit Card Program Agreement (provided that, for avoidance of doubt, (x) any such services shall be used by Shop PO, LLC solely for purposes of making payments to certain of its vendors and not for purposes of collecting or processing payments made by any of its customers or any other Person and (y) no Loan Party shall engage in the Stripe Issuing Spend Card Program (as defined in the Stripe Spend Card Program Agreement) or any Acquired Transaction (as defined in the Stripe Commercial Card Program Agreement)), (ii) permit, whether by action or inaction, the aggregate amount of funds held in the Stripe Blocked Account to exceed $500,000 or allow funds (including, without limitation, cash reserves or other amounts) held by Stripe, on account of any Loan Party) to exceed $500,000, (iii) except to the extent any Loan Party shall be deemed to have granted a security interest in the Stripe Blocked Account or Stripe Deposit in favor of Stripe pursuant to the Stripe arrangements, as in effect on the Fourteenth Amendment Effective Date, the Loan Parties shall not grant a lien in favor of Stripe in any of the Loan Parties’ assets, and, in all events, shall not execute or deliver any documents in favor of Stripe (including, without limitation, any UCC financing statements), the result of which would cause Stripe to have a perfected security interest in the Stripe Blocked Account or any other assets of such Loan Party, or (iv) authorize Stripe to debit or otherwise withdraw funds from any DDA owned by the Loan Party.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrowers or any other Loan Party fails to pay when and as required to be paid herein, (i) any amount of principal of any Loan or any L/C Obligation, or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) any interest on any Loan or on any L/C Obligation, or any fee due hereunder, and such failure remains unremedied for a period of three (3) days, or (iii) any other amount payable hereunder or under any other Loan Document, and such failure remains unremedied for a period of three (3) days; or

(b) Specific Covenants. (i) Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.07, 6.10, 6.11, 6.12, 6.13, 6.14, 25 or 6.20 or Article VII; or (ii) any Guarantor fails to perform or observe any term, covenant or agreement contained in the Facility Guaranty; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith (including, without limitation, any Borrowing Base Certificate) shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness (determined without taking into account undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement), or (B) fails to observe or perform any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness or the beneficiary or beneficiaries of any Guarantee thereof (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Loan Party or such Subsidiary as a result thereof is greater than $500,000; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, interim receiver, trustee, monitor, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or a proceeding shall be commenced or a petition filed, without the application or consent of such Person, seeking or requesting the appointment of any receiver, interim receiver, trustee, monitor, custodian, conservator, liquidator, rehabilitator or similar officer is appointed and the appointment continues undischarged, undismissed or unstayed for thirty (30) calendar days or an order or decree approving or ordering any of the foregoing shall be entered; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for thirty (30) calendar days, or an order for relief is entered in any such proceeding; or

[25]	Effective on the Simon Group Closing Date.

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due in the ordinary course of business, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within ten (10) days after its issuance or levy; or

(h) Judgments. There is entered against any Loan Party or any Subsidiary thereof (i) one or more judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $1,000,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $1,000,000 or which would reasonably likely result in a Material Adverse Effect, (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $1,000,000 or which would reasonably likely result in a Material Adverse Effect, or (iii) a Canadian Pension Termination Event occurs or exists or a Lien arises in respect of a Canadian Pension Plan (save for contribution amounts not yet due) in each case in this subclause (iii) in an aggregate amount in excess of $1,000,000 or which would reasonably be expected to result in a Material Adverse Effect; or

(j) Invalidity of Loan Documents. (i) Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Security Document; or (ii) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party or any other Person not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Cessation of Business. Except as otherwise expressly permitted hereunder, any Loan Party shall take any action to suspend the operation of its business in the ordinary course, liquidate all or a material portion of its assets or Store locations, or employ an agent or other third party to conduct a program of closings, liquidations or “Going-Out-Of-Business” sales of any material portion of its business; or

(m) Loss of Collateral. There occurs any uninsured loss to any material portion of the Collateral; or

(n) Indictment. The indictment or institution of any legal process or proceeding against, any Loan Party or any Subsidiary thereof, under any federal, state, municipal, and other criminal statute, rule, regulation, order, or other requirement having the force of law for a felony; or

(o) Guaranty. The termination or attempted termination of any Facility Guaranty except as expressly permitted hereunder or under any other Loan Document; or

(p) Subordination. (i) The subordination provisions of the documents evidencing or governing any Subordinated Indebtedness (the “Subordination Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness; or (ii) any Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Credit Parties, or (C) that all payments of principal of or premium and interest on the applicable Subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Agent may, or, at the request of the Required Lenders shall, take any or all of the following actions:

(a) declare the Commitments of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other Obligations to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(c) require that the Loan Parties Cash Collateralize the L/C Obligations; and

(d) whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies of the Credit Parties under this Agreement, any of the other Loan Documents or applicable Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Credit Parties;

provided, however, that upon the occurrence of any Event of Default with respect to any Loan Party or any Subsidiary thereof under Section 8.01(f), the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Loan Parties to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Agent or any Lender.

No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Agent in the following order:

First, to payment of that portion of the Obligations (excluding the Other Liabilities) constituting fees, indemnities, Credit Party Expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article III) payable to the Agent;

Second, to payment of that portion of the Obligations (excluding the Other Liabilities) constituting indemnities, Credit Party Expenses, and other amounts (other than principal, interest and fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them (other than any amounts owing to Tranche A-1 Lenders);

Third, to the extent not previously reimbursed by the Lenders, to payment to the Agent of that portion of the Obligations constituting principal and accrued and unpaid interest on any Permitted Overadvances;

Fourth, to the extent that Swing Line Loans have not been refinanced by a Committed Loan, payment to the Swing Line Lender of that portion of the Obligations constituting accrued and unpaid interest on the Swing Line Loans;

Fifth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Tranche A Loans and other Obligations (other than Obligations owing to the Tranche A-1 Lenders), and fees (including Letter of Credit Fees but excluding any Early Termination Fees), ratably among the Tranche A Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fifth payable to them;

Sixth, to the extent that Swing Line Loans have not been refinanced by a Committed Loan, to payment to the Swing Line Lender of that portion of the Obligations constituting unpaid principal of the Swing Line Loans;

Seventh, to payment of that portion of the Obligations constituting unpaid principal of the Tranche A Loans, ratably among the Tranche A Lenders in proportion to the respective amounts described in this clause Seventh held by them;

Eighth, to the Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Ninth, to payment of that portion of the Obligations (excluding the Other Liabilities) constituting indemnities, expenses and other amounts (other than principal, interest and fees) payable to the Tranche A-1 Lenders (including fees, charges and disbursements of counsel to the respective Tranche A-1 Lenders), ratably amount them in proportion to the amounts described in this clause Ninth;

Tenth, ratably to pay any fees then due to the Tranche A-1 Lenders until paid in full;

Eleventh, ratably to pay interest accrued in respect of the Tranche A-1 Loans until paid in full;

Twelfth, ratably to pay principal due in respect of Tranche A-1 Loans ratably among the Tranche A-1 Lenders, in proportion to the respective amounts described in this clause Twelfth held by them until paid in full;

Thirteenth, to payment of all other Obligations (including without limitation the cash collateralization of unliquidated indemnification obligations as provided in this Agreement, but excluding any Other Liabilities), ratably among the Credit Parties in proportion to the respective amounts described in this clause Thirteenth held by them

Fourteenth, to payment of that portion of the Obligations arising from Cash Management Services to the extent secured under the Security Documents, ratably among the Credit Parties in proportion to the respective amounts described in this clause Fourteenth held by them;

Fifteenth, to payment of all other Obligations arising from Bank Products to the extent secured under the Security Documents, ratably among the Credit Parties in proportion to the respective amounts described in this clause Fifteenth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Loan Parties or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Eighth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

8.04 Separate Claims and Separate Classifications. Each of the Credit Parties hereto acknowledges and agrees that because of, among other things, their differing rights and priorities in the Collateral, the claims of the Tranche A Lenders and the Tranche A-1 Lenders in respect of the Collateral are fundamentally different from each other, and the claims of the Tranche A Loans and the Tranche A-1 Loans in respect of any Collateral must be separately classified in any bankruptcy or other insolvency proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that, in respect of any Collateral, the Tranche A Loans and/or the Tranche A-1 Loans in respect of such Collateral constitute only one secured claim (rather than separate classes of secured claims), then all distributions shall be made as if there were separate classes of secured claims in respect of any Collateral and, to the extent that any holder of the Tranche A Loans and/or the Tranche A-1 Loans receives distributions in respect of the Collateral, such distributions shall be held in trust by the receiving party and distributed giving effect to the foregoing.

ARTICLE IX

THE AGENT

9.01 Appointment and Authority. Each of the Lenders and the Swing Line Lender hereby irrevocably appoints Wells Fargo to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof (including, without limitation, acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations), together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent, the Lenders and the L/C Issuer, and no Loan Party or any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.

For the purposes of holding any hypothec granted pursuant to the laws of the Province of Quebec to secure the prompt payment and performance of any and all Obligations by any Loan Party, each of the Lenders and the Swing Line Lender hereby irrevocably appoints and authorizes the Agent and, to the extent necessary, ratifies the appointment and authorization of the Agent, to act as the hypothecary representative of the present and future creditors as contemplated under Article 2692 of the Civil Code of Quebec (in such capacity, the “Hypothecary Representative”), and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Hypothecary Representative under any related deed of hypothec. The Hypothecary Representative shall: (i) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Hypothecary Representative pursuant to any such deed of hypothec and applicable Law, and (ii) benefit from and be subject to all provisions hereof with respect to the Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Credit Parties and the Loan Parties. Any Person who becomes a Lender shall, by its execution of an Assignment and Acceptance, be deemed to have consented to and confirmed the Hypothecary Representative as the Person acting as hypothecary representative holding the aforesaid hypothecs as aforesaid and to have ratified, as of the date it becomes a Lender, all actions taken by the Hypothecary Representative in such capacity. The substitution of the Agent pursuant to the provisions of this Article IX also constitutes the substitution of the Hypothecary Representative. The Agent, acting as the Hypothecary Representative, shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favor of the Agent in this Agreement, which shall apply mutatis mutandis to the Agent acting as Hypothecary Representative.

9.02 Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though they were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not the hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

The Agent shall not be liable for any action taken or not taken by it (i) with the Consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.

The Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Agent by the Loan Parties, a Lender or the L/C Issuer. Upon the occurrence of a Default or Event of Default, the Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Applicable Lenders. Unless and until the Agent shall have received such direction, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the Credit Parties. In no event shall the Agent be required to comply with any such directions to the extent that the Agent believes that its compliance with such directions would be unlawful.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

9.04 Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, but not limited to, any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Agent shall have received written notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Agent. The Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agent.

9.06 Resignation of Agent. The Agent may at any time give written notice of its resignation to the Lenders and the Lead Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Lead Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Lead Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Lead Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent hereunder.

Any resignation by Wells Fargo as Agent pursuant to this Section shall also constitute its resignation as Swing Line Lender and the resignation of Wells Fargo as L/C Issuer. Upon the acceptance of a successor’s appointment as Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07 Non-Reliance on Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except as provided in Section 9.12, the Agent shall not have any duty or responsibility to provide any Credit Party with any other credit or other information concerning the affairs, financial condition or business of any Loan Party that may come into the possession of the Agent.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Syndication Agent or Documentation Agent listed on the cover page hereof, as applicable, shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity as the Agent, a Lender or the L/C Issuer hereunder.

9.09 Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer, the Agent and the other Credit Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer, the Agent, such Credit Parties and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer the Agent and such Credit Parties under Sections 2.03(i), 2.03(j) and 2.03(k) as applicable, 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, interim receiver, assignee, trustee, monitor, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Agent and, if the Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment, proposal or composition affecting the Obligations or the rights of any Lender or the L/C Issuer or to authorize the Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

9.10 Collateral and Guaranty Matters. The Credit Parties irrevocably authorize the Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted), and the expiration, termination or Cash Collateralization of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the Applicable Lenders in accordance with Section 10.01;

(b) to subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (h) of the definition of Permitted Encumbrances; and

(c) to release any Guarantor from its obligations under the Facility Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Agent at any time, the Applicable Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Facility Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Agent will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Facility Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11 Notice of Transfer. The Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Acceptance shall have become effective as set forth in Section 10.06.

9.12 Reports and Financial Statements. By signing this Agreement, each Lender:

(a) agrees to furnish the Agent after the occurrence and during the continuance of a Cash Dominion Event (and thereafter at such frequency as the Agent may reasonably request) with a summary of all Other Liabilities due or to become due to such Lender. In connection with any distributions to be made hereunder, the Agent shall be entitled to assume that no amounts are due to any Lender on account of Other Liabilities unless the Agent has received written notice thereof from such Lender; 26

(b) is deemed to have requested that the Agent furnish such Lender, promptly after they become available, copies of all Borrowing Base Certificates and financial statements required to be delivered by the Lead Borrower hereunder and all commercial finance examinations and appraisals of the Collateral received by the Agent (collectively, the “Reports”);

(c) expressly agrees and acknowledges that the Agent makes no representation or warranty as to the accuracy of the Reports, and shall not be liable for any information contained in any Report;

(d) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(e) agrees to keep all Reports confidential in accordance with the provisions of Section 10.07 hereof; and

[26]	Effective on Simon Group Closing Date.

(f) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Credit Extensions that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (ii) to pay and protect, and indemnify, defend, and hold the Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

9.13 Agency for Perfection. Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC, the PPSA or any other applicable Law of the United States or Canada can be perfected only by possession. Should any Lender (other than the Agent) obtain possession of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or otherwise deal with such Collateral in accordance with the Agent’s instructions.

9.14 Indemnification of Agent. Without limiting the obligations of the Loan Parties hereunder, the Lenders hereby agree to indemnify the Agent, the L/C Issuer and any Related Party, as the case may be, ratably according to their Applicable Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent, the L/C Issuer and their Related Parties in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by the Agent, the L/C Issuer and their Related Parties in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s, the L/C Issuer’s and their Related Parties’ gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction.

9.15 Relation among Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Lender.

9.16 Defaulting Lenders.

(a) Notwithstanding the provisions of Section 2.14 hereof, the Agent shall not be obligated to transfer to a Defaulting Lender any payments made by the Borrowers to the Agent for the Defaulting Lender’s benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, the Agent shall transfer any such payments (i) first, to the Swing Line Lender to the extent of any Swing Line Loans that were made by the Swing Line Lender and that were required to be, but were not, paid by the Defaulting Lender, (ii) second, to the L/C Issuer, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, paid by the Defaulting Lender, (iii) third, to each Non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of a Loan (or other funding obligation) was funded by such other Non-Defaulting Lender), (iv) to the Cash Collateral Account, the proceeds of which shall be retained by the Agent and may be made available to be re-advanced to or for the benefit of the Borrowers (upon the request of the Lead Borrower and subject to the conditions set forth in Section 4.02) as if such Defaulting Lender had made its portion of the Loans (or other funding obligations) hereunder, and (v) from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender. Subject to the foregoing, the Agent may hold and, in its discretion, re-

lend to the Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by the Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Applicable Percentages in connection therewith) and for the purpose of calculating the fee payable under Section 2.09, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero; provided, that the foregoing shall not apply to any of the matters governed by Section 10.01(a) through (c). The provisions of this Section 9.16 shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the Non-Defaulting Lenders, the Agent, the L/C Issuer, and the Borrowers shall have waived, in writing, the application of this Section 9.16 to such Defaulting Lender, or (z) the date on which such Defaulting Lender pays to the Agent all amounts owing by such Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by the Agent, provides adequate assurance of its ability to perform its future obligations hereunder (on which earlier date, so long as no Event of Default has occurred and is continuing, any remaining cash collateral held by the Agent pursuant to Section 9.16(b) shall be released to the Borrowers). The operation of this Section 9.16 shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by any Borrower of its duties and obligations hereunder to the Agent, the L/C Issuer, the Swing Line Lender, or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle the Borrowers, at their option, upon written notice to the Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to the Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Assumption in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations (other than any Other Liabilities, but including (1) all interest, fees (except any Commitment Fees or Letter of Credit Fees not due to such Defaulting Lender in accordance with the terms of this Agreement), and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Applicable Percentage of its participation in the Letters of Credit); provided, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Credit Parties’ or the Loan Parties’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 9.16 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 9.16 shall control and govern.

(b) If any Swing Line Loan or Letter of Credit is outstanding at the time that a Lender becomes a Defaulting Lender then:

(i) such Defaulting Lender’s participation interest in any Swing Line Loan or Letter of Credit shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the Outstanding Amount sum of all Non-Defaulting Lenders’ Credit Extensions after giving effect to such reallocation does not exceed the total of all Non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 4.02 are satisfied at such time;

(ii) if the reallocation described in clause (b)(i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Agent (x) first, prepay such Defaulting Lender’s participation in any outstanding Swing Line Loans (after giving effect to any partial reallocation pursuant to clause (b)(i) above) and (y) second, cash collateralize such Defaulting Lender’s participation in Letters of Credit (after giving effect to any partial reallocation pursuant to clause (b)(i) above), pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Agent, for so long as such L/C Obligations are outstanding; provided, that the Borrowers shall not be obligated to cash collateralize any Defaulting Lender’s participations in Letters of Credit if such Defaulting Lender is also the L/C Issuer;

(iii) if the Borrowers cash collateralize any portion of such Defaulting Lender’s participation in Letters of Credit Exposure pursuant to this Section 9.16(b), the Borrowers shall not be required to pay any Letter of Credit Fees to the Agent for the account of such Defaulting Lender pursuant to Section 2.03 with respect to such cash collateralized portion of such Defaulting Lender’s participation in Letters of Credit during the period such participation is cash collateralized;

(iv) to the extent the participation by any Non-Defaulting Lender in the Letters of Credit is reallocated pursuant to this Section 9.16(b), then the Letter of Credit Fees payable to the Non-Defaulting Lenders pursuant to Section 2.03 shall be adjusted in accordance with such reallocation;

(v) to the extent any Defaulting Lender’s participation in Letters of Credit is neither cash collateralized nor reallocated pursuant to this Section 9.16(b), then, without prejudice to any rights or remedies of the L/C Issuer or any Lender hereunder, all Letter of Credit Fees that would have otherwise been payable to such Defaulting Lender under Section 2.03 with respect to such portion of such participation shall instead be payable to the L/C Issuer until such portion of such Defaulting Lender’s participation is cash collateralized or reallocated;

(vi) so long as any Lender is a Defaulting Lender, the Swing Line Lender shall not be required to make any Swing Line Loan and the L/C Issuer shall not be required to issue, amend, or increase any Letter of Credit, in each case, to the extent (x) the Defaulting Lender’s Applicable Percentage of such Swing Line Loans or Letter of Credit cannot be reallocated pursuant to this Section 9.16(b) or (y) the Swing Line Lender or the L/C Issuer, as applicable, has not otherwise entered into arrangements reasonably satisfactory to the Swing Line Lender or the L/C Issuer, as applicable, and the Borrowers to eliminate the Swing Line Lender’s or L/C Issuer’s risk with respect to the Defaulting Lender’s participation in Swing Line Loans or Letters of Credit; and

(vii) The Agent may release any cash collateral provided by the Borrowers pursuant to this Section 9.16(b) to the L/C Issuer and the L/C Issuer may apply any such cash collateral to the payment of such Defaulting Lender’s Applicable Percentage of any Letter of Credit Disbursement that is not reimbursed by the Borrowers pursuant to Section 2.03.

ARTICLE X

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no Consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Agent, with the Consent of the Required Lenders, and the Lead Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Agent, and each such waiver or Consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written Consent of such Lender;

(b) as to any Lender, postpone any date fixed by this Agreement or any other Loan Document for (i) any scheduled payment (including the Maturity Date) or mandatory prepayment of principal, interest, fees or other amounts due hereunder or under any of the other Loan Documents without the written Consent of such Lender entitled to such payment, or (ii) any scheduled or mandatory reduction or termination of the Aggregate Commitments hereunder or under any other Loan Document without the written Consent of such Lender;

(c) as to any Lender, reduce the principal of, or the rate of interest specified herein on, any Loan held by such Lender, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document to or for the account of such Lender, without the written Consent of each Lender entitled to such amount; provided, however, that only the Consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate;

(d) as to any Lender, change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written Consent of such Lender;

(e) change any provision of this Section or the definition of “Required Lenders”, or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written Consent of each Lender;

(f) except as expressly permitted hereunder or under any other Loan Document, release, or limit the liability of, any Loan Party without the written Consent of each Lender;

(g) except for Permitted Dispositions, release all or substantially all of the Collateral from the Liens of the Security Documents without the written Consent of each Lender;

(h) except as provided in Section 2.15, increase the Aggregate Commitments without the written Consent of each Lender;

(i) change the definition of the terms “Tranche A Borrowing Base” or “Tranche A-1 Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Borrowers would be increased without the written Consent of each Lender, provided that the foregoing shall not limit the discretion of the Agent to change, establish or eliminate any Reserves;

(j) modify the definition of Permitted Overadvance so as to increase the amount thereof or, except as provided in such definition, the time period for which a Permitted Overadvance may remain outstanding without the written Consent of each Lender;

(k) except as expressly permitted herein or in any other Loan Document, subordinate the Obligations hereunder or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be without the written Consent of each Lender; and

(l) change the definition of the “Seasonal Increase Conditions”, the “Seasonal Increase Notice”, the “Seasonal Increase Option” or the “Seasonal Increase Period” without the written Consent of each Tranche A-1 Lender and, provided further, that (i) no amendment, waiver or Consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or Consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or Consent shall, unless in writing and signed by the Agent in addition to the Lenders required above, affect the rights or duties of the Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Products or Cash Management Services shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or any Loan Party.

If any Lender does not Consent (a “Non-Consenting Lender”) to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the Consent of each Lender and that has been approved by the Required Lenders, the Lead Borrower may replace such Non-Consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Lead Borrower to be made pursuant to this paragraph).

10.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except as provided in subsection (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i) if to the Loan Parties, the Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

(iii) Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Loan Parties, the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Loan Parties’ or the Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Loan Parties, the Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Lead Borrower, the Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Agent, L/C Issuer and Lenders. The Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including, without limitation, all Requests for Credit Extensions) purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Loan Parties (including, without limitation, pursuant to ant Requests for Credit Extensions). All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies. No failure by any Credit Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Credit Party may have had notice or knowledge of such Default or Event of Default at the time.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrowers shall pay all Credit Party Expenses.

(b) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Agent (and any sub-agent thereof), each other Credit Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless (on an after tax basis) from, any and all losses, claims, causes of action, damages, liabilities, settlement payments, costs, and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agent (and any sub-agents thereof) and their Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, any bank advising or confirming a Letter of Credit or any other nominated person with respect to a Letter of Credit seeking to be reimbursed or indemnified or compensated, and any third party seeking to enforce the rights of a Borrower, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds, or holder of an instrument or document related to any Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental

Liability related in any way to any Loan Party or any of its Subsidiaries, (iv) any claims of, or amounts paid by any Credit Party to, a Blocked Account Bank or other Person which has entered into a control agreement with any Credit Party hereunder, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any of the Loan Parties’ directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by a Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrowers or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. Without limiting their obligations under Section 9.14 hereof, to the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it, each Lender severally agrees to pay to the Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable on demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of any Agent and the L/C Issuer, the assignment of any Commitment or Loan by any Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Loan Parties is made to any Credit Party, or any Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Agent upon demand its Applicable Percentage (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written Consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section (b), (ii) by way of participation in accordance with the provisions of subsection Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Credit Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $10,000,000 unless each of the Agent and, so long as no Default or Event of Default has occurred and is continuing, the Lead Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or any portion of its rights and obligations with respect to its Tranche A Commitment and its Tranche A-1 Commitment on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Lead Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Default or Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

(B) the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the assignment of any Tranche A Commitment.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c) Register. The Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Loan Parties, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Lead Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Loan Parties or the Agent, sell participations to any Person (other than a natural person or the Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any Participant shall agree in writing to comply with all confidentiality obligations set forth in Section 10.07 as if such Participant was a Lender hereunder. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section (b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender, acting for this purpose as an agent of the Loan Parties, shall maintain at its offices a record of each agreement or instrument effecting any participation and a register for the recordation of the names and addresses of its Participants and their rights with respect to principal amounts and other Obligations from time to time (each a “Participation Register”). The entries in each Participation Register shall be conclusive absent manifest error and the Loan Parties, the Administrative Agent, the L/C Issuer and the Lenders may treat each Person whose name is recorded in a Participant Register as a Participant for all purposes of this Agreement (including, for the avoidance of doubt, for purposes of entitlement to benefits under Section 3.01, Section 3.04, Section 3.05 and Section 10.08). The Participation Register shall be available for inspection by the Lead Borrower, the L/C Issuer and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Lead Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Lead Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Wells Fargo assigns all of its Commitment and Loans pursuant to subsection (b) above, Wells Fargo may, (i) upon thirty (30) days’ notice to the Lead Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon thirty (30) days’ notice to the Lead Borrower, Wells Fargo may resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Lead Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Lead Borrower to appoint any such successor shall affect the resignation of Wells Fargo as L/C Issuer or Swing Line Lender, as the case may be. If Wells Fargo resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans pursuant to Section 2.03(c)). If Wells Fargo resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Wells Fargo to effectively assume the obligations of Wells Fargo with respect to such Letters of Credit.

10.07 Treatment of Certain Information; Confidentiality. Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, funding sources, attorneys, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations, (g) with the consent of the Lead Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Credit Party or any of their respective Affiliates on a non-confidential basis from a source other than the Loan Parties.

For purposes of this Section, “Information” means all information received from the Loan Parties or any Subsidiary thereof relating to the Loan Parties or any Subsidiary thereof or their respective businesses, other than any such information that is available to any Credit Party on a non-confidential basis prior to disclosure by the Loan Parties or any Subsidiary thereof, provided that, in the case of information received from any Loan Party or any Subsidiary after the Eighth Amendment Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Credit Parties acknowledges that (a) the Information may include material non-public information concerning the Loan Parties or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

Each of the Credit Parties agrees that Agent may make Borrower Materials available to the Lenders by posting the Communications on the Platform. The Platform is provided “as is” and “as available.” Agent does not warrant the accuracy or completeness of the Borrower Materials, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by Agent in connection with the Borrower Materials or the Platform. In no event shall Agent or any of the Agent-Related Persons have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing or if any Lender shall have been served with a trustee process or similar attachment relating to property of a Loan Party, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Agent or the Required Lenders, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the Obligations now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, regardless of the adequacy of the Collateral, and irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Lead Borrower and the Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, pdf., or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Credit Parties, regardless of any investigation made by any Credit Party or on their behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding. Further, the provisions of Sections 3.01, 3.04, 3.05 and 10.04 and Article IX shall survive and remain in full force and effect regardless of the repayment of the Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Agent may require such indemnities and collateral security as they shall reasonably deem necessary or appropriate to protect the Credit Parties against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, (y) any obligations that may thereafter arise with respect to the Other Liabilities and (z) any Obligations that may thereafter arise under Section 10.04.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrowers shall have paid to the Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

(b) SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS SITTING IN SUFFOLK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE DISTRICT OF MASSACHUSETTS, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE LOAN PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH MASSACHUSETTS STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE LOAN PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE LOAN PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e) ACTIONS COMMENCED BY LOAN PARTIES. EACH LOAN PARTY AGREES THAT ANY ACTION COMMENCED BY ANY LOAN PARTY ASSERTING ANY CLAIM OR COUNTERCLAIM ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT SOLELY IN A COURT OF THE COMMONWEALTH OF MASSACHUSETTS SITTING IN SUFFOLK COUNTY OR ANY FEDERAL COURT SITTING THEREIN AS THE AGENT MAY ELECT IN ITS SOLE DISCRETION AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Credit Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty.

10.17 Patriot Act; Due Diligence. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act. In addition, Agent and each Lender shall have the right to periodically conduct due diligence on all Loan Parties, their senior management and key principals and legal and beneficial owners. Each Loan Party agrees to cooperate in respect of the conduct of such due diligence (including, without limitation, promptly following any request therefor, providing such information and documentation reasonably requested by Agent or any Lender for purposes of compliance with the Patriot Act, any beneficial ownership regulation or other applicable Anti-Money Laundering Laws) and further agrees that the reasonable costs and charges for any such due diligence by Agent shall constitute Credit Party Expenses hereunder and be for the account of Borrowers. Each Loan Party is in compliance, in all material respects, with the Patriot Act and the Canadian Anti-Money Laundering & Anti-Terrorism Legislation. No part of the proceeds of the Loans will be used by the Loan Parties, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

10.18 Reserved

10.19 Time of the Essence. Time is of the essence of the Loan Documents.

10.20 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it to the Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Agent or any Lender from any Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Agent or any Lender in such currency, the Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Loan Party (or to any other Person who may be entitled thereto under applicable Law).

10.21 Press Releases.

(a) Except as set forth in subsection (b) below, each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of the Agent, the Borrowers, or their respective Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to the Agent, and if applicable, to the Lead Borrower, and without the prior written consent of the Agent and, if applicable, the Lead Borrower, unless (and only to the extent that) such Credit Party or Affiliate is required to do so under applicable Law and then, in any event, such Credit Party or Affiliate will consult with the Agent and, if applicable, the Lead Borrower, before issuing such press release or other public disclosure.

(b) Each Loan Party consents to the publication by the Agent or any Lender or its respective representatives of advertising material, including any “tombstone” or comparable advertising, on its website or in other marketing materials of Agent, relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo, trademark or other insignia. The Agent or such Lender shall provide a draft reasonably in advance of any advertising material, “tomb stone” or press release to the Lead Borrower for review and comment prior to the publication thereof. The Agent reserves the right to provide to industry trade organizations and loan syndication and pricing reporting services information necessary and customary for inclusion in league table measurements.

10.22 Additional Waivers.

(a) The Obligations are the joint and several obligation of each Loan Party. To the fullest extent permitted by Applicable Law, the obligations of each Loan Party shall not be affected by (i) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Agent or any other Credit Party.

(b) The obligations of each Loan Party shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations after the termination of the Commitments), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of the Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations after the termination of the Commitments).

(c) To the fullest extent permitted by applicable Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations and the termination of the Commitments. The Agent and the other Credit Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations have been indefeasibly paid in full in cash and the Commitments have been terminated. Each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.

(d) Each Borrower is obligated to repay the Obligations as joint and several obligors under this Agreement. Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations and the termination of the Commitments. In addition, any indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior indefeasible payment in full of the Obligations and no Loan Party will demand, sue for or otherwise attempt to collect any such indebtedness. If any amount shall erroneously be paid to any Loan Party on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Loans made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (a) rendering such Borrower “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.

10.23 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

10.24 Attachments. The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

10.25 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the Facility Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.25 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.25, or otherwise under the Facility Guaranty, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until Payment in Full of the Obligations. Each Qualified ECP Guarantor intends that this Section 10.25 constitute, and this Section 10.25 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

10.26 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an Affected Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

10.27 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 10.27, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

BORROWERS:

RUE GILT GROUPE, INC.

By:
Name:
Title:

RGG SERVICES, INC.

By:
Name:
Title:

RETAIL CONVERGENCE.COM, LP

By: SB.COM, INC., its general partner

By:
Name:
Title:

GILT GROUPE, LP

By: SB.COM, INC., its general partner

By:
Name:
Title:

Signature Page to Credit Agreement

GUARANTORS:

SB.COM, INC.

By:
Name:
Title:

SMARTBARGAINS SECURITY CORPORATION

By:
Name:
Title:

RUE GILT GROUPE CANADA, ULC

By:
Name:
Title:

Signature Page to Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Collateral Agent

By:
Name: Cory Loftus
Its Authorized Signatory

Signature Page to Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as L/C Issuer, as a Lender and Swing Line Lender

By:
Name: Cory Loftus
Its Authorized Signatory

Signature Page to Credit Agreement